UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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National Research Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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National Research Corporation

D/B/A NRC Health

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on April 16, 2018

To the Shareholders of

National Research Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of National Research Corporation (the “Company,” “we,” “us” or “our”) will be held on Monday, April 16, 2018, at 3:00 P.M., local time, at our corporate offices located at 1245 Q Street, Lincoln Nebraska 68508, for the following purposes:

1.     To approve an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to effect a recapitalization of the Company pursuant to which each share of our class B common stock will be exchanged for one share of our class A common stock plus $19.59 in cash, without interest, with such exchange being exempted from the application of any provision in our Articles to the contrary, including, without limitation, Sections B(1) and B(4) of Article 2 (the “Proposed Recapitalization”).

2.     To approve an amendment and restatement of the Company’s Articles, immediately following the Proposed Recapitalization, to (a) eliminate all references to class B common stock, (b) reclassify each share of class A common stock as a share of the Company’s common stock, par value $0.001 per share (the “New Common Stock”), (c) provide that each share of New Common Stock has one vote per share and (d) clean up all other provisions of the Articles to reflect a single class of New Common Stock after the Proposed Recapitalization (the “New Amended and Restated Articles”).

As a result of the Proposed Recapitalization, each holder of class B common stock will receive one share of class A common stock plus $19.59 in cash, without interest, for each share of class B common stock owned by such holder immediately prior to the Proposed Recapitalization. Following the Proposed Recapitalization, there will be no remaining holders of class B common stock. The Proposed Recapitalization is designed to eliminate the public market trading confusion relating to the Company’s two existing classes of common stock (the class A common stock and class B common stock), to simplify the corporate structure of the Company and to provide a timely and cost-effective liquidity event for the holders of our class B common stock. Forms of the proposed amendments to the Company’s Articles to effect the Proposed Recapitalization and the New Amended and Restated Articles are attached as Appendix A and Appendix B, respectively, to the accompanying proxy statement. Although both the Proposed Recapitalization and the New Amended and Restated Articles will be voted on separately, the Company will not implement either the Proposed Recapitalization or the New Amended and Restated Articles unless both are approved by the Company’s shareholders and the Board of Directors gives final approval to implement them.

The Company’s Board of Directors has carefully considered and unanimously determined that the Proposed Recapitalization is advisable, fair to and in the best interests of the Company’s shareholders, and recommends that the Company’s shareholders vote “FOR” the Proposed Recapitalization and “FOR” the New Amended and Restated Articles.

The close of business on March 9, 2018, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy card for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors
NATIONAL RESEARCH CORPORATION

Kevin R. Karas
Secretary

Lincoln, Nebraska

March 13, 2018

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 16, 2018. The National Research Corporation notice of meeting, proxy statement and proxy card for the Special Meeting of Shareholders, as well as a Schedule 13E-3 filed by the Company and Michael D. Hays on March 13, 2018, are available at https://www.rdgir.com/national-research-corporation.

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED RECAPITALIZATION, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED RECAPITALIZATION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

National Research Corporation

D/B/A NRC Health

1245 Q Street

Lincoln, Nebraska 68508

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

To Be Held April 16, 2018

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of National Research Corporation, doing business as NRC Health (the “Company,” “we,” “us” or “our”), beginning on or about March 13, 2018, in connection with a solicitation of proxies by the Board for use at the Special Meeting of Shareholders to be held on Monday, April 16, 2018, at 3:00 P.M., local time, at our corporate offices located at 1245 Q Street, Lincoln Nebraska 68508, and all adjournments or postponements thereof (the “Special Meeting”), for the purposes set forth in the attached Notice of Special Meeting of Shareholders.

Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Special Meeting and to vote in person. Presence at the Special Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

A proxy card, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

●

FOR approval of an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to effect a recapitalization of the Company pursuant to which each share of our class B common stock will be exchanged for one share of our class A common stock plus $19.59 in cash, without interest, with such exchange being exempted from the application of any provision in our Articles to the contrary, including, without limitation, Sections B(1) and B(4) of Article 2 (the “Proposed Recapitalization”); and

●

FOR approval of an amendment and restatement of the Company’s Articles, immediately following the Proposed Recapitalization, to (a) eliminate all references to class B common stock, (b) reclassify each share of class A common stock as a share of the Company’s common stock, par value $0.001 per share (the “New Common Stock”), (c) provide that each share of New Common Stock has one vote per share and (d) clean up all other provisions of the Articles to reflect a single class of New Common Stock after the Proposed Recapitalization (the “New Amended and Restated Articles”).

Other than the approval of the Proposed Recapitalization and the New Amended and Restated Articles, the Board has no knowledge of any matters to be presented for action by the shareholders at the Special Meeting.

Only holders of record of the Company’s class A common stock and class B common stock (sometimes referred to collectively as the “Common Stock”) at the close of business on March 9, 2018 (the “Record Date”) are entitled to vote at the Special Meeting. On that date, the Company had outstanding and entitled to vote: (a) 20,970,575 shares of class A common stock, each of which is entitled to one-one-hundredth (1/100th) of one vote per share, with an aggregate of 209,705.75 votes; and (b) 3,540,857 shares of class B common stock, each of which is entitled to one vote per share, with an aggregate of 3,540,857 votes. The presence of a majority of the votes entitled to be cast by each “voting group” shall constitute a quorum for the purpose of transacting business at the Special Meeting. See the section entitled “Meeting and Voting Information— Voting Groups; Required Votes; Quorum; Abstentions; Broker Non-Votes” for additional information about the voting groups entitled to vote at the Special Meeting. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum of each voting group.

Although both the Proposed Recapitalization and the New Amended and Restated Articles will be voted on separately, the Company will not implement either the Proposed Recapitalization or the New Amended and Restated Articles unless both are approved by all required votes of the Company’s shareholders and the Board gives final approval to implement them.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED RECAPITALIZATION, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED RECAPITALIZATION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY TERM SHEET

The following is a summary of the material terms of the Proposed Recapitalization, which terms are described in greater detail elsewhere in this proxy statement. You are urged to read carefully the remainder of this proxy statement for a more complete description of all material information regarding the Proposed Recapitalization. We have included section references to direct you to a more complete description of the topics described in this summary.

The Company

The Company is a Wisconsin corporation headquartered in Lincoln, Nebraska. The Company’s outstanding stock is divided into two classes of common stock: class A common stock and class B common stock, both of which are currently traded on the NASDAQ Global Market (“Nasdaq”) under the symbols “NRCIA” and “NRCIB,” respectively. Following consummation of the Proposed Recapitalization and the effectiveness of the New Amended and Restated Articles, the New Common Stock will trade on Nasdaq under the symbol “NRC.” Please see the section of this proxy statement entitled “Information About the Company” for a more detailed discussion of the Company and its business.

The Proposed Recapitalization

Our Board, which is comprised of four independent directors in addition to Michael D. Hays, our founder and chief executive officer (sometimes referred to herein as “Mr. Hays”), has reviewed and recommended, and has unanimously approved the Proposed Recapitalization pursuant to which each share of our class B common stock will be exchanged for one share of our class A common stock plus $19.59 in cash, without interest. To be effective, the Proposed Recapitalization and New Amended and Restated Articles must be duly approved by holders of our outstanding class A common stock, class B common stock, and class A common stock and class B common stock together as a single class, voting at a meeting at which a quorum of each such “voting group” is present in person or by proxy. Two trusts for the benefit of Mr. Hays’ family (consisting of the Amandla MK Trust (the “New Trust”) and the K/I/E/Trust Under Agreement 3/9/09 (formerly the Michael and Karen Hays Grandchildren’s Trust dated March 9, 2009), together referred to as the “Hays Trusts”), which together have beneficial ownership of approximately 53.1% of our class A common stock and approximately 56.8% of our class B common stock, as well as our executive officers and directors, have indicated to us that they intend to vote in favor of the of the Proposed Recapitalization and the New Amended and Restated Articles. Accordingly, the Proposed Recapitalization and the New Amended and Restated Articles are expected to be approved. The Proposed Recapitalization is conditioned upon the closing of financing to fund the Proposed Recapitalization. Please see the section entitled “Additional Information Regarding the Proposed Recapitalization—Source and Amount of Funds and Expenses” beginning on page 47 for a more detailed discussion of the credit facilities with which we expect to partially fund the costs of the Proposed Recapitalization.

The Proposed Recapitalization will consist of the following steps:

●

The Proposed Recapitalization will take effect on the date (the “Effective Date”) that the State of Wisconsin accepts for filing Articles of Amendment to our Articles (effecting the Proposed Recapitalization as discussed in the section entitled “Proposals—Proposed Recapitalization and New Amended and Restated Articles—Summary and Structure” beginning on page 17), or on any later date that we may specify in our Articles of Amendment.

●

On the Effective Date, we will effect an exchange of our class B common stock such that each holder of class B common stock will receive one share of class A common stock plus $19.59 in cash, without interest, for each share of class B common stock owned by such holder immediately prior to the Proposed Recapitalization (the “B Consideration”). The cash portion of the B Consideration is equal to the difference between the fair value of the class B common stock ($53.44) and the fair value of the class A common stock ($33.85), both as determined by the Board. See the section entitled “Fairness of the Proposed Recapitalization—Fairness of the Substance of the Proposed Recapitalization—Current and Historical Market Prices” beginning on page 39 for more information on how we determined the B Consideration.

●	On the Effective Date, immediately following the completion of the Proposed Recapitalization, we will file the New Amended and Restated Articles with the State of Wisconsin.

●

Following the Proposed Recapitalization, there will be no holders of our class B common stock and, accordingly, the class B common stock will be delisted from trading and will no longer be quoted on Nasdaq.

●	Following the filing of the New Amended and Restated Articles, each share of our class A common stock will be reclassified as a share of New Common Stock and trade on Nasdaq under the symbol “NRC.”

Please see the sections entitled “Proposals—Proposed Recapitalization and the New Amended and Restated Articles—Summary and Structure” and “Special Factors—Effects of the Proposed Recapitalization” beginning on pages 17 and 28, respectively, for a more detailed discussion of the Proposed Recapitalization and the effects of the Proposed Recapitalization, including the effects of the Proposed Recapitalization on our class A common stock and our class B common stock.

Purpose of the Proposed Recapitalization

The Proposed Recapitalization is designed to eliminate the public market trading confusion relating to the Company’s two existing classes of common stock (the class A common stock and class B common stock), to simplify the corporate structure of the Company and to provide a timely and cost-effective liquidity event for the holders of our class B common stock. We also expect that the liquidity of our class A common stock (as the New Common Stock) will be positively affected by the Proposed Recapitalization over time due to the elimination of the confusion in the public market regarding our existing dual class common stock structure and the increase in the number of shares of class A common stock (as the New Common Stock) outstanding following the Proposed Recapitalization.

The Proposed Recapitalization will delist the class B common stock from trading on Nasdaq and deregister and suspend our reporting obligations with respect to the class B common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the Proposed Recapitalization, our class B common stock will no longer be quoted on Nasdaq. Our class A common stock, however, will be reclassified as our New Common Stock and will continue to be traded on Nasdaq (under the symbol “NRC”), and we will continue to have reporting obligations under the Exchange Act. The Board has concluded that the Proposed Recapitalization is fair to, and in the best interests of, all of our shareholders, including those whose shares of class B common stock are being exchanged for the B Consideration pursuant to the terms of the Proposed Recapitalization.

In 2013, the Board approved, and the shareholders adopted, a recapitalization plan (the “2013 Recapitalization”) pursuant to which we (i) established two classes of common stock, each of which is currently publicly traded on Nasdaq, consisting of a new class of common stock with 1/100th of a vote per share and with the right to receive 1/6th of the dividend, if any, paid on the other class of common stock, designated as class A common stock, and a new class of common stock with one vote per share and with the right to receive six times the dividend, if any, paid on the other class of common stock, designated as class B common stock, (ii) issued a dividend of three shares of class A common stock for each share of our then-existing common stock and (iii) reclassified each share of the then existing common stock as one-half of one share of class B common stock. The reasoning and desired effects of the 2013 Recapitalization included increasing liquidity of our publicly traded shares and expanding our institutional ownership base, enhancing shareholder value, and increasing flexibility for us and our shareholders.

Since the 2013 Recapitalization was implemented, however, we have received negative commentary from shareholders concerning our existing dual class common stock structure, especially the disconnect in valuation of the two classes of common stock given the 6-to-1 dividend differential and the “equal status” provision of our Articles whereby both the class A common stock and the class B common stock receive equal consideration in the event of certain extraordinary transactions, such as a sale of the Company. In addition, there has been a lack of comparable research coverage for each of the two classes and minimal trading in the class B common stock. Accordingly, we and our shareholders have not realized certain benefits that were anticipated in implementing the 2013 Recapitalization, such as increased liquidity of our publicly traded shares.

On September 15, 2017, the Board approved a 1-for-1,764,560 reverse stock split of our class B common stock, such that all holders of class B common stock, other than Mr. Hays, would hold a fraction of one share of class B common stock. In such proposed transaction, we were going to pay to each of these fractional shareholders $53.44 in cash, without interest, for each share of class B common stock held by such shareholders immediately before giving effect to such reverse stock split. The proposed reverse stock split was to be followed immediately by a 1,764,560-for-1 forward stock split of the class B common stock to return what would have been the sole remaining holder of the class B common stock, Mr. Hays, to the same number of shares of class B common stock as he had held before the proposed reverse stock split (such reverse stock split, cash out and forward stock split, collectively, the “Original Transaction”).

Following the announcement of the Original Transaction, Nasdaq raised concerns with the increase in the voting power of Mr. Hays that would have occurred as a result of the Original Transaction, and multiple shareholder lawsuits were filed. Further discussions with Nasdaq resulted in Nasdaq agreeing to allow the Company to exchange shares of our class A common stock as part of the consideration provided to holders of our class B common stock. Since that time, Mr. Hays, in his then-shareholder capacity, informed the other four directors on the Board that, contrary to his prior point of view, he was willing to consider transactions that would result in a disposition of shares directly or indirectly held by him and that he expected the Hays Trusts, which hold shares for the benefit of his family, would share this point of view. After considering these developments, among others, the Board determined that pursuing the Proposed Recapitalization would accomplish the goals of the Original Transaction, as it addresses the shareholder concerns with the existing dual class common stock structure. In addition, the Proposed Recapitalization will simplify the corporate structure of the Company and is expected to increase future corporate and shareholder flexibility by completely eliminating the class B common stock, and maintaining an appropriate capital structure with a lower level of indebtedness than would have been incurred under the Original Transaction.

               Further, the Special Holdings Direction Advisor of the New Trust has informed the Board that, given the change in the willingness of the beneficiary families to dispose of shares of the Company’s stock, he is willing to explore transactions that would result in a disposition of the shares held by the New Trust, and, (i) that he would be open to, and from time to time may initiate, conversations with the Board or management of the Company regarding potential dispositions of the shares held by the New Trust, with a preference for transactions that would value the shares on the basis of a controlling interest, and potential strategic alternatives that would enhance shareholder value and liquidity, (ii) to the extent that the Company receives inquiries regarding any such potential strategic alternatives, he requests that those inquiries be given due consideration and (iii) that the Special Holdings Direction Advisor may from time to time seek discussions with other current or prospective shareholders, industry analysts, existing or potential strategic partners, investment and other professionals, and other third parties, including the special holdings direction advisor(s) of other trusts for the benefit of the Hays family (to determine their investment prospective), regarding potential dispositions of the shares held by the New Trust, including transactions of the nature referenced above or elsewhere in this proxy statement.

Our reasons for proposing the Proposed Recapitalization include:

●	Addressing the confusion in the public market surrounding our existing dual class common stock structure by delisting and deregistering the class B common stock, with the expectation of increasing liquidity in our class A common stock (as the New Common Stock) over time.

●	Simplifying our corporate structure.

●

Providing a cost-effective liquidity event for holders of our class B common stock at a time when our class B common stock is trading at or near an all-time high, without encumbering our operations and growth prospects with excessive debt.

●

Increasing flexibility for us and our shareholders to pursue corporate transactions in the future by eliminating uncertainty surrounding our existing dual class common stock structure due to the disconnect between the “equal status” provision of our Articles and the disparate trading prices and voting and dividend rights of the class A common stock and class B common stock.

Please see the sections entitled “Special Factors—Purpose of the Proposed Recapitalization” beginning on page 18 and “Special Factors—Reasons for the Proposed Recapitalization” beginning on page 26 for a more detailed description of the purpose of and reasons for the Proposed Recapitalization.

Effects of the Proposed Recapitalization

As a result of the Proposed Recapitalization:

●

There will no longer be any holders of our class B common stock, which will allow us to terminate the registration of our class B common stock under the Exchange Act. In addition, shares of our class B common stock will no longer be quoted on Nasdaq.

●

The number of shares of our class A common stock that are outstanding will increase by approximately 3.65 million shares, to approximately 24.6 million shares outstanding, as a result of the Proposed Recapitalization and the accompanying exchange of outstanding equity awards tied to the class B common stock for the B Consideration (less the exercise price, if any, and any applicable tax withholding). In addition, the New Amended and Restated Articles will eliminate all references to the class B common stock and reclassify the remaining single class of stock, class A common stock, as the New Common Stock with one vote per share. The class A common stock will continue to be traded on Nasdaq (as the New Common Stock under the symbol “NRC”), and we will continue to have reporting obligations under the Exchange Act with respect to our class A common stock (as the New Common Stock).

●

Holders of class B common stock will receive one share of class A common stock plus $19.59 in cash, without interest, for each share of class B common stock held by such shareholders immediately prior to the Proposed Recapitalization, and will no longer be holders of class B common stock. The cash portion of the B Consideration is equal to the difference between the fair value of the class B common stock ($53.44) and the fair value of the class A common stock ($33.85), both as determined by the Board.

●

The rights of the holders of class A common stock to be treated equally in the Proposed Recapitalization under our Articles, including, without limitation, Sections B(1) and B(4) of Article 2 of our Articles, will be waived pursuant to the amendment to our Articles giving effect to the Proposed Recapitalization.

●	Earnings per share of our class A common stock (as the New Common Stock following the Proposed Recapitalization) are expected to increase.

●

The percentage of total net income and dividends allocable to the class A common stock (as the New Common Stock following the Proposed Recapitalization) is expected to increase from 49.7% before the Proposed Recapitalization to 100% after the Proposed Recapitalization.

Please see the section entitled “Special Factors—Effects of the Proposed Recapitalization” beginning on page 28 for a more detailed description of the effects of the Proposed Recapitalization, including the effects of the Proposed Recapitalization on our class A common stock and our class B common stock.

Interests of Officers, Directors and Affiliates of the Company

Mr. Hays has participated in Board discussions and deliberations relating to the approval of the Proposed Recapitalization and New Amended and Restated Articles. The independent directors, who constitute four of our five directors, also met separately, without Mr. Hays, eight times to discuss the Original Transaction, the Proposed Recapitalization and the New Amended and Restated Articles. Each independent director approved the terms and conditions of the Proposed Recapitalization and the New Amended and Restated Articles.

In light of the elimination of all shares of class B common stock in the Proposed Recapitalization, the Compensation Committee of the Board, which is comprised solely of three independent directors, determined that it was in the best interests of the Company and its shareholders to eliminate all equity awards tied to the class B common stock. See the section entitled “Special Factors—Background of the Proposed Recapitalization” beginning on page 20 for further discussion of the Board’s deliberation with respect to outstanding equity awards tied to our class B common stock. Accordingly, all outstanding options to purchase class B common stock will, immediately prior to the Effective Date of the Proposed Recapitalization, vest in full and then be cancelled and, in exchange therefore, the holder shall be entitled to receive, in the same stock to cash proportion as the holders of class B common stock, the B Consideration, less the exercise price per share of the option and any applicable tax withholding. Furthermore, all restricted shares of class B common stock will, immediately prior to the Effective Dave of the Proposed Recapitalization, vest in full and then be cancelled and, in exchange therefore, the holder shall be entitled to receive the B Consideration. As a result, all of our directors and executive officers, as well as all other Company associates (i.e., employees) with existing equity awards tied to the class B common stock, including Mr. Hays, will receive a payment from us in connection with the Proposed Recapitalization.

Mr. Hays, who is deemed to be a “filing person” for purposes of the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”), has reviewed, relied upon and adopted the position of the Board, as described in this proxy statement, with respect to the reasons for and purpose of the Proposed Recapitalization, and has adopted the analysis and conclusions of the Board regarding the material factors upon which it was determined that the Proposed Recapitalization is fair to and in the best interest of all of our unaffiliated shareholders, including those whose shares of class B common stock are being exchanged for the B Consideration pursuant to the terms of the Proposed Recapitalization, as set forth in this proxy statement.

Please see the sections entitled “Special Factors—Purpose of the Proposed Recapitalization” beginning on page 18, “Special Factors—Reasons for the Proposed Recapitalization” beginning on page 26, “Special Factors—Effects of the Proposed Recapitalization—Effect on the Company” beginning on page 32, “Special Factors—Fairness of the Proposed Recapitalization” beginning on page 38 and “Additional Information Regarding the Proposed Recapitalization—Special Interests of the Affiliated Persons” beginning on page 45.

Fairness of the Proposed Recapitalization

The Board has unanimously approved the Proposed Recapitalization. The independent members of the Board, as well as the full Board including Mr. Hays acting as a director, has determined that the Proposed Recapitalization and the B Consideration to be exchanged for the shares of class B common stock in the Proposed Recapitalization are substantively and procedurally fair to and in the best interest of us and our unaffiliated shareholders.

The independent members of the Board, as well as the full Board including Mr. Hays acting as a director, considered various factors regarding the substantive fairness of the Proposed Recapitalization to us and our unaffiliated shareholders, including the following:

●

The Proposed Recapitalization is expected to eliminate market confusion and shareholder concerns regarding the Company’s dual class common stock structure, as well as simplify the corporate structure of the Company.

●

The shareholders of class B common stock will experience a liquidity event while the class B common stock is trading at or near an all-time high, without paying any brokerage or service fees, commissions or other transaction costs, and without giving up their status as shareholders in the Company since they will receive shares of our class A common stock (which will become the New Common Stock) with expected increased liquidity following the Proposed Recapitalization.

●	The B Consideration is based on historical market prices of the class B common stock and the class A common stock.

●

Shareholders will continue to participate in future increases in the value of the Company as current holders of class B common stock will receive shares of class A common stock (which will become the New Common Stock) as part of the B Consideration and our class A common stock (as the New Common Stock) will remain listed with Nasdaq (under the symbol “NRC”) after the Proposed Recapitalization.

●	The Company can address shareholder concerns on the existing dual class common stock structure while maintaining a moderately leveraged capital structure.

The independent members of the Board, as well as the full Board including Mr. Hays acting as a director, also considered various factors regarding the procedural fairness of the Proposed Recapitalization to us and our unaffiliated shareholders, including the following:

●

The Proposed Recapitalization was unanimously approved by our independent directors, each of whom the Board determined had the independence and experience to fairly represent the interests of the unaffiliated shareholders and had a sufficient opportunity to discuss and form his or her own conclusions as to the fairness of the Proposed Recapitalization. The independent directors comprise well more than a majority of the Board, representing four out of the five directorships.

●	Unaffiliated and affiliated shareholders will be treated the same in the Proposed Recapitalization.

In determining that the Proposed Recapitalization is procedurally fair to the Company and unaffiliated shareholders, the Board did not retain a representative or advisor on behalf of the unaffiliated shareholders since the Board concluded that the procedural safeguards described above were already sufficient safeguards without the expense of retaining an external representative or advisor, particularly since unaffiliated and affiliated shareholders would be treated the same in the Proposed Recapitalization. In addition, and as further discussed on page 43 under the heading “Special Factors—Fairness of the Proposed Recapitalization—Procedural Fairness,” the Board determined not to condition approval of the Proposed Recapitalization on approval by a majority of our unaffiliated shareholders. The Board also considered that, as of the Record Date, approximately 41.7% of our outstanding class B common stock is held by non-affiliates, and allowing a minority of investors to make a determination with respect to the Proposed Recapitalization alone would not be in the best interests of the Company and the shareholders. The Board was also concerned that shareholders representing disproportionately few shares could unduly influence the vote, especially if minority shareholder participation in the voting were limited.

Please see the section entitled “Special Factors—Fairness of the Proposed Recapitalization” beginning on page 38 for a more detailed analysis regarding the fairness of the Proposed Recapitalization.

Votes Required for Approval of the Proposed Recapitalization and the New Amended and Restated Articles at the Special Meeting

Under Wisconsin law and the Company’s Articles, the following three “voting groups” must approve both the Proposed Recapitalization and the New Amended and Restated Articles: (1) the holders of the class A common stock and the class B common stock, voting together as a single class; (2) the holders of the class A common stock, voting separately as an independent voting group; and (3) the holders of the class B common stock, voting separately as an independent voting group. Assuming a quorum of each voting group is present at the Special Meeting, the number of votes cast within the voting group for approval of each of the Proposed Recapitalization and the New Amended and Restated Articles must exceed the number of votes cast against it.

As a result of their stock holdings, our executive officers, directors and the Hays Trusts, collectively, have the power to approve, on behalf of the holders of the class A common stock, the holders of the class B common stock and the holders of the class A common stock and class B common stock, voting together as a group, both the Proposed Recapitalization and the New Amended and Restated Articles without the affirmative vote of any other shareholder. Our executive officers, directors and the Hays Trusts have indicated to us that they intend to vote “FOR” both the Proposed Recapitalization and the New Amended and Restated Articles. Please see the sections entitled “Principal Shareholders” beginning on page 68, “Special Factors—Effects of the Proposed Recapitalization—Effect on Affiliated Holders of Class A Common Stock and Class B Common Stock and Remaining Holders of Class A Common Stock Generally” beginning on page 35 and “Additional Information Regarding the Proposed Recapitalization—Shareholder Approval” beginning on page 45.

Effectiveness of the Proposed Recapitalization and the New Amended and Restated Articles

We anticipate that the Proposed Recapitalization and the New Amended and Restated Articles will be effected on the date of the Special Meeting or as soon as reasonably practicable thereafter. Please see the sections entitled “Additional Information Regarding the Proposed Recapitalization—Effective Date” beginning on page 46 and “Additional Information Regarding the Proposed Recapitalization—Consideration for Class B Common Shares” beginning on page 46.

Financing for the Proposed Recapitalization

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We estimate that approximately $71.6 million will be required to pay for the cash portion of the B Consideration to be paid to the holders of class B common stock and the holders of outstanding options to purchase class B common stock and restricted shares of class B common stock in connection with the Proposed Recapitalization, and that we will incur approximately $2.0 million in expenses relating to the evaluation of various alternatives, including the Proposed Recapitalization and the Original Transaction, the preparation and distribution of this proxy statement, and the financing and consummation of the Proposed Recapitalization. These amounts could be larger or smaller depending on, among other things, the number of shares that will be outstanding as a result of purchases, sales and other transfers of shares of class B common stock by our shareholders and the number of shares that are actually exchanged in the Proposed Recapitalization, or an increase or decrease in the costs and expenses of the Proposed Recapitalization.

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We anticipate that the costs of the Proposed Recapitalization, including the cash portion of the B Consideration, will be funded with approximately $33.6 million of cash on hand and $40 million of borrowings under a new credit facility to be entered into with First National Bank of Omaha (“FNB”). We have received a commitment letter from FNB with respect to a $70 million credit facility and expect to enter into definitive agreements contemporaneously with the Special Meeting to approve the Proposed Recapitalization. However, we do not currently have any definitive agreements with FNB to loan funds to us to fund a portion of the costs of the Proposed Recapitalization.

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On December 12, 2017, we entered into a commitment letter (as amended, restated, supplemented, or modified from time to time, the “Commitment Letter”) with FNB, which expires on April 30, 2018, to provide (i) a senior secured term loan of $40 million (the “Term Loan”), (ii) a senior secured delayed draw term loan facility of $15 million (the “Delayed Draw Term Loan”) and (iii) a senior secured revolving line of credit facility in an amount equal to $15 million (the “Line of Credit” and, collectively with the Term Loan and the Delayed Draw Term Loan, the “Credit Facilities”), in each case subject to the terms and conditions set forth in the Commitment Letter, as further described in the section entitled “Additional Information Regarding the Proposed Recapitalization—Source and Amount of Funds and Expenses” beginning on page 47. The Commitment Letter replaced in its entirety that certain commitment letter dated September 18, 2017, issued by FNB in favor of the Company in connection with the Original Transaction (the “Prior Commitment Letter”) and, as such, the Prior Commitment Letter is null and void and of no further force or effect. Should we enter into definitive documentation relating to the Credit Facilities with FNB, we will use the Term Loan to fund, in part, the payment of the cash portion of the B Consideration to holders of class B common stock and the holders of outstanding stock options and restricted shares tied to the class B common stock in connection with the Proposed Recapitalization, the costs of the Proposed Recapitalization, other working capital needs and for other general corporate purposes. The Delayed Draw Term Loan, if used, is designated to fund any future business acquisitions or repurchasing of New Common Stock. We do not presently have plans for any acquisitions or New Common Stock repurchases. We will use the Line of Credit to fund ongoing working capital needs and for other general corporate purposes.

●	We do not currently have any alternative financing arrangement or alternative financing plans in the event borrowings from FNB are not available.

Please see the section entitled “Additional Information Regarding the Proposed Recapitalization—Source and Amount of Funds and Expenses” beginning on page 47 for a more detailed discussion of the Credit Facilities and the estimated expenses of the Proposed Recapitalization.

Dissenters’ Rights

Under Wisconsin law, no appraisal or dissenters’ rights are available to shareholders in connection with the Proposed Recapitalization or the New Amended and Restated Articles. Please see the section entitled “Additional Information Regarding the Proposed Recapitalization—Unavailability of Appraisal or Dissenters’ Rights” beginning on page 47 for a more detailed discussion of the foregoing.

Tax Information

Please see the section entitled “Additional Information Regarding the Proposed Recapitalization—Material U.S. Federal Income Tax Consequences” beginning on page 50 for a detailed analysis regarding the material U.S. federal income tax consequences of the Proposed Recapitalization.

Other Matters

Pursuant to our By-Laws, no matters may be brought before the Special Meeting other than as set forth in the attached Notice of Special Meeting of Shareholders.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED RECAPITALIZATION,
THE NEW AMENDED AND RESTATED ARTICLES AND THE SPECIAL MEETING

Q:	What is the date, time and place of the Special Meeting?

A:	The Special Meeting will be held on Monday, April 16, 2018 at 3:00 P.M., local time, at our corporate offices located at 1245 Q Street, Lincoln Nebraska 68508.

Q:	What am I being asked to vote upon at the Special Meeting?

A:

Our shareholders will consider and vote upon the Proposed Recapitalization, which would amend the Company’s Articles to effect an exchange of our class B common stock for the B Consideration, and the New Amended and Restated Articles, which would amend and restate the Company’s Articles to reflect the elimination of our class B common stock, the reclassification of our class A common stock as the New Common Stock and certain changes associated therewith immediately following the Proposed Recapitalization.

Q:	What is the purpose of the Proposed Recapitalization?

A:

The purpose of the Proposed Recapitalization is to eliminate the public market trading confusion relating to our two existing classes of common stock (the class A common stock and the class B common stock), to simplify our corporate structure and to provide a timely and cost-effective liquidity event for holders of our class B common stock. We also expect that the liquidity of our class A common stock (as the New Common Stock) will be positively affected by the Proposed Recapitalization over time due to the elimination of the confusion in the public market regarding our existing dual class common stock structure and the increase in the number of shares of class A common stock (as the New Common Stock) outstanding following the Proposed Recapitalization.

Q:	What will I receive in the Proposed Recapitalization?

A:

All holders of our class B common stock before the Effective Date will receive the B Consideration, which consists of one share of class A common stock plus $19.59 in cash, without interest, for each share of class B common stock owned immediately prior to the Proposed Recapitalization.

Q:	When is the Proposed Recapitalization expected to be completed?

A:

If the Proposed Recapitalization and the New Amended and Restated Articles are approved at the Special Meeting, we expect the Proposed Recapitalization to be completed as soon as practicable thereafter. We must file an amendment to our Articles with the State of Wisconsin to effect the Proposed Recapitalization. We also plan to file the New Amended and Restated Articles immediately thereafter. We expect to complete such filings on the date of the Special Meeting or as soon as reasonably practicable thereafter.

Q:	Who is entitled to vote at the Special Meeting?

A:

Only holders of record of the Company’s class A common stock and class B common stock at the close of business on the Record Date (i.e., March 9, 2018) are entitled to vote at the Special Meeting. Each share of class A common stock is entitled to one-one-hundredth (1/100th) of one vote and each share of class B common stock is entitled to one vote.

Q:	What votes are required by our shareholders to approve the Proposed Recapitalization and the New Amended and Restated Articles?

A:

Under Wisconsin law and our Articles, the following three “voting groups” must approve both the Proposed Recapitalization and the New Amended and Restated Articles: (1) the holders of the class A common stock and the class B common stock, voting together as a single class; (2) the holders of the class A common stock, voting separately as an independent voting group; and (3) the holders of the class B common stock, voting separately as an independent voting group. Assuming a quorum of each voting group is present at the Special Meeting, the number of votes cast within the voting group for approval of each of the Proposed Recapitalization and the New Amended and Restated Articles must exceed the number of votes cast against it.

Q:	What happens if I do not return my proxy card?

A:	Unless you vote in person, a failure to return your proxy card will neither constitute a vote “FOR” or a vote “AGAINST” the Proposed Recapitalization and the New Amended and Restated Articles.

Q:	How do I vote?

A:

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the Special Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your shares by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card to us before the Special Meeting. This proxy statement, including Appendix A and Appendix B hereto, the proxy card and any other proxy solicitations materials will be available on the Internet at https://www.rdgir.com/national-research-corporation. The proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted ‘FOR” the Proposed Recapitalization and “FOR” the New Amended and Restated Articles. Of course, you may also choose to attend the meeting and vote your shares in person.

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. You may change your proxy instructions at any time before your proxy is voted at the Special Meeting. If you are a holder of record and you vote by proxy, you may later revoke your proxy instructions by:

●	sending a written statement to that effect to Kevin R. Karas, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508;

●	submitting a proxy card with a later date and signed as your name appears on the shareholder account; or

●	voting in person at the Special Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

If a broker, bank or other nominee holds your shares and you vote by proxy, you may later revoke your proxy instructions by informing the broker, bank or other nominee in accordance with that entity’s procedures.

Q:	Will I have appraisal or dissenter’s rights in connection with the Proposed Recapitalization or the New Amended and Restated Articles?

A:	No. Under Wisconsin law, no appraisal or dissenters’ rights are available to shareholders in connection with the Proposed Recapitalization or the New Amended and Restated Articles.

Q:	Should I send in my class B common stock certificates now?

A:	No. If the Proposed Recapitalization is approved, you will receive instructions for exchanging any existing class B common stock certificates you may have for the B Consideration.

Q:	What happens to my class A common stock certificates?

A:

If the Proposed Recapitalization and the New Amended and Restated Articles are approved, our class A common stock will automatically become the New Common Stock and any existing class A common stock certificates will represent the number of shares of New Common Stock to which such record holder is entitled.

PROPOSALS — PROPOSED RECAPITALIZATION AND NEW AMENDED AND RESTATED ARTICLES

Board Recommendation

The Board has authorized and recommends that you approve the Proposed Recapitalization, which consists of an amendment to the Company’s Articles to effect an exchange of our class B common stock for the B Consideration and waive the application to such Proposed Recapitalization of any provision in our Articles to the contrary, including, without limitation, Sections B(1) and B(4) of Article 2.

The Board has also authorized and recommends that you approve the New Amended and Restated Articles, immediately following the Proposed Recapitalization, which will: (1) eliminate all references to class B common stock, (2) reclassify each share of class A common stock as a share of the New Common Stock, (3) provide that each share of New Common Stock has one vote per share and (4) clean up all other provisions of the Articles to reflect a single class of common stock (the New Common Stock) after the Proposed Recapitalization.

As a result of the Proposed Recapitalization: (i) each holder of class B common stock will no longer be a holder of class B common stock and will receive the B Consideration, which consists of one share of class A common stock plus $19.59 in cash, without interest, for each share of class B common stock owned by such holder immediately prior to the Proposed Recapitalization; and (ii) there will be no remaining holders of shares of class B common stock. The Proposed Recapitalization is designed to eliminate the public market trading confusion relating to the Company’s two existing classes of common stock (the class A common stock and class B common stock), to simplify the corporate structure of the Company and to provide a liquidity event for the holders of our class B common stock without a significant discount to its trading price and without giving up their status as shareholders of the Company since they will receive shares of our class A common stock (which will become the New Common Stock) with expected increased liquidity following the Proposed Recapitalization. The combination of class A common stock and cash in the B Consideration is designed, in part, so that the Company could maintain a moderate debt burden as a result of the Proposed Recapitalization.

The Board has unanimously determined that the Proposed Recapitalization and the New Amended and Restated Articles are in the best interests of the Company and are fair to the Company’s shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSED RECAPITALIZATION AND “FOR” APPROVAL OF THE NEW AMENDED AND RESTATED ARTICLES.

The Board reserves the right to abandon or delay the implementation of the Proposed Recapitalization and the New Amended and Restated Articles even if the shareholders approve the Proposed Recapitalization and the New Amended and Restated Articles. Please see the section entitled “Special Factors—How the Board Will Determine Whether to Effect the Proposed Recapitalization” for a more detailed discussion of the foregoing.

Summary and Structure

The Proposed Recapitalization consists of an exchange of the class B common stock for the B Consideration. In the Proposed Recapitalization, each share of class B common stock held immediately prior to the Effective Date will be cancelled and exchanged for the B Consideration. The Proposed Recapitalization is intended to take effect on the Effective Date (i.e., the date the State of Wisconsin accepts for filing Articles of Amendment to our Articles to effect the Proposed Recapitalization, or any later date that we may specify in the Articles of Amendment to our Articles). We plan to file the New Amended and Restated Articles immediately thereafter. A form of the proposed amendment to our Articles to effect the Proposed Recapitalization and the form of the proposed New Amended and Restated Articles are attached to this proxy statement as Appendix A and Appendix B, respectively, and are incorporated herein by reference. Although both the Proposed Recapitalization and the New Amended and Restated Articles will be voted on separately, the Company will not implement the Proposed Recapitalization or the New Amended and Restated Articles unless both are approved by shareholders and the Board gives final approval to implement them.

Shareholders will receive the B Consideration for their shares of class B common stock that are exchanged in accordance with the procedures described in the section entitled “Additional Information Regarding the Proposed Recapitalization—Consideration for Class B Common Shares.”

The following three “voting groups” must approve the Proposed Recapitalization and the New Amended and Restated Articles: (1) the holders of the class A common stock and the class B common stock, voting together as a single class; (2) the holders of the class A common stock, voting separately as an independent voting group; and (3) the holders of the class B common stock, voting separately as an independent voting group. Assuming a quorum of each voting group is present at the Special Meeting, the number of votes cast within the voting group for approval of each of the Proposed Recapitalization and the New Amended and Restated Articles must exceed the number of votes cast against it.

The executive officers and directors of the Company, as well as the Hays Trusts, who, as of the Record Date, together (a) own approximately 55.2% of the class A common stock entitled to vote at the Special Meeting and approximately 58.3% of the class B common stock entitled to vote at the Special Meeting, and (b) have approximately 58.1% of the Company’s total voting power entitled to vote at the Special Meeting, have indicated that they intend to vote in favor of each of the Proposed Recapitalization and the New Amended and Restated Articles.

In connection with the Proposed Recapitalization, the Company and Mr. Hays have filed, as required by the Exchange Act, a Schedule 13E-3 with the Securities and Exchange Commission (“SEC”). Please see the section entitled “Available Information.”

SPECIAL FACTORS

Purpose of the Proposed Recapitalization

The Proposed Recapitalization is designed to eliminate the public market trading confusion relating to the Company’s existing two classes of common stock (the class A common stock and class B common stock), to simplify our corporate structure and to provide a timely and cost-effective liquidity event for the holders of our class B common stock. We also expect that the liquidity of our class A common stock (as the New Common Stock) will be positively affected by the Proposed Recapitalization over time due to the elimination of the confusion in the public market regarding our existing dual class common stock structure and the increase in the number of shares of class A common stock (as the New Common Stock) outstanding following the Proposed Recapitalization.

The Proposed Recapitalization will delist the class B common stock from trading on Nasdaq and deregister and suspend our reporting obligations with respect to the class B common stock under the Exchange Act. As a result of the Proposed Recapitalization, our class B common stock will no longer be quoted on Nasdaq. Our class A common stock, however, will be reclassified as our New Common Stock and will continue to be traded on Nasdaq under the symbol “NRC”, and we will continue to have reporting obligations under the Exchange Act. The Board has concluded that the Proposed Recapitalization is fair to, and in the best interests of, all of our shareholders, including those whose shares of class B common stock are being exchanged for the B Consideration pursuant to the terms of the Proposed Recapitalization.

In 2013, the Board approved, and the shareholders adopted, the 2013 Recapitalization, pursuant to which we (i) established two classes of common stock, each of which is currently publicly traded on Nasdaq, consisting of a new class of common stock with 1/100th of a vote per share and with the right to receive 1/6th of the dividend, if any, paid on the other class of common stock, designated as class A common stock, and a new class of common stock with one vote per share and with the right to receive six times the dividend, if any, paid on the other class of common stock, designated as class B common stock, (ii) issued a dividend of three shares of class A common stock for each share of our then-existing common stock, and (iii) reclassified each share of our then-existing common stock as one-half of one share of class B common stock. The reasoning and desired effects of the 2013 Recapitalization included increasing liquidity of our traded shares and expanding our institutional ownership base, enhancing shareholder value, and increasing flexibility for us and our shareholders. Since the 2013 Recapitalization was implemented, however, we have received negative commentary from shareholders concerning our existing dual class common stock structure, especially the disconnect in valuation of the two classes of common stock given the 6-to-1 dividend differential and the “equal status” provision of our Articles whereby both the class A common stock and the class B common stock receive equal consideration in the event of certain extraordinary transactions, such as a sale of the Company. In addition, there has been a lack of comparable research coverage for each of the two classes and minimal trading in the class B common stock. Accordingly, we and our shareholders have not realized certain benefits that were anticipated in implementing the 2013 Recapitalization, such as increased liquidity of our publicly traded shares.

The Board has determined that the 2013 Recapitalization has resulted in shareholder dissatisfaction regarding our existing dual class common stock structure and has not had the desired effect of enhancing the trading volumes in our class A common stock and class B common stock to acceptable levels. On September 15, 2017, after considering various alternatives, the Board approved a 1-for-1,764,560 reverse stock split of our class B common stock, such that all holders of class B common stock, other than Mr. Hays, would hold a fraction of one share of class B common stock. In such proposed transaction, we were going to pay to each of these fractional shareholders $53.44 in cash, without interest, for each share of class B common stock held by such shareholders immediately before giving effect to such reverse stock split. The proposed reverse stock split was to be followed immediately by a 1,764,560-for-1 forward stock split of the class B common stock to return what would have been the sole remaining holder of the class B common stock, Mr. Hays, to the same number of shares of class B common stock as he had held before the proposed reverse stock split. At the time, the Board determined that pursuing the Original Transaction would strike the most desirable balance among addressing shareholder concerns, recognizing that the then majority shareholder did not support a sale of the Company at the time, and maintaining an appropriate capital structure and level of indebtedness.

Following the announcement of the Original Transaction, Nasdaq raised concerns with the increase in the voting power of Mr. Hays that would have occurred as a result of the Original Transaction, and multiple shareholder lawsuits were filed. Further discussions with Nasdaq resulted in Nasdaq agreeing to allow the Company to exchange shares of our class A common stock as part of the consideration provided to holders of our class B common stock. Since that time, Mr. Hays, in his then-shareholder capacity, informed the other four directors on the Board that, contrary to his prior point of view, he was willing to consider transactions that would result in a disposition of shares directly or indirectly held by him and that he expected the Hays Trusts, which hold shares for the benefit of his family, would share this point of view. After considering these developments, among others, the Board determined that pursuing the Proposed Recapitalization would accomplish the goals of the Original Transaction, as it addresses the shareholder concerns with the existing dual class common stock structure. In addition, the Proposed Recapitalization will simplify the corporate structure of the Company and is expected to increase future corporate and shareholder flexibility by completely eliminating the class B common stock, and maintaining an appropriate capital structure with a lower level of indebtedness than would have been incurred under the Original Transaction.

The Proposed Recapitalization will eliminate our class B common stock, allowing us to terminate registration of our class B common stock under the Exchange Act and delist our class B common stock from Nasdaq. As a result, shares of our class B common stock would no longer be quoted on Nasdaq. In connection with the Proposed Recapitalization, we also propose to amend and restate our Articles to, among other things, eliminate all references to the class B common stock and to reclassify the remaining single class of stock, the class A common stock, as the New Common Stock with one vote per share. The class A common stock will continue to be traded on Nasdaq (as the New Common Stock under the symbol “NRC”) and we will continue to have reporting obligations under the Exchange Act with respect to our class A common stock (as the New Common Stock). Please see the section entitled “—Effects of the Proposed Recapitalization” for a more detailed description of the effects of the Proposed Recapitalization, including the effects of the Proposed Recapitalization on our class A common stock and our class B common stock.

As discussed in the section below entitled “—Background of the Proposed Recapitalization,” Mr. Hays has participated in the Board’s consideration of the Proposed Recapitalization. As such, Mr. Hays adopts all of the purposes, reasons and alternatives of and to the Proposed Recapitalization as disclosed in this proxy statement on his own behalf.

See the section below entitled “—Reasons for the Proposed Recapitalization” for additional information about our reasons for proceeding with the Proposed Recapitalization at this time.

Background of the Proposed Recapitalization

Because certain desired effects of the 2013 Recapitalization were not ultimately realized, in late 2015, the Board began to discuss methods to address illiquidity in our two classes of publicly traded common stock and confusion in the public market over our existing dual class common stock structure. With the Board’s support, and in order to maintain the confidentiality of the evaluation of alternatives and allow our management team to maintain its focus on our business and operations, Mr. Hays led an evaluation of various alternatives that would address these concerns.

In October 2015, at a regularly scheduled Board update call, the Board discussed certain communications from institutional shareholders, in which such shareholders expressed concern and confusion over our existing dual class common stock structure. In response, between October 2015 and January 2017, the Board discussed and explored various alternative transactions to address illiquidity in our two classes of publicly traded common stock and confusion in the public market over our existing dual class common stock structure. Please see the section below entitled “—Strategic Alternatives Considered By the Board” for a detailed description of the alternatives that the Board considered.

In January 2017, we began discussions with FNB regarding the potential financing of a transaction, with the structure of such transaction remaining under consideration by the Board.

In late February 2017, our class A common stock and class B common stock both began to experience a period of steady increase in quoted price per share.

During March, April and May 2017, the Board continued discussions with FNB regarding the terms and conditions of a possible credit facility to fund a potential transaction. During this time, with the quoted stock price per share of both the class A common stock and the class B common stock continuing on an upward trajectory, the Board began to focus on pursuing a transaction that would affect only one class of our common stock, and potentially less than the entire class of such class of common stock, with the goal of maintaining a moderate debt burden for the Company as a result of any such transaction.

In late April and early May of 2017, Mr. Hays and the Board engaged in further discussions which focused on (i) the alternative forms such a transaction could take, (ii) the treatment of shares held by affiliated shareholders, including Mr. Hays, the K/I/E/Trust Under Agreement 3/9/09 (formerly the Michael and Karen Hays Grandchildren’s Trust dated March 9, 2009) and certain other family affiliated entities and (iii) whether such affiliated shareholders would be excluded from the transaction or issued alternative consideration (for example, issuing notes to be repaid at a later date in lieu of cash payment). During this timeframe, Mr. Hays considered, and ultimately indicated, that he would be willing to be excluded from the reverse stock split under the Original Transaction and hold illiquid shares as long as the forward stock split under the Original Transaction was implemented.

On May 25, 2017, the independent members of the Board (without Mr. Hays) convened with Foley & Lardner LLP, the Company’s long-standing outside corporate and securities counsel (“Foley”), to discuss the process the Board would be required to undertake in order to pursue a potential transaction, including whether to form a special committee to evaluate such a potential transaction. After extended discussion, the independent members of the Board concluded there were already sufficient procedural safeguards in place, including, but not limited to, the fact that four of the five members of the Board are independent directors. Please see the section below entitled “—Fairness of the Proposed Recapitalization—Procedural Fairness” for additional information.

On June 12, 2017, the independent members of the Board convened (without Mr. Hays) and, on June 14, 2017, the full Board convened with Foley to discuss the impact that a potential transaction intended to cash out all unaffiliated holders of our class B common stock would have on the relative voting power and ratable economic interests of our shareholders, as well as various other aspects of a potential transaction.

In early July 2017, we began to negotiate the terms and conditions of the Prior Commitment Letter pursuant to which FNB would commit to provide a credit facility in connection with the Original Transaction. Discussions with FNB regarding the Prior Commitment Letter continued throughout July and early August and focused on the relative amounts of the proposed facilities and maintaining customary flexibility to pursue future transactions.

On July 6, 2017, the Board discussed a proposed reverse/forward stock split of the class B common stock at to-be-determined split ratios with the goals of reducing or eliminating public market trading confusion surrounding the two publicly traded classes of our common stock, providing a liquidity event for the non-affiliated holders of class B common stock and achieving those objectives without encumbering our operations or growth prospects with an excessive debt burden. The proposal was a reverse stock split of the class B common stock to cash out all holders (other than Mr. Hays), followed by a forward stock split of the remaining shares held by Mr. Hays to return him to his pre-reverse stock split share ownership of the class B common stock. The Board discussed the proposal including, without limitation, (i) the potential benefits and risks, (ii) the pro forma capital structure, cash flows, and earnings per share accretion, (iii) the pro forma covenant compliance, (iv) the potential impact on our current dividend rates, (v) the proposed timeline for the transaction, (vi) the expected costs to the Company of cashing out fractional shares of the class B common stock in a reverse stock split, (vii) hiring an advisor to assist with valuation alternatives, (viii) shareholder approval requirements for the proposed transaction, (ix) the fiduciary duties of the Board in connection with such a transaction, and (x) potential advantages and disadvantages of the proposed transaction compared to the status quo and the alternative transactions previously considered.

On July 7, 2017, the independent members of the Board (without Mr. Hays) convened with Foley to further discuss the proposal and the matters discussed at the July 6, 2017 Board meeting (as set forth in the immediately preceding paragraph).

On July 15, 2017, the independent members of the Board (with Mr. Hays participating only in the information gathering portion of the meeting) convened with Foley to discuss whether approval by a majority of our unaffiliated shareholders should be used in connection with the transaction proposed at the July 6, 2017 Board meeting. After extended discussion, as further discussed under the heading “Special Factors—Fairness of the Proposed Recapitalization—Procedural Fairness,” the independent members of the Board determined not to condition the approval of the proposed transaction on approval by a majority of our unaffiliated shareholders, as shareholders representing disproportionately few shares could unduly influence such a vote, and that allowing a minority of investors to make a determination with respect to the proposed transaction alone would not be in the best interests of the Company and our shareholders. Please see the section below entitled “—Fairness of the Proposed Recapitalization – Procedural Fairness” for additional information. In addition, the independent members of the Board discussed potential fair value considerations for the cash out price that the holders of the class B common stock (other than Mr. Hays) would receive and decided to engage the firm of Emory & Co. to assist with exploring possible alternatives to, and establishing a methodology for determining, the fair value of the class B common stock and, therefore, such cash-out price. The independent members of the Board also considered whether we should make any future commitment to cash out or purchase the remaining shares of class B common stock held by Mr. Hays following the Original Transaction and decided against making such a commitment in connection with the Original Transaction.

On July 23, 2017, Emory & Co. made a presentation to the independent members of the Board (without Mr. Hays) regarding the Original Transaction, the provisions of our Articles relating to the relative rights of the class A common stock and class B common stock and possible alternatives for determining the fair value of the shares of class B common stock to be cashed out pursuant to the reverse stock split under the Original Transaction. Emory & Co. identified the following valuation alternatives, among others: (i) the closing price of the class B common stock on the day the transaction is announced; (ii) the average of the high and low class B common stock prices on the day of announcement; (iii) the volume weighted average price of the class B common stock on the day of announcement; (iv) the highest trading price of the class B common stock over the previous 52 weeks; (v) an average (weighted average or otherwise) of the sales or closing prices of the class B common stock for a to-be-determined number of recent trading days, in order to give the holders of the class B common stock the benefit of the recent upward trajectory of the quoted price of the class B common stock while also considering fairness to the holders of class A common stock whose shares would not have been directly affected by the Original Transaction; (vi) a hybrid of any of the foregoing methods, such as the greater of one or the other; (vii) a discount to recent trading prices or average price of the class B common stock; and (viii) a premium to recent trading prices or average price of the class B common stock. At this meeting, the independent members of the Board requested additional information from Foley regarding the effect that the Original Transaction would have on options to purchase class B common stock and restricted shares of class B common stock under our equity incentive plans. The independent members of the Board also discussed whether, in connection with the Original Transaction, we should suspend the payment of cash dividends on the class B common stock and the class A common stock for a period of time in order to focus on paying down the indebtedness we would incur to fund the transaction and/or to restore our cash reserves following the Original Transaction.

On July 29, 2017, the independent members of the Board (without Mr. Hays) discussed the approvals necessary to effect the Original Transaction and the process that would be undertaken by the Company, the Board and the shareholders if the Board recommended the Original Transaction. At this meeting, the independent members of the Board also discussed the potential split ratios for the reverse stock split and the forward stock split to be effected under the Original Transaction and the effects that setting such split ratios may have on the transaction and future operational flexibility, including the amount of indebtedness we would need to incur under various scenarios. The independent members of the Board further discussed whether we should change or keep in place our current dividend rates in connection with the Original Transaction. Finally, the independent members of the Board discussed whether to accelerate the vesting and cash-out the outstanding stock options and restricted shares tied to the class B common stock as if they were cashed out pursuant to the reverse stock split under the Original Transaction or to replace those equity awards with class A common stock awards, and the effect of both on associate retention.

On August 1, 2017, we released earnings for the quarter ended June 30, 2017, which reflected increases of 9% and 26% in revenue and net income, respectively, as well as approximately $31.6 million in cash on hand.

Also on August 1, 2017, the Board convened with Foley to further discuss the potential split ratios for the reverse stock split and the forward stock split to be effected under the Original Transaction, the possible accelerated vesting and cashing out of the class B common stock equity awards and whether to change our dividend rates in connection with the Original Transaction.

On August 5, 2017, the Board convened with Foley to continue to discuss the potential split ratios for the reverse stock split and the forward stock split to be effected under the Original Transaction and the effects that setting such split ratios may have on the Original Transaction and future operational flexibility, including the amount of indebtedness we would need to incur under various scenarios. The Board also continued to discuss accelerated vesting and cashing out of the class B common stock equity awards, as well as the availability of class A common stock under our equity incentive plans. In addition, the Board discussed the reimbursement of certain fees and expenses Mr. Hays incurred personally in connection with exploring strategic alternatives for the Company, including the Original Transaction. Finally, the Board discussed whether to increase the number of shares of class A common stock we are authorized to repurchase in light of the Original Transaction.

On August 11, 2017, the Audit Committee of the Board convened to review certain fees and expenses incurred by Mr. Hays in connection with exploring strategic alternatives for the Company, including the Original Transaction. Based on their review, the Audit Committee unanimously approved reimbursing Mr. Hays for approximately $538,000 of such fees and expenses he had personally incurred. These fees and expenses were attributable to the evaluation of alternatives and the sourcing and negotiating of financing for the alternatives, all of which would have been borne directly by the Company if they had not been advanced by Mr. Hays, and included approximately $182,000 for legal services, approximately $224,000 for advisory services (including the fee of Emory & Co. noted above) and approximately $132,000 for financial modeling services. Mr. Hays had advanced such costs personally in order to maintain the confidentiality of the evaluation of such alternatives and allow the Company’s management team to maintain its focus on our business and operations.

On August 21, 2017, the Board discussed the Original Transaction and the potential split ratios for the reverse stock split and the forward stock split to be effected under the Original Transaction and the effects that setting such split ratios may have on the transaction and our future operational flexibility, including the amount of indebtedness we would need to incur under various scenarios. The Board further discussed whether we should change or keep in place our current dividend rates in connection with the Original Transaction and whether to accelerate the vesting and cash-out the outstanding stock options and restricted shares tied to the class B common stock as if they were cashed out pursuant to the reverse stock split under the Original Transaction.

On September 15, 2017, the Board and the Compensation Committee of the Board discussed and approved the Original Transaction and related matters, including, among other things, the following: (i) setting the ratios for the reverse stock split and the forward stock split under the Original Transaction and determining the cash out price of $53.44 (the fair value of a share of class B common stock on September 15, 2017) that the holders of fractional shares of class B common stock would receive following such reverse stock split; (ii) formally presenting the Original Transaction to our shareholders for approval at a special meeting; (iii) accelerating the vesting of outstanding options to purchase class B common stock and restricted shares of class B common stock and approving the payout of such class B common stock equity awards as if they were cashed out pursuant to the reverse stock split under the Original Transaction; (iv) approving the Prior Commitment Letter and the borrowing proposed thereunder pursuant to the credit facilities described therein; (v) amending the NRC 2006 Equity Incentive Plan and the NRC 2004 Non-Employee Director Stock Plan to remove the class B common stock thereunder; (vi) amending the existing stock repurchase program to remove the class B common stock thereunder; (vii) delisting and deregistering the class B common stock following effectiveness of the Original Transaction; and (viii) approving the filing of all required or necessary applications, notices, or other documents with the SEC, Nasdaq, and the State of Wisconsin in connection with the Original Transaction.

Throughout November 2017, we engaged in informal discussions with Nasdaq regarding the Original Transaction.

On November 7, 2017, we released earnings for the quarter ended September 30, 2017, which reflected an increase of 7% in revenue and a decrease of 12% in net income, respectively, as well as approximately $35.7 million in cash on hand.

In mid-November 2017, in light of discussions with Nasdaq and Mr. Hays, the Board began to consider alternative transaction structures to address our existing dual class common stock structure, including exploring transactions that would result in the repurchase or exchange of all outstanding shares of our class B common stock.

On November 15 and November 16, 2017, purported shareholders of the Company filed putative class action lawsuits in the United States District Court for the District of Nebraska challenging the Original Transaction. Please see the section below entitled “Litigation Regarding the Original Transaction” for additional information.

On November 28, 2017, the independent members of the Board (without Mr. Hays) convened with Foley to discuss whether the Board should consider any changes to the proposed structure of the Original Transaction. At this meeting, the independent members of the Board also discussed other options available to the Company, including, among other things, (i) terminating the Original Transaction and not pursuing any transaction at this time, (ii) pursuing a proposed transaction that would result in the exchange or repurchase of all of the class B common stock, likely with a combination of cash and class A common stock in order to limit the amount of debt incurred and cash used, (iii) pursuing another form of transaction to accomplish the purposes of the Original Transaction or (iv) potential strategic transactions that could result in a sale of the Company. The directors also discussed the process that should be followed in making the decision as to how to proceed, including whether to now form a special committee to evaluate alternatives and/or hire independent counsel.

On November 30, 2017, the independent members of the Board (without Mr. Hays) met to further discuss the process that should be followed in making a decision as to how to proceed, including whether to form a special committee and/or hire independent counsel to evaluate alternatives.

On December 1, 2017, a purported shareholder of the Company filed a putative class action lawsuit in the Circuit Court for Milwaukee County, Wisconsin challenging the Original Transaction. Please see the section below entitled “Litigation Regarding the Original Transaction” for additional information.

On December 1, 2017, the Board convened with Foley to further discuss potential alternative structures, including using class A common stock as a portion of the consideration in a revised transaction to eliminate our class B common stock entirely, including those shares of class B common stock directly or indirectly held by Mr. Hays, and the effects that such inclusion may have on our shareholders and future operational flexibility, including the amount of indebtedness we would need to incur under various scenarios. After another discussion, the independent members of the Board decided not to form a special committee to evaluate alternatives and/or hire independent counsel since there were already sufficient procedural safeguards in place, including, but not limited to, the fact that four of the five members of the Board are independent directors. Please see the section below entitled “—Fairness of the Proposed Recapitalization—Procedural Fairness” for additional information. The Board also discussed with Foley the implications of the potential revised structure under our Articles and Wisconsin law.

On December 5 and December 9, 2017, the Board met and discussed a proposed potential alternative transaction consisting of a 1-for-3,000,000 reverse stock split of our class B common stock such that all holders of class B common stock, including Mr. Hays, would hold a fraction of one share of class B common stock. The Company would exchange such fractional share of class B common stock for one share of our class A common stock plus cash equal to the difference between $53.44 (the fair value of a share of our class B common stock as determined by the Board on September 15, 2017, which the Board determined is still appropriate) and the fair value of a share of class A common stock for each share of class B common stock outstanding immediately before giving effect to the Proposed Recapitalization. The Board discussed the proposal including, without limitation, (i) the potential benefits and risks, (ii) the pro forma capital structure, cash flows, and earnings per share accretion, (iii) the pro forma covenant compliance, (iv) the potential impact on our current dividend rates, (v) the proposed revised timeline for the transaction, (vi) the expected costs to the Company of the cash portion of the B Consideration and the amount of indebtedness we would need to incur as compared to the Original Transaction, (vii) potential fair value considerations for the class A common stock that holders of our class B common stock would receive as a portion of the B Consideration in the revised transaction, and establishing a methodology for determining the fair value of such class A common stock and, therefore, the value of the cash portion of the B Consideration, (viii) the effect such transaction would have on our class A common stock, (ix) shareholder approval requirements for the proposed transaction, (x) the fiduciary duties of the Board in connection with such a transaction, (xi) the potential impact on corporate flexibility to pursue transactions in the future and (xii) potential advantages and disadvantages of the proposed transaction compared to the status quo and the alternative transactions previously considered, including the Original Transaction.

On December 11, 2017, we discussed the terms and conditions of the Commitment Letter pursuant to which FNB would commit to provide the Credit Facilities in connection with the Proposed Recapitalization, with the discussions focused on the relative amounts of borrowing under each of the proposed Credit Facilities (in light of the proposed revised transaction structure) and otherwise maintaining the terms and conditions agreed to in the Prior Commitment Letter.

On December 12, 2017, the Board and the Compensation Committee of the Board discussed and approved the Proposed Recapitalization and related matters, including, among other things, the following: (i) superseding the action of the Board and the Compensation Committee with respect to their September 15, 2017 approval of the Original Transaction and related matters; (ii) setting the ratio for the reverse stock split in the Proposed Recapitalization and determining the B Consideration for fractional shares of class B common stock following the reverse stock split, including (a) confirming the previous class B common stock valuation price of $53.44 per share and (b) determining the per share fair value of our class A common stock and the cash payable as a portion of the B Consideration; (iii) amending our Articles to give effect to the Proposed Recapitalization and then further amending our Articles (to be the New Amended and Restated Articles) to, among other things, eliminate all references to the class B common stock, reclassify each share of class A common stock as a share of our New Common Stock, provide that each share of New Common Stock has one vote per share and revise all other relevant provisions of the Articles to reflect a single class of New Common Stock after the Proposed Recapitalization; (iv) formally presenting the Proposed Recapitalization to our shareholders for approval at a Special Meeting; (v) accelerating the vesting of outstanding options to purchase class B common stock and restricted shares of class B common stock and approving the cancellation of such vested class B common stock equity awards and, in exchange therefor, issuing the holders of such equity awards, for each such share of class B common stock subject to such option or restricted class B common stock, the B Consideration, less the exercise price per share in the case of options to purchase class B common stock and any applicable tax withholding; (vi) approving the Commitment Letter and the borrowing proposed thereunder pursuant to the Credit Facilities; (vii) amending the NRC 2006 Equity Incentive Plan and the NRC 2004 Non-Employee Director Stock Plan to remove the class B common stock thereunder; (viii) amending the existing stock repurchase program to remove the class B common stock thereunder; (ix) delisting and deregistering the class B common stock following effectiveness of the Proposed Recapitalization; and (x) approving the filing of all required or necessary applications, notices, or other documents with the SEC, Nasdaq, and the State of Wisconsin in connection with the Proposed Recapitalization. The Board also indicated its current intent to maintain the payment of cash dividends on the New Common Stock equal to the approximate dollar amount paid in the aggregate on the class A common stock and class B common stock prior to giving effect to the Proposed Recapitalization, but divided proportionally among all shares of the New Common Stock (with the payment and amount of future dividends, if any, at the discretion of the Board and dependent on our future earnings, financial condition, general business conditions, alternative uses of our earnings and other factors).

Following approval of the Proposed Recapitalization, the mechanics of the Proposed Recapitalization were revised from a reverse stock split to an exchange/plan of reorganization and the Board approved this revised structure of the Proposed Recapitalization.

Reasons for the Proposed Recapitalization

Because certain desired effects of the 2013 Recapitalization were not ultimately realized, the Board, in consultation with Mr. Hays, began to explore possible transactions to increase liquidity for our shareholders and reduce confusion in the public market surrounding our existing dual class common stock structure. After discussing various possible alternative transactions, as described below in the section entitled “—Strategic Alternatives Considered By the Board,” the Board (including Mr. Hays acting as a director and on his own behalf) has concluded that the Proposed Recapitalization is fair to, and in the best interests of, all of our shareholders, including those whose shares of class B common stock are being exchanged for the B Consideration pursuant to the terms of the Proposed Recapitalization. The following discussion of factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board in deciding to proceed with the Proposed Recapitalization. In light of the variety of factors considered, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations. Mr. Hays has reviewed, relied upon and adopted the position of the Board, as described in this proxy statement, with respect to the reasons for, advantages of, disadvantages of, and purpose of the Proposed Recapitalization.

Respond to Shareholder Concerns Surrounding Our Existing Dual Class Common Stock Structure

Our Articles contain an “equal status” provision pursuant to which both the class A common stock and the class B common stock receive equal consideration in the event of certain extraordinary transactions, such as a sale of the Company. Our Articles also provide that shares of class B common stock hold one hundred times the voting power of, and receive six times the dividends paid on, the class A common stock. These provisions, which are somewhat contradictory from a valuation perspective, have resulted in negative commentary from certain of our large shareholders and a disconnect between the market prices of our two classes of publicly traded common stock. In addition, the class A common stock and the class B common stock are both thinly traded with highly concentrated ownership. The Proposed Recapitalization, and the resulting elimination of our existing dual class common stock structure, will increase the number of outstanding shares of our class A common stock (as the New Common Stock) and simplify our corporate structure and is expected to reduce or eliminate any confusion in the public market regarding our equity structure and the relative trading values of the class A common stock and class B common stock. Potential interested investors will no longer have to evaluate their investment decision based on a comparison between the class A common stock and class B common stock. Accordingly, the Board expects the Proposed Recapitalization will increase the liquidity and diversify the ownership of the class A common stock (as the New Common Stock) over time.

Provide Holders of Class B Common Stock with a Liquidity Event While the Class B Common Stock is Trading At or Near An All-Time High

As a result of the Proposed Recapitalization, all holders of our class B common stock will receive the B Consideration, which consists of one share of class A common stock plus $19.59 in cash, without interest, which is equal to the difference between the fair value of the class B common stock ($53.44) and the fair value of the class A common stock ($33.85), both as determined by the Board, for each share of class B common stock owned by such holder immediately prior to the Proposed Recapitalization. The value of such B Consideration represents approximately 94% of the all-time high closing price for the class B common stock, a premium of approximately 5.3% to the 90-day volume weighted average price of the class B common stock ending on September 15, 2017, and is likely more than any shareholder would be able to obtain by selling their class B common stock holdings into the public market based on the current trading market. We believe this provides holders of our class B common stock with a cost-effective way to liquidate their investment without experiencing a negative impact of illiquidity on the market price or paying transaction costs such as brokerage fees or service fees, and without giving up their status as shareholders in the Company since they will receive shares of our class A common stock (which will become the New Common Stock) with expected increased liquidity following the Proposed Recapitalization.

Maintain a Moderate Debt Burden and the Flexibility to Fund Future Growth Initiatives and Continue Current Dividends

Structuring the Proposed Recapitalization so that all current holders of the class B common stock will exchange their class B common stock for the B Consideration allows us to achieve our objectives of addressing shareholder concerns with our current dual class common stock structure while maintaining a moderately leveraged capital structure that we expect will allow for future flexibility to fund growth initiatives, continue with our current dividends on the New Common Stock equal to the approximate dollar amount paid in the aggregate on the class A common stock and class B common stock prior to giving effect to the Proposed Recapitalization, but divided proportionally among all shares of the New Common Stock (with the payment and amount of future dividends, if any, at the discretion of the Board and dependent on our future earnings, financial condition, general business conditions, alternative uses of our earnings and other factors) and fund future business acquisitions and repurchases of New Common Stock pursuant to our repurchase program, all as the Board may determine. Pursuing the Proposed Recapitalization instead of the Original Transaction reduces the projected borrowings necessary to finance the proposed transaction by approximately $30 million.

Increased Liquidity Due to Concentration of Trading and Value Accretion in Class A Common Stock (as New Common Stock Following the Proposed Recapitalization)

We expect the Proposed Recapitalization will eliminate uncertainty in the public market as to how to invest in the Company. Shareholders will no longer need to decide between holding class A common stock and class B common stock or attempt to maintain proportionate holdings of each. As a result, the Board expects the Proposed Recapitalization will increase the liquidity, diversify the ownership and grow the value of the class A common stock (as the New Common Stock) over time.

Increased Flexibility to Explore Future Transactions

As detailed in the section entitled “—Purpose of the Proposed Recapitalization,” Mr. Hays, in his then-shareholder capacity, has recently expressed a willingness to the other four directors on the Board to engage in transactions that would result in a disposition of shares directly or indirectly held by him, including the Proposed Recapitalization, and that he expected the Hays Trusts, which hold shares for the benefit of his family, would share this point of view. This willingness, along with Nasdaq agreeing to allow the Company to engage in a transaction that included exchanging shares of our class A common stock as part of the consideration provided to holders of our class B common stock, allowed us to address shareholder concerns in a more efficient manner (by completely eliminating the existing dual class common stock structure) while maintaining a more moderate debt burden as a result of the Proposed Recapitalization. We expect that completely eliminating the existing dual class common stock structure and the “equal status” provision of our Articles that would have complicated any negotiation regarding any merger, consolidation, asset transfer, division or similar corporate transaction due to the disparate trading prices of our class A common stock and class B common stock, will also increase future flexibility for us and our shareholders to explore such transactions in the future.

Further, the Special Holdings Direction Advisor of the New Trust has informed the Board that, given the change in the willingness of the beneficiary families to dispose of shares of the Company’s stock, he is willing to explore transactions that would result in a disposition of the shares held by the New Trust, and, (i) that he would be open to, and from time to time may initiate, conversations with the Board or management of the Company regarding potential dispositions of the shares held by the New Trust, with a preference for transactions that would value the shares on the basis of a controlling interest, and potential strategic alternatives that would enhance shareholder value and liquidity, (ii) to the extent that the Company receives inquiries regarding any such potential strategic alternatives, he requests that those inquiries be given due consideration and (iii) that the Special Holdings Direction Advisor may from time to time seek discussions with other current or prospective shareholders, industry analysts, existing or potential strategic partners, investment and other professionals, and other third parties, including the special holdings direction advisor(s) of other trusts for the benefit of the Hays family (to determine their investment prospective), regarding potential dispositions of the shares held by the New Trust, including transactions of the nature referenced above or elsewhere in this proxy statement.

Effects of the Proposed Recapitalization

Rights, Preferences and Limitations

Our outstanding stock is currently divided into two classes of common stock: class A common stock and class B common stock, both of which are currently publicly traded. The class B common stock has one vote per share on all matters and the class A common stock has one one-hundredth (1/100th) of one vote per share. As of the Record Date, the class B common stock constituted approximately 94.4% of our total voting power. As a result, holders of class B common stock are able to exercise a controlling influence over our business, have the power to elect our directors and indirectly control business decisions, such as whether to issue additional shares, declare and pay dividends or enter into significant corporate transactions. A majority of the class B common stock was historically owned by Mr. Hays. However, in January and February 2018 Mr. Hays, for estate planning purposes, gifted and/or transferred all of his directly owned class B common stock (and class A common stock) indirectly to the New Trust. Please see the section entitled “Market Price of Common Stock—Purchase/Sales of Class A Common Stock and Class B Common Stock by Directors and Executive Officers.” The liquidation rights and rights upon the consummation of certain extraordinary transactions are the same for the holders of class A common stock and class B common stock. Other than share distributions and liquidation rights, the amount of any dividend or other distribution payable on each share of class A common stock is equal to one-sixth (1/6th) of the amount of any such dividend or other distribution payable on each share of class B common stock.

Following the Proposed Recapitalization, our class A common stock will become the sole publicly traded security of the Company (as the New Common Stock trading under the symbol “NRC”) and there will no longer be any class B common stock outstanding. On the Effective Date, immediately following the completion of the Proposed Recapitalization, we will amend and restate the Articles (to be the New Amended and Restated Articles) to (1) eliminate all references to the class B common stock, including eliminating provisions that provide that (a) the class B common stock will receive six times the dividends paid on the class A common stock, (b) the class A common stock is entitled to one one-hundredth (1/100th) of one vote per share while the class B common stock is entitled to one vote per share, (c) the class A common stock and the class B common stock receive equal consideration in the event of certain extraordinary transactions, such as a sale of the Company, and (d) share distributions can be made only in certain specified manners; (2) reclassify each share of class A common stock as a share of New Common Stock; (3) provide that each share of New Common Stock has one vote per share; and (4) revise all other relevant provisions of the Articles to reflect a single class of New Common Stock after the Proposed Recapitalization. Accordingly, holders of our class A common stock (as holders of the New Common Stock) will no longer have lesser voting or dividend and other distribution rights following the consummation of the Proposed Recapitalization.

The rights of the holders of class A common stock to be treated equally in the Proposed Recapitalization under our Articles, including, without limitation, Sections B(1) and B(4) of Article 2 of our Articles, will be waived pursuant to the amendment to our Articles giving effect to the Proposed Recapitalization.

If the Proposed Recapitalization is effected, holders of our class B common stock would receive the B Consideration and will no longer be holders of class B common stock. The B Consideration consists of one share of class A common stock plus $19.59 in cash, without interest (which is equal to the difference between the fair value of the class B common stock ($53.44) and the fair value of the class A common stock ($33.85), both as determined by the Board), for each share of class B common stock owned immediately prior to the Proposed Recapitalization. As such, following the Proposed Recapitalization, holders of our class B common stock will continue to hold equity interests in the Company in the form of our class A common stock (as the New Common Stock) through which they will continue to be able to participate in our future earnings and growth.

Appraisal or Dissenters’ Rights

Under Wisconsin law, no appraisal or dissenters’ rights exist with respect to the Proposed Recapitalization.

Benefits

The Proposed Recapitalization is expected to result in certain benefits to us, our shareholders whose shares of class B common stock are being exchanged for the B Consideration pursuant to the terms of the Proposed Recapitalization, and the continued holders of our class A common stock (as the New Common Stock) following the Proposed Recapitalization, including without limitation the following. Such expectations are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.

●

There is currently a relatively illiquid and limited trading market in our class A common stock and class B common stock. In the Proposed Recapitalization, the holders of our class B common stock will receive the B Consideration, which, as determined by the Board on December 12, 2017, had a total value of $53.44 per share of class B common stock. Accordingly, holders of class B common stock will have the opportunity to receive consideration equal to approximately 94% of the all-time high closing price for the class B common stock, without incurring any brokerage or service fees, commissions or other transaction costs, and without giving up their status as shareholders in the Company since they will receive shares of our class A common stock (which will become the New Common Stock) with expected increased liquidity following the Proposed Recapitalization.

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We expect that the liquidity of the class A common stock (as the New Common Stock) will be positively affected by the Proposed Recapitalization over time due to the increase in the number of shares of class A common stock (as the New Common Stock) outstanding following the Proposed Recapitalization, the concentration of trading and value accretion in the class A common stock (as the New Common Stock) and the elimination of the confusion in the public market regarding our existing dual class common stock structure.

●	The Proposed Recapitalization will result in a simplified corporate structure of the Company.

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We expect that completely eliminating the existing dual class common stock structure and the “equal status” provision of our Articles that would have complicated any negotiation regarding any merger, consolidation, asset transfer, division or similar corporate transaction due to the disparate trading prices of our class A common stock and class B common stock, will also increase future flexibility for us and our shareholders to explore such transactions in the future.

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The Proposed Recapitalization will result in a decrease in the relative voting power of Mr. Hays (and the New Trust) compared to the other holders of the New Common Stock following the Proposed Recapitalization, and an increase in the relative voting power of all other shareholders, as shown in the table below under the section entitled “—Effects of the Proposed Recapitalization – Effect on Affiliated Holders of Class A Common Stock and Class B Common Stock and Remaining Holders of Class A Common Stock Generally.”

●	Our business and operations are expected to continue substantially as presently conducted.

●

It is currently envisioned that the Board will maintain our current cash dividends on the New Common Stock equal to the approximate dollar amount paid in the aggregate on the class A common stock and class B common stock prior to giving effect to the Proposed Recapitalization, but divided proportionally among all shares of the New Common Stock. As always, the payment and amount of future dividends, if any, is at the discretion of the Board and will depend on our future earnings, financial condition, general business conditions, alternative uses of our earnings, and other factors.

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The percentage of our future earnings, cash flows and shareholders’ equity attributable to our class A common stock (as the New Common Stock following the Proposed Recapitalization), as opposed to our class B common stock, will increase to 100% compared to the current 49.7%.

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We expect that, following the Proposed Recapitalization, holders of class A common stock (as holders of the New Common Stock) will experience substantial accretion to earnings per share of class A common stock (as the New Common Stock). We expect the Proposed Recapitalization will result in pro forma earnings per share accretion for the class A common stock of 71.8% for the nine months ended September 30, 2017 and 59.2% for the twelve months ended December 31, 2016. Additionally, holders of class A common stock (as holders of the New Common Stock) following the Proposed Recapitalization will experience a greater percentage of participation in any future dividends, as compared with the existing dual class common stock structure. As a result of the Proposed Recapitalization, class A common stock (as the New Common Stock) will represent 100% of any potential dividends, as compared to 49.7% before the Proposed Recapitalization. Please see also the section entitled “Financial Information—Pro Forma Consolidated Financial Statements (Unaudited)” for more information on the anticipated pro forma effect of the Proposed Recapitalization and the Credit Facilities on our historical financial information.

●	The Proposed Recapitalization likely moots certain of the concerns expressed by shareholders in litigation challenging the Original Transaction.

●	Please see the section entitled “—Reasons for the Proposed Recapitalization” for a more detailed discussion of the reasons for and expected benefits of the Proposed Recapitalization.

Detriments

The Proposed Recapitalization is expected to result in certain detriments to us, our shareholders whose shares of class B common stock are being exchanged for the B Consideration pursuant to the terms of the Proposed Recapitalization, and the continued holders of our class A common stock (as the New Common Stock) following the Proposed Recapitalization, including without limitation the following. Such expectations are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.

●

If the Proposed Recapitalization is approved, holders of our class B common stock will be required to involuntarily surrender their shares of class B common stock in exchange for the B Consideration, rather than at a time and for consideration of their choosing. A portion of the B Consideration is comprised of shares of our class A common stock, which will have to be sold if holders of our class B common stock desire all-cash consideration.

●	The Proposed Recapitalization may be taxable for holders of our class B common stock.

●

Current holders of our class A common stock will experience a dilution in the percentage of the outstanding class A common stock that they hold due to the issuance of approximately 3.65 million shares of class A common stock (which is about 17.4% of the class A common shares outstanding as of the Record Date) as a portion of the B Consideration in the Proposed Recapitalization and in the exchange of outstanding equity awards tied to the class B common stock for the B Consideration in connection with the Proposed Recapitalization.

●	We will incur costs associated with the Proposed Recapitalization.

●

Our increased level of indebtedness could adversely affect our financial condition and results of operations. We will be required to dedicate a portion of our cash flows from operations to repayment of debt, limiting the availability of cash for other purposes, and our flexibility in planning for, or reacting to, changes in our business and industry will be more limited. Furthermore, our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, or other purposes may be limited.

●

As of the Record Date, approximately 55.2% of the issued and outstanding shares of our class A common stock and 58.3% of the issued and outstanding shares of our class B common stock, collectively representing 58.1% of the total voting power of shareholders entitled to vote on the Proposed Recapitalization, was held collectively by our directors, executive officers and affiliates, including the Hays Trusts, and they have indicated that they intend to vote all of their shares of class A common stock and class B common stock “FOR” the Proposed Recapitalization and “FOR” the New Amended and Restated Articles. Accordingly, approval of the Proposed Recapitalization and the New Amended and Restated Articles is expected, regardless of whether or not the minority, unaffiliated shareholders vote in favor of the Proposed Recapitalization and/or the New Amended and Restated Articles.

●

The rights of the holders of class A common stock to be treated equally in the Proposed Recapitalization under our Articles, including, without limitation, Sections B(1) and B(4) of Article 2 of our Articles, will be waived pursuant to the amendment to our Articles giving effect to the Proposed Recapitalization.  If any merger, consolidation, asset transfer, division or similar corporate transaction occurs in the future, including any such transaction that may be initiated by the New Trust as discussed in the section entitled "Reasons for the Proposed Recapitalization" above, the consideration received by holders of New Common Stock may be different than the consideration that such persons would have received if the Proposed Recapitalization had not occurred.

●

Shareholders, including those that previously challenged the Original Transaction through litigation, may challenge the Proposed Recapitalization, requiring the Company to incur expenses defending such litigation.

Elimination of Class B Common Stock

As a result of the Proposed Recapitalization, the number of holders of record of the class B common stock, as defined by Exchange Act rules, will be reduced to zero.

Termination of Class B Common Stock Exchange Act Registration

Shares of class B common stock are currently registered under the Exchange Act. Applicable rules permit such registration to be terminated upon application to the SEC if there are fewer than 300 holders of record of the class B common stock. We intend to terminate the registration of the class B common stock under the Exchange Act as soon as practicable after the Proposed Recapitalization, if approved, is effected.

Delisting from Nasdaq and Effect on Market for Class B Common Stock

We intend to delist the class B common stock from Nasdaq immediately upon effecting the Proposed Recapitalization. Following such delisting, the class B common stock will no longer be quoted on Nasdaq.

Effect on the Company

The Proposed Recapitalization will reduce the number of outstanding shares of class B common stock and the number of holders of the class B common stock to zero, with an estimated cash requirement to us (including expenses) of approximately $73.6 million, as well as the issuance of approximately 3.65 million shares of our class A common stock. Please see the section entitled “Additional Information Regarding the Proposed Recapitalization—Source and Amount of Funds and Expenses” for a detailed discussion of the expected costs of the Proposed Recapitalization.

In connection with the Proposed Recapitalization, we intend to enter into the Credit Facilities. Please see the section entitled “Additional Information Regarding the Proposed Recapitalization—Source and Amount of Funds and Expenses” for a description of material terms of the proposed Credit Facilities. Our entry into the Credit Facilities is conditioned on this Proposed Recapitalization being approved and effected. Please see also the section entitled “Financial Information—Pro Forma Consolidated Financial Statements (Unaudited)” for more information on the anticipated pro forma effect of the Proposed Recapitalization and the Credit Facilities on our historical financial information.

The directors and officers of the Company immediately prior to the Proposed Recapitalization will remain the directors and officers of the Company immediately following the effectiveness of the Proposed Recapitalization. Following the Proposed Recapitalization, there will continue to be three classes of directors of the Company, designated as Class I, Class II, and Class III. In connection with the Proposed Recapitalization, we will accelerate the vesting of the outstanding options to purchase class B common stock and restricted shares of class B common stock, such class B common stock equity awards will be cancelled, and in exchange therefor, the holder of such class B common stock equity awards will receive the B Consideration for each share of class B common stock subject to such class B common stock equity award, less the exercise price per share under the options to acquire such class B common stock and any applicable tax withholding. This will account for approximately $1.3 million of the expected costs of the Proposed Recapitalization. Please see the section entitled “Additional Information Regarding the Proposed Recapitalization—Source and Amount of Funds and Expenses” for more information on the expected costs of the Proposed Recapitalization. The following table sets forth the total amount of the B Consideration that will be provided to the directors and executive officers of the Company, as well as the Hays Trusts, in the Proposed Recapitalization:

Directors, Executive Officers and Hays Trusts	Cash to be paid (in thousands)	Shares of class A common stock to be issued
Michael D. Hays	$79	4,035
Steven D. Jackson	338	17,259
Kevin R. Karas	192	9,804
Donald M. Berwick	101	5,162
JoAnn M. Martin	849	43,316
Barbara J. Mowry	138	7,031
John N. Nunnelly	458	23,355
New Trust	36,912	1,884,205
K/I/E/Trust	2,456	125,355

  Included in the foregoing table are the following portions of the B Consideration that will be provided to the directors and executive officers of the Company for their outstanding options to purchase class B common stock and/or restricted shares of class B common stock in connection with the Proposed Recapitalization pursuant to the accelerated vesting of such equity awards described above (note that these amounts are not in addition to the amounts set forth in the table above):

Directors and Executive Officers	Cash to be paid (in thousands)	Shares of class A common stock to be issued
Michael D. Hays	$76	3,898
Steven D. Jackson	211	10,760
Kevin R. Karas	146	7,449
Donald M. Berwick	101	5,162
JoAnn M. Martin	227	11,583
Barbara J. Mowry	138	7,031
John N. Nunnelly	381	19,455

Effects on Affiliated and Unaffiliated Holders of Class B Common Stock

Following the Proposed Recapitalization, holders of our class B common stock will receive one share of class A common stock plus $19.59 in cash, without interest, for each share of class B common stock owned by such holders immediately prior to the Proposed Recapitalization and will no longer be holders of class B common stock. As such, following the Proposed Recapitalization, holders of our class B common stock will continue to hold equity interests in the Company in the form of our class A common stock (as the New Common Stock) through which they will continue to be able to participate in our future earnings and growth. We believe this provides such holders with a cost-effective way to liquidate their investment without experiencing a negative impact of illiquidity on the market price or paying transaction costs such as brokerage fees or service fees, and without giving up their status as shareholders in the Company since they will receive shares of our class A common stock (which will become the New Common Stock) with expected increased liquidity following the Proposed Recapitalization. However, the Proposed Recapitalization will require holders of our class B common stock to involuntarily surrender their shares of class B common stock in exchange for the B Consideration, rather than selecting the timing of and consideration received for disposing of their shares of our class B common stock. Holders of class B common stock who desire all-cash consideration for their shares will be required to sell the shares of our class A common stock received as part of the B Consideration. Holders of our class B common stock in certificated form will receive a letter of transmittal as soon as practicable after the Proposed Recapitalization is consummated with instructions on how to surrender existing certificates in exchange for the B Consideration. Holders of our class B common stock in electronic, book-entry form will receive the B Consideration directly from our transfer agent, without having to take any action.

We intend to permit those who hold our class B common stock in street name through a nominee (such as a bank or broker) to be treated in the Proposed Recapitalization in the same manner as holders of class B common stock whose shares are registered in their names and will instruct nominees to effect the Proposed Recapitalization for their beneficial holders. However, nominees may have different procedures and those who hold class B common stock in street name should contact their nominees to instruct the nominee as to how the beneficial shareholder wishes to proceed. The Proposed Recapitalization structure will focus on the number of shares held by record holders. We and our transfer agent will not have the necessary information to compare the record holdings of any shareholder with “street name” holdings in a brokerage account. In addition, we will lack the information to compare holdings across multiple brokerage firms. If you are in this situation, we recommend that you consolidate your holdings into one brokerage account or record holder position prior to the Effective Date.

The Proposed Recapitalization may be taxable for holders of our class B common stock. Please see the section entitled “Additional Information Regarding the Proposed Recapitalization—Material U.S. Federal Income Tax Consequences” for further information.

Effect on Holders of Class A Common Stock

The number of shares outstanding of our class A common stock will increase by approximately 3.65 million shares, to approximately 24.6 million shares outstanding, as a result of the Proposed Recapitalization and the accompanying exchange of outstanding equity awards tied to the class B common stock for the B Consideration (less the exercise price per share under the options to acquire class B common stock and any applicable tax withholding). In addition, the New Amended and Restated Articles will eliminate all references to the class B common stock and reclassify the remaining single class of stock, class A common stock, as the New Common Stock with one vote per share. The class A common stock will continue to be traded on Nasdaq (as the New Common Stock under the symbol “NRC”), and we will continue to have reporting obligations under the Exchange Act with respect to our class A common stock (as the New Common Stock). Holders of class A common stock prior to the Proposed Recapitalization will continue to have an equity interest in the Company in the form of our New Common Stock and, therefore, will continue to participate in our future earnings and growth. The aggregate voting power of the holders of class A common stock (as the New Common Stock) will increase to 100% following the Proposed Recapitalization from 5.59% today. The percentage of our future earnings, cash flows and shareholders’ equity attributable to our class A common stock (as the New Common Stock), as opposed to our class B common stock, will increase to 100% compared to the current 49.7%. This increase is expected to positively impact holders of our class A common stock (as holders of the New Common Stock). The rights of the holders of class A common stock to be treated equally in the Proposed Recapitalization under our Articles, including, without limitation, Sections B(1) and B(4) of Article 2 of our Articles, will be waived pursuant to the amendment to our Articles giving effect to the Proposed Recapitalization.

In addition, it is currently expected that the Board will maintain our current cash dividends on the class A common stock (as the New Common Stock) equal to the approximate dollar amount paid in the aggregate on the class A common stock and class B common stock prior to giving effect to the Proposed Recapitalization, but divided proportionally among all shares of the New Common Stock. The payment and amount of future dividends, if any, is at the discretion of the Board and will depend on our future earnings, financial condition, general business conditions, alternative uses of our earnings, and other factors.

Please see the sections entitled “—Effects of the Proposed Recapitalization—Effect on Affiliated Holders of Class A Common Stock and Class B Common Stock and Remaining Holders of Class A Common Stock Generally” below, and “—Effects of the Proposed Recapitalization—Rights, Preferences, and Limitations” above, for further information on how the Proposed Recapitalization is expected to impact holders of class A common stock.

Effect on Affiliated Holders of Class A Common Stock and Class B Common Stock and Remaining Holders of Class A Common Stock Generally

The Proposed Recapitalization will result in decrease in the interest of Mr. Hays (and the New Trust) in our net book value and net earnings (losses), relative to the other remaining holders of the New Common Stock following the Proposed Recapitalization, as shown in the following table (shown using the two-class earnings per share method and shown as excluding the shares of class A common stock to be issued in connection with the exchange of equity awards tied to class B common stock for the B Consideration, less the exercise price of the class B stock options and any applicable tax withholding):

	At December 31, 2016		At September 30, 2017
	Net Earnings/(Loss)	Percentage Interest	Net Book Value	Percentage Interest	Net Earnings/(Loss)	Percentage Interest
Total	$20,518,000	100.0%	$3.63	100.0%	$16,426,000	100.0%
Mr. Hays/New Trust’s interest in:
Pre-Proposed Recapitalization	$8,571,000	41.8%	$1.07	29.5%	$6,654,000	40.5%
Post-Proposed Recapitalization	$6,468,000	31.5%	1.07	29.4%	$4,826,000	29.4%

The Proposed Recapitalization will result in a decrease in the relative voting power of Mr. Hays (and the New Trust) compared to the other holders of the New Common Stock following the Proposed Recapitalization, and an increase in the relative voting power of all other shareholders, as shown in the following table (which excludes the shares of class A common stock to be issued in connection with the exchange of equity awards tied to class B common stock for the B Consideration, less the exercise price of the class B stock options and any applicable tax withholding):

	Pre-Proposed Recapitalization Voting Power		Post-Proposed Recapitalization Voting Power

Mr. Hays/New Trust	54,944	A votes	75,177	A votes
	1,884,205	B votes	0	B votes
	51.7%		30.7%
Other shareholders	153,208	A votes	169,768	A votes
	1,656,039	B votes	0	B votes
	48.3%		69.3%

Please see the section entitled “Additional Information Regarding the Proposed Recapitalization – Special Interests of the Affiliated Persons” for further discussion of interests in the Proposed Recapitalization that certain affiliated persons have that are in addition to, or different from, our shareholders generally.

Strategic Alternatives Considered By the Board

In making the determination to proceed with the Proposed Recapitalization, the Board (including Mr. Hays acting as a director and on his own behalf) evaluated other strategic alternatives. As discussed below, the Board ultimately rejected the alternatives to the Proposed Recapitalization because the Board believed that the Proposed Recapitalization would be the fairest, simplest and most cost-efficient approach to address shareholder concerns surrounding our existing dual class common stock structure. The Board and Mr. Hays considered the following alternative strategies:

Convert One Class of Common Stock into the Other Class

The Board originally considered converting one class of the Company’s common stock into the other class of common stock. This alternative was quickly dismissed, however, since Nasdaq, when approving the 2013 Recapitalization under its “voting rights rule,” expressly provided that one class of the Company’s common stock could not be converted into the other class of common stock. Pursuant to discussions following the announcement of the Original Transaction, however, Nasdaq did agree to allow the Company to exchange shares of our class A common stock as part of the B Consideration provided to holders of our class B common stock. Incorporating this alternative into the Proposed Recapitalization as a portion of the B Consideration allowed the Board to achieve its objectives of addressing shareholder concerns with our existing dual class common stock structure and providing a timely and cost-effective liquidity event to holders of our class B common stock while also maintaining a conservatively leveraged capital structure.

Sale of the Company

The Board briefly considered a sale of the Company. This alternative was initially dismissed because Mr. Hays had previously informed the Board that he, as well as certain trusts and affiliated entities holding shares for the benefit of Mr. Hays’ family, would not participate in, or vote in favor of, a sale transaction and because the disparate trading prices of the class A common stock and class B common stock, along with the “equal status” provision under our Articles, created hurdles to any sale transaction. We expect that, as a result of the consummation of the Proposed Recapitalization, the elimination of our current dual class common stock structure and the “equal status” provision of our Articles that would have complicated any negotiation regarding any merger, consolidation, asset transfer, division or similar corporate transaction due to the disparate trading prices of our class A common stock and class B common stock, will also increase future flexibility for us and our shareholders to explore such transactions in the future.

Since the announcement of the Original Transaction, Mr. Hays, in his then-shareholder capacity, informed the other four directors on the Board that, contrary to his prior point of view, he was willing to consider transactions that would result in a disposition of shares directly or indirectly held by him and that he expected the Hays Trusts, which hold shares for the benefit of his family, would share this point of view.

Complete “Going Private” Transaction of Both Class A Common Stock and Class B Common Stock

The Board considered both a negotiated transaction and a tender offer as part of a complete “going private” transaction subject to Rule 13e-3 of the Exchange Act. In addition to potential issues with transaction structure, such as uncertain and unpredictable results of either undertaking, both potential transactions would be considerably more expensive than the Proposed Recapitalization and, if attempted, would burden the Company with a highly leveraged capital structure that could negatively impact future performance and impair our operational flexibility. In addition, Mr. Hays previously informed the Board that he, as well as certain trusts and affiliated entities holding shares for the benefit of Mr. Hays’ family, would not support a sale of control, a private equity investment or a highly leveraged capital structure.

Tender Offer for all Shares of Class B Common Stock (with Mr. Hays Agreeing to Sit-out)

The Board considered an issuer tender offer (either a fixed price or a “dutch auction”) to repurchase shares of our outstanding class B common stock, other than those shares held by Mr. Hays. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record shareholders so as to permit the Company to delist and deregister the class B common stock. In addition, even if the class B common stock could be delisted and deregistered, the Board determined it was not in the Company’s best interests to leave unaffiliated holders of class B common stock who chose not to tender pursuant to the tender offer with no market for the class B common stock following the completion of any such tender offer.

Cash-Out of All Class A Common Stock or Class B Common Stock

The Board considered a cash-out of all class A common stock outstanding or, alternatively, all class B common stock outstanding, in a transaction with a similar structure to the Proposed Recapitalization. As with other potential alternatives, the Board was concerned that either alternative would be considerably more expensive than the Proposed Recapitalization and, if attempted, would burden the Company with a highly leveraged capital structure that could negatively impact future performance and impair operational flexibility.

Original Transaction

On September 15, 2017, the Board approved a 1-for-1,764,560 reverse stock split of our class B common stock, such that all holders of class B common stock, other than Mr. Hays, would hold a fraction of one share of class B common stock. In such transaction, we were going to pay to each of these fractional shareholders $53.44 in cash, without interest, for each share of class B common stock held by such shareholders immediately before giving effect to such reverse stock split. The proposed reverse stock split was to be followed immediately by a 1,764,560-for-1 forward stock split of the class B common stock to return what would have been the sole remaining holder of the class B common stock, Mr. Hays, to the same number of shares of class B common stock as he had held before the proposed reverse stock split. Following the announcement of the Original Transaction, Nasdaq raised concerns with the increase in the voting power of Mr. Hays that would have occurred as a result of the Original Transaction, and multiple shareholder lawsuits were filed. Further discussions with Nasdaq resulted in Nasdaq agreeing to allow the Company to exchange shares of our class A common stock as part of the consideration provided to holders of our class B common stock. Since that time, Mr. Hays, in his then-shareholder capacity, informed the other four directors on the Board that, contrary to his prior point of view, he was willing to consider transactions that would result in a disposition of shares directly or indirectly held by him and that he expected the Hays Trusts, which hold shares for the benefit of his family, would share this point of view. After considering these developments, among others, the Board determined that pursuing the Proposed Recapitalization would accomplish the goals of the Original Transaction, as it addresses the shareholder concerns with the existing dual class common stock structure. In addition, the Proposed Recapitalization will simplify the corporate structure of the Company and is expected to increase future corporate and shareholder flexibility by completely eliminating the class B common stock, and maintaining an appropriate capital structure with a lower level of indebtedness than would have been incurred under the Original Transaction.

At the same time as discussions with Nasdaq were ongoing, the Board also considered preserving the structure of the Original Transaction with modifications to address the increase in Mr. Hays’ total voting power under the Original Transaction, such as (A) entering into a voting agreement with Mr. Hays (or Mr. Hays providing an irrevocable proxy to the Board) requiring all shares of class B common stock held by Mr. Hays to be voted in a neutralized manner above a certain threshold of total voting power, (B) amending our Articles to provide the same or (C) amending our Articles to increase the voting power of our class A common stock in connection with the Original Transaction. The Board determined that the Proposed Recapitalization adequately addressed any concerns with Mr. Hays’ total voting power as, following the Proposed Recapitalization, the percentage of total voting power of Mr. Hays (and the New Trust) is expected to decrease from approximately 51.7% to approximately 30.7%.

Continuing As-Is

The Board considered taking no action to address the shareholder concerns over the existing dual class common stock structure. However, given the recent trading price behavior of the class A common stock and class B common stock and the access to favorable financing terms (see the section entitled “Additional Information Regarding the Proposed Recapitalization—Source and Amount of Funds and Expenses” for more information on the proposed Credit Facilities with which we expect to fund the costs of the Proposed Recapitalization), the Board believed that the current conditions presented an opportunity to address shareholder concerns by eliminating our existing dual class common stock structure and provide the holders of class B common stock with a timely and cost-effective liquidity event.

How the Board Will Determine Whether to Effect the Proposed Recapitalization

The shareholders will consider and vote on the Proposed Recapitalization and the New Amended and Restated Articles. If the shareholders approve each proposal, then the Board, at its discretion, may elect to either effect or abandon the Proposed Recapitalization. If the Board elects to abandon the Proposed Recapitalization, then the B Consideration will not be exchanged and the total transaction costs will consist solely of the expenses incurred to that date in connection with the Proposed Recapitalization. These expenses are estimated at approximately $2.0 million. A number of factors or situations could cause the Board to decide to abandon the Proposed Recapitalization , even if approved by the shareholders. These factors or situations include:

●

The Board may decide to abandon or delay the Proposed Recapitalization if the economic conditions or the financial condition of the Company, or their outlook, at the time the Proposed Recapitalization is to be effected are such that in the judgment of the Board it is no longer advisable to issue class A common stock and/or use the Company’s cash resources and incur debt to effect the Proposed Recapitalization.

●

In the event the Company has insufficient cash and/or is unable to close on the Credit Facilities or otherwise secure debt on terms satisfactory to the Company necessary to complete the Proposed Recapitalization, the Board would abandon or postpone the Proposed Recapitalization.

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In the event the Board determines that it is in the Company’s best interest to enter into a strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, the Board may elect to abandon the Proposed Recapitalization as a result of such strategic transaction.

Please see the information under the sections entitled “Proposals—Proposed Recapitalization and New Amended And Restated Articles “ and “Special Factors—Effects of the Proposed Recapitalization” for a discussion of what will occur if the Board decides to proceed with the Proposed Recapitalization.

Following the Special Meeting, the Board intends to decide whether to effect the Proposed Recapitalization or to abandon or delay it. If the Board decides to effect the Proposed Recapitalization, we expect that management, at the discretion of the Board, will effect the Proposed Recapitalization on the date of the Special Meeting or soon as reasonably practicable thereafter by filing Articles of Amendment to our Articles with the State of Wisconsin. We expect to file the New Amended and Restated Articles with the State of Wisconsin immediately thereafter.

Fairness of the Proposed Recapitalization

The Board (including Mr. Hays acting as a director and on his own behalf) has fully reviewed and considered the terms, purpose, alternatives and effects of the Proposed Recapitalization and has determined that the Proposed Recapitalization is in the best interests of the Company and all of our shareholders, including those whose shares of class B common stock are being exchanged for the B Consideration pursuant to the terms of the Proposed Recapitalization, and is substantively and procedurally fair to the affiliated and unaffiliated shareholders of the Company, including the holders of our class A common stock and the holders of class B common stock who will receive the B Consideration. After studying the Proposed Recapitalization and its anticipated effects on our shareholders, the Board (including Mr. Hays) unanimously approved the Proposed Recapitalization and deemed it procedurally and substantively fair to all of the Company’s affiliated and unaffiliated shareholders and to the Company.

Fairness of the Substance of the Proposed Recapitalization

In determining the fairness of the Proposed Recapitalization, the Board considered the factors discussed below, in addition to the strategic alternatives discussed above in the section entitled “—Strategic Alternatives Considered By the Board.” The Board (including Mr. Hays) believes that the Proposed Recapitalization is substantively fair to the Company’s unaffiliated shareholders in light of these factors. The Board did not assign specific weight to the factors set forth below in a formulaic fashion, and except as described below, the factors below are not subject to quantification. Moreover, in its consideration, individual directors may have given differing weights to different factors. However, the Board did place special emphasis on eliminating confusion in the public market surrounding our existing dual class common stock structure, responding to shareholder concerns regarding the existing dual class common stock structure and providing and/or increasing liquidity for our shareholders, as described in the section entitled “—Reasons for the Proposed Recapitalization.” The discussion below is not meant to be exhaustive, but the Company believes it includes the material factors considered by the Board in reaching their determinations.

Material Factors Considered by the Board

Address Shareholder Concerns and Eliminate Confusion Regarding Dual Class Common Stock Structure. If the Proposed Recapitalization is completed, we expect shareholder concerns and market confusion regarding the existing dual class common stock structure of the Company will be eliminated since the Company will only have one class of common stock. Please see the sections above entitled “—Purpose of the Proposed Recapitalization” and “—Reasons for the Proposed Recapitalization.”

Opportunity to Provide a Liquidity Event for Class B Common Stock. The Board considered the opportunity for the holders of the Company’s class B common stock to have a liquidity event while the class B common stock is at or near an all-time high, without paying any brokerage or service fees, commissions or other transaction costs, and without giving up their status as shareholders in the Company since they will receive shares of our class A common stock (which will become the New Common Stock) with expected increased liquidity following the Proposed Recapitalization. The Board did not quantify the consideration of brokerage and service fees, commissions and other fees saved by the Proposed Recapitalization since such fees vary significantly depending upon the method used to dispose of shares. Please see the section entitled “—Reasons for the Proposed Recapitalization” for more information.

Holders of Class B Common Stock will Continue to Participate in Future Increases in the Value of the Company Stock and Payments of Dividends.  Following the Proposed Recapitalization and receipt of the B Consideration, holders of class B common stock will have continued financial interest in the Company and will have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, the New Common Stock, which will remain publicly traded following the Proposed Recapitalization. Please see the section above entitled “—Reasons for the Proposed Recapitalization” for more information.

Current and Historical Market Prices. The Board considered recent and historical trading prices of the Company’s class B common stock in connection with both the Original Transaction and the Proposed Recapitalization, and, in determining the B Consideration in the Proposed Recapitalization, the Company’s class A common stock. In valuing both the class B common stock and the class A common stock, the Board recognized that the two classes of common stock have traded on Nasdaq since May 24, 2013 and this market has represented the principal outlet for shareholders who wished to dispose of shares of either class of common stock. The Board viewed Nasdaq as a good indicator of what a willing buyer would pay to a willing seller, neither one of whom is under any compulsion to buy or sell, after considering such factors as their estimate of the Company’s value as a whole, its earnings and performance history, its prospects, the prospects of the industry as a whole, an assessment of the control parties and management of the Company, and other factors that typically bear on a common stock purchase or sale decision. Accordingly, the Board determined that a valuation based on the historical trading prices of the Company’s two classes of common stock would be the most accurate method of determining the fair value of the shares.

In determining the value of a share of class B common stock for the Original Transaction, as well as for the Proposed Recapitalization, based on historical trading prices in the class B common stock, the Board evaluated the possible alternatives for determining the fair value of the shares of class B common stock identified by Emory & Co. at the July 23, 2017 meeting of the independent members of the Board (without Mr. Hays), which, as more fully described in the section entitled “—Background of the Proposed Recapitalization,” included, among other alternatives, the volume weighted average price of the class B common stock on the day of announcement of the Original Transaction, an average (weighted average or otherwise) of the sales or closing prices of the class B common stock for a to-be-determined number of recent trading days, a hybrid of the foregoing methods (such as the greater of one or the other), a discount to recent trading prices or average price of the class B common stock and a premium to recent trading prices or average price of the class B common stock. Based on this evaluation, the Board decided that a control premium was not appropriate; decided that a discount to reflect the discounts associated with trading large blocks of class B common stock in light of the limited trading market of the class B common stock (as described in the section entitled “—Reasons for the Proposed Recapitalization”) was also not appropriate; and determined that either the volume weighted average price of the class B common stock on a specified date or a volume weighted average trading price of the class B common stock over a recent period of time, in order to give the holders of the class B common stock the benefit of the recent upward trajectory of the market price of the class B common stock while also considering fairness to the holders of class A common stock, would most accurately represent the fair value of the class B common stock. Accordingly, the Board determined to calculate the consideration to be received by holders of class B common stock in the Original Transaction as a price equal to the greater of (i) the volume weighted average price of the class B common stock on the trading day immediately preceding the announcement of the Original Transaction and (ii) the volume weighted average price of the class B common stock during the 20 trading days immediately preceding the announcement of the Original Transaction. Based on this determination, the price in the Original Transaction was set at $53.44 per share of class B common stock, which price is equal to the intra-day volume weighted average price of the class B common stock on September 15, 2017 (the trading day prior to the announcement of the Original Transaction) and is greater than the $53.00 volume weighted average price of the class B common stock during the 20 trading days ending on September 15, 2017 (as well as the $52.72 and $50.73 volume weighted average prices during the 30 and 90 trading days, respectively, ending on September 15, 2017). The Board determined that this $53.44 price was a fair valuation of the class B common stock being cashed out in the Original Transaction, and in December 2017, in connection with approving the Proposed Recapitalization, the Board confirmed that a $53.44 valuation of the class B common stock was fair for purposes of the Proposed Recapitalization, in each case in light of the factors considered by the Board as described herein.

In determining to use class A common stock as part of the B Consideration in the Proposed Recapitalization, for the same reasons the Board used in the Original Transaction relating to the valuation of the class B common stock, the Board determined to calculate the fair value of the class A common stock to be received as part of the B Consideration using the same methodology to calculate the $53.44 valuation of the class B common stock. Accordingly, the Board decided to calculate the fair value of the class A common stock to be received as part of the B Consideration as a price equal to the greater of (i) the volume weighted average price of the class A common stock on the trading day immediately preceding the announcement of the Proposed Recapitalization and (ii) the volume weighted average price of the class A common stock during the 20 trading days immediately preceding the announcement of the Proposed Recapitalization. Furthermore, the Board considered whether to determine the fair market value of the class A common stock as of the same date it valued the class B common stock or as of a date closer to the announcement of the Proposed Recapitalization. Since the Board determined the fair market value of the class B common stock almost three months prior to the announcement of the Proposed Recapitalization, and the class B common stock has traded on that basis, the Board determined not to adjust that valuation date.  The Board believed applying the same methodology to calculate the fair value of the class A common stock (i.e., as of the trading day prior to announcement of the respective transaction) was appropriate.  This would result in aligning the determination of the fair market value of a particular class of the Company’s common stock with the initial public disclosure of the involvement of that class of stock in the Original Transaction or the Proposed Recapitalization, as appropriate. Based on these determinations, the fair value of a share of class A common stock to be included in the B Consideration was set at $33.85 per share of class A common stock, which is equal to the volume weighted average price of the class A common stock during the 20 trading days ending on December 12, 2017 (the trading day prior to the announcement of the Proposed Recapitalization) and is greater than the $33.76 volume weighted average price of the class A common stock on December 12, 2017 (the trading day prior to the announcement of the Proposed Recapitalization). The Board determined that this $33.85 valuation of the class A common stock to be issued as part of the B Consideration was fair for the class A common stock in light of the factors considered by the Board as described herein.

Liquidity of Class B Common Stock and Class A Common Stock.  The Board discussed the lack of an active trading market for the class B common stock and, to a lesser extent, the class A common stock. Since our shareholders are not currently able to trade their class B common stock in a liquid market, the Board considered the ability to offer holders of our class B common stock with a cost-effective liquidity event (without experiencing any negative impact of illiquidity on the market price) to be an additional indication of fairness to the holders of class B common stock. In turn, the Board believes the holders of class A common stock (which will become the New Common Stock) will, over time, experience increased liquidity and diversification of ownership as a result of the Proposed Recapitalization. Please see the section above entitled “—Reasons for the Proposed Recapitalization” for more information.

Positive Effect on Non-Affiliate Voting Power. The Proposed Recapitalization will have a positive effect on the voting power of non-affiliates of the Company. As a result of the Proposed Recapitalization, the voting power of Mr. Hays (and the New Trust) will decrease from approximately 51.7% to approximately 30.7%. Accordingly, the voting power of all shareholders, other than Mr. Hays (and the New Trust), will increase from approximately 48.3% to approximately 69.3%.

Class A Common Stock Earnings Per Share Accretion. By eliminating the class B common stock, holders of class A common stock (as holders of the New Common Stock) following the Proposed Recapitalization, which will remain publicly traded under the symbol “NRC, will experience all of the accretion to earnings per share in their holdings of our New Common Stock. Furthermore, holders of the New Common Stock will experience a greater percentage of participation in any future dividends, as compared to the Company’s current dual class common stock structure. Please see the section above entitled “—Reasons for the Proposed Recapitalization” for more information.

Moderate Debt Burden While Maintaining Flexibility For Future Growth. Given that every holder of our class B common stock will receive the B Consideration as a result of the Proposed Recapitalization, the Company can address shareholder concerns with the existing dual class common stock structure while maintaining a moderately leveraged capital structure on favorable financing terms that allows the Company current and future flexibility to fund growth initiatives, continue with our current dividends on the New Common Stock equal to the approximate dollar amount paid in the aggregate on the class A common stock and class B common stock prior to giving effect to the Proposed Recapitalization, but divided proportionally among all shares of the New Common Stock (with the payment and amount of future dividends, if any, at the discretion of the Board and dependent on our future earnings, financial condition, general business conditions, alternative uses of our earnings and other factors) and fund future business acquisitions and repurchases of New Common Stock, all as the Board may determine. Please see the section above entitled “—Reasons for the Proposed Recapitalization” for more information.

Equal Treatment of Affiliated and Unaffiliated Holders of Shares of Class B Common Stock.  The Proposed Recapitalization will not affect holders of class B common stock differently on the basis of affiliate status, as all holders will have their class B common stock exchanged for the B Consideration.

Possible Disadvantages of Effecting the Proposed Recapitalization

The Board also considered the following possible disadvantages of effecting the Proposed Recapitalization:

Forced Liquidity Event. Holders of our class B common stock will be required to involuntarily surrender their shares in exchange for the B Consideration, rather than at a time and for consideration of their choosing. The Board also considered the fact that the Proposed Recapitalization may be taxable for holders of our class B common stock. Please see the section above entitled “—Reasons for the Proposed Recapitalization” for more information.

Reduced Cash on Hand and Increased Level of Indebtedness.  The Company estimates that the cost of the cash portion of the B Consideration to be paid to holders of class B common stock, the cost of the cash portion of the payment to the holders of options to purchase class B common stock and restricted shares of class B common stock, professional fees, transfer agent costs and other expenses of the Proposed Recapitalization will total approximately $73.6 million. As a result, immediately after the Proposed Recapitalization, the Company’s cash balances on hand will be reduced by approximately $33.6 million. Further, our increased level of indebtedness as a result of entering into the Credit Facilities could adversely affect our financial condition and results of operations.

No Appraisal or Dissenters’ Rights.  Under Wisconsin law, no appraisal or dissenters’ rights are available to shareholders in connection with the Proposed Recapitalization.

Valuation Methods Not Applicable to the Company

Although potentially relevant to a determination of fairness of the Proposed Recapitalization, the factors listed below, for the reasons given, were determined by the Board to not be applicable to the Company and were not considered or were not given any weight by the Board.

Net Book Value.  The Board did not view net book value to be a reliable measure of fair value. Net book value is based on the historical cost of a company’s assets and does not take into account the value of a company if the company does not have the necessary access to capital and/or liquidity to continue to operate. In addition, the Board determined that net book value does not take into account the other considerations that might be part of the “willing buyer/willing seller” evaluation discussed above under the subsection “—Current and Historical Market Prices.”

Going Concern Valuation.  An indicator of going concern value is the discounted future cash receipts approach, which uses future cash receipt projections and discounts them at a rate which incorporates both the time value of money and the uncertainty of future cash receipts to arrive at a present valuation estimate. Given the other considerations discussed herein, the Board did not pursue this approach due to the significance of the subjective assumptions that would be involved in such an approach, as well as the significant advisor, investment bank and financial modeling expenses associated with the approach.

Liquidation Value.  The Board viewed the liquidation value of the Company to be an inappropriate measure for the purpose of evaluating the B Consideration to be exchanged for shares of our class B common stock. There is no present intention of liquidating the Company or selling a substantial portion of its assets in the near term. Further, since a portion of the B Consideration consists of a share of our class A common stock, the Proposed Recapitalization will not result in the termination of an equity interest by any holder of the class B common stock. A liquidation process would also involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. Given these and the other factors considered by the Board as described in this proxy statement, the Board did not pursue a liquidation value approach.

Conclusion

The Board believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Proposed Recapitalization is substantively fair to all the Company shareholders, including the holders of our class B common stock and continuing holders of our class A common stock following the Proposed Recapitalization. Based on the factors described above, the Board set the B Consideration to be equal to (A) one share of class A common stock plus (B) $19.59 in cash, without interest, which is equal to the difference between $53.44 and the fair value of one share of class A common stock as determined by the Board of Directors and detailed herein, for each share of class B common stock owned by such holder immediately prior to the Proposed Recapitalization.

Procedural Fairness

In addition to the fairness of the substance of the Proposed Recapitalization, the Board (including Mr. Hays) believes that the process by which decisions were made regarding the Proposed Recapitalization is fair to holders of our class B common stock (all of whom will receive the B Consideration pursuant to the Proposed Recapitalization), and to the continuing holders of our class A common stock (as the New Common Stock) following the effectiveness of the Proposed Recapitalization.

The Board noted that shareholders who receive the B Consideration, will receive, in addition to cash, class A common stock of the Company, which will remain listed on Nasdaq after the Effective Date of the Proposed Recapitalization as the New Common Stock under the symbol “NRC.”

No special committee composed of the independent members of the Board was formed to appraise or negotiate the Proposed Recapitalization. The independent members of the Board considered whether to form such a committee and concluded that there were already sufficient procedural safeguards so as to make such a committee unnecessary, including that the Board is comprised of well over a majority of independent directors (constituting four of the five directors). The independent directors who were involved in the deliberations and decisions regarding the Proposed Recapitalization include Donald M. Berwick, JoAnn M. Martin, Barbara J. Mowry and John N. Nunnelly. None of the independent directors are employees of the Company nor are they otherwise controlled by, or under common control with, the Company. Each is an experienced and knowledgeable business person and is deemed to be independent under the listing standards of Nasdaq, including the heightened standards for members of audit committees and compensation committees. With regard to shares of class B common stock beneficially owned by the independent directors, none of such directors have any agreement with the Company or Mr. Hays regarding such shares. In addition, each of the independent directors will be treated identically in the Proposed Recapitalization with (i) the unaffiliated shareholders of the Company in the Proposed Recapitalization, with respect to class B common stock currently held by such independent directors, and (ii) all Company associates who have options to purchase class B common stock or restricted shares of class B common stock which will, immediately prior to the Effective Date, vest in full and be paid out as if they received the B Consideration pursuant to the Proposed Recapitalization.

The independent directors did, however, meet eight times without Mr. Hays being present to discuss the Original Transaction and the Proposed Recapitalization amongst themselves and with representatives of Foley, the Company’s outside corporate and securities counsel. They also discussed the Proposed Recapitalization with Mr. Hays (as the full Board) on numerous occasions since they comprised a majority of the Board, viewed Mr. Hays’ participation in, and contributions to, Board meetings to be valuable to their decision-making process and did not consider their collective or individual independence to be jeopardized in any respect. Based on the factors described above, the independent members of the Board concluded that they had the independence and experience to fairly represent the interests of the unaffiliated shareholders and had a sufficient opportunity to discuss and form their own conclusions as to the fairness of the Proposed Recapitalization without the necessity of forming a special committee. The independent members of the Board unanimously voted in favor of the Proposed Recapitalization on the terms and conditions described in this proxy statement.

The Company did not receive a report, opinion or appraisal from an outside party as to the fairness of the Proposed Recapitalization to holders of our class A common stock, holders of our class B common stock, or as to the value of the class A common stock or class B common stock. The independent members of the Board concluded that there were already sufficient procedural safeguards without the expense of retaining an independent fairness advisor. As discussed in “—Background of the Proposed Recapitalization” above, the independent members of the Board did, however, retain Emory & Co. to assist them with exploring the possible alternatives for determining the fair value of the class B common stock in connection with the Original Transaction (and, therefore, the Proposed Recapitalization).

No representative or advisor was retained by the independent members of the Board on behalf of the unaffiliated shareholders to prepare a fairness evaluation or otherwise appraise or negotiate the Proposed Recapitalization. The independent members of the Board concluded that there were already sufficient procedural safeguards without the expense of retaining an external representative or advisor to negotiate the Proposed Recapitalization, particularly since unaffiliated and affiliated shareholders would be treated the same in the Proposed Recapitalization.

The Board determined not to condition the approval of the Proposed Recapitalization on approval by a majority of our unaffiliated shareholders. The Board considered that a unanimous decision of a Board comprised of four of five independent members provided significant procedural fairness. In addition, based on information available to us, as of the Record Date, approximately 41.7% of our outstanding class B common stock is held by non-affiliates. Accordingly, the Board was concerned that if the Proposed Recapitalization were structured to require the approval of a majority of the unaffiliated shareholders, that shareholders representing disproportionately few shares could unduly influence the vote, especially if minority shareholder participation in the voting was minimal. Finally, the Board did not believe it was in our best interest or the best interest of our shareholders to incur the increased costs associated with allowing a minority of investors, voting alone, to make a determination with respect to the Proposed Recapitalization, and noted that the vote of a majority of unaffiliated shareholders was not required under Wisconsin law. Weighing these factors, the Board determined that any benefits associated with a vote of unaffiliated shareholders were outweighed by the negatives, especially the potential for undue influence by a small portion of the outstanding shares.

The Board has not granted unaffiliated shareholders access to our corporate files, except as required by Wisconsin law, nor has it extended the right to retain counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, the Board believes that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders. The Board also considered the fact that under Wisconsin law, and subject to specified conditions set forth under Wisconsin law, shareholders have the right to review our relevant books and records of account.

Fairness Determination by Michael D. Hays

Michael D. Hays, the Company’s founder, chief executive officer and a director, who is deemed to be a “filing person” for purposes of Schedule 13E-3, has adopted the analysis and conclusions of the Board as set forth in this proxy statement regarding the material factors upon which it was determined that the Proposed Recapitalization is substantively and procedurally fair to all of our affiliated and unaffiliated shareholders, including the holders of our class A common stock and the holders of our class B common stock.

ADDITIONAL INFORMATION REGARDING THE PROPOSED RECAPITALIZATION

Special Interests of the Affiliated Persons

In considering the recommendation of the Board with respect to the Proposed Recapitalization, shareholders should be aware that the Company’s executive officers and directors, including Michael D. Hays, its founder, chief executive officer and a director, have interests in the Proposed Recapitalization that are in addition to, or different from, the shareholders generally. These interests may create potential conflicts of interest and include the following:

●

As of January 24, 2018, Mr. Hays directly held 5,261,410 and 1,884,205 shares of the Company’s class A common stock and class B common stock, respectively. Later in January and in February 2018, Mr. Hays gifted and/or transferred, for estate planning purposes, all of his directly owned class B common stock (and class A common stock) indirectly to the New Trust. Accordingly, as of the Record Date, Mr. Hays directly holds only options to acquire 4,314 shares of class B common stock and 90,222 shares of class A common stock and the New Trust directly or indirectly holds 5,494,440 shares, or approximately 26.2% of our class A common stock and 1,884,205 shares, or approximately 53.2% of our class B common stock.

●	Mr. Hays has had a role in electing to pursue the Proposed Recapitalization and structuring its terms.

●

Our directors and executive officers, as well as other Company associates (i.e., employees), will have their unvested stock options and/or restricted stock tied to the class B common stock vested immediately prior to the Effective Date of the Proposed Recapitalization and then will have all of their outstanding options to purchase class B common stock and restricted shares of class B common stock paid out as if they received the B Consideration pursuant to the Proposed Recapitalization. This is estimated to account for approximately $1.3 million of the total estimated costs of the Proposed Recapitalization.

The Hays Trusts, which together have beneficial ownership of approximately 53.1% of our class A common stock and approximately 56.8% of our class B common stock, as well as our executive officers and directors, have indicated to the Company that they intend to vote all of their shares of Common Stock in favor of the Proposed Recapitalization and the New Amended and Restated Articles. Accordingly, the Proposed Recapitalization and the New Amended and Restated Articles are expected to be approved.

Shareholder Approval

Under Wisconsin law and the Company’s Articles, the following three “voting groups” must approve both the Proposed Recapitalization and the New Amended and Restated Articles: (1) the holders of the class A common stock and the class B common stock, voting together as a single class; (2) the holders of the class A common stock, voting separately as an independent voting group; and (3) the holders of the class B common stock, voting separately as an independent voting group.

Assuming a quorum of each voting group is present at the Special Meeting, the number of votes cast within each voting group for approval of each of the Proposed Recapitalization and the New Amended and Restated Articles must exceed the number of votes cast against it. The Proposed Recapitalization is conditioned upon the approval by the Company’s shareholders of the New Amended and Restated Articles, and vice versa. If the shareholders do not approve either the Proposed Recapitalization or the New Amended and Restated Articles, then the Proposed Recapitalization will fail and will not be consummated, even if one of the two proposals received enough votes to pass independently.

As a result of their collective stock holdings, our executive officers, directors and the Hays Trusts, collectively, have the power to approve, on behalf of (i) the holders of the class A common stock, (ii) the holders of the class B common stock and (iii) the holders of the class A and class B common stock, voting together as a single class, both the Proposed Recapitalization and the New Amended and Restated Articles, without the affirmative vote of any other shareholder. Our executive officers, directors and the Hays Trusts have indicated to us that they intend to vote “FOR” both the Proposed Recapitalization and the New Amended and Restated Articles. Accordingly, we expect the Proposed Recapitalization and the New Amended and Restated Articles to be approved.

Effective Date

The Proposed Recapitalization will become effective as of the date that the State of Wisconsin accepts for filing Articles of Amendment to our Articles to effect the Proposed Recapitalization, or on any later date that we may specify in the Articles of Amendment to our Articles. We intend to effect the Proposed Recapitalization through the filing of such Articles of Amendment on the day the Proposed Recapitalization and the New Amended and Restated Articles are approved by our shareholders or as soon as reasonably practicable thereafter. We plan to file the New Amended and Restated Articles immediately thereafter.

On or following the Effective Date, Nasdaq will file a Form 25 with the SEC, and we will file a Form 15 with the SEC, in each case to terminate the registration of the class B common stock under the Exchange Act and to delist our class B common stock from trading on Nasdaq.

The Company’s class A common stock (as the New Common Stock) will continue to be registered with the SEC under the Exchange Act and will continue to be traded on Nasdaq following the consummation of the Proposed Recapitalization (under the symbol “NRC”). Accordingly, the Company will continue to be subject to the filing of periodic reports and other documents under the Exchange Act, just as it is today.

Consideration for Class B Common Shares

The Company’s transfer agent, American Stock Transfer & Trust Company (the “Transfer Agent”), will act as the Company’s agent for purposes of distributing the B Consideration for shares of class B common stock in connection with the Proposed Recapitalization.

Holders of class B common stock at the Effective Date will receive the B Consideration (i.e., one share of class A common stock plus $19.59 in cash, without interest) for each share of class B common stock owned by such holder immediately prior to the Proposed Recapitalization. Following the Proposed Recapitalization, there will be no holders of shares of class B common stock.

Holders of class B common stock at the Effective Date who hold their shares in certificated form will receive a letter of transmittal as soon as practicable after the Proposed Recapitalization is consummated with instructions on how to surrender existing certificates in exchange for the B Consideration. As soon as practicable after the Transfer Agent receives surrendered certificates from any such shareholder, together with a duly completed and executed letter of transmittal with respect thereto, and such other documents as the Company may require, the Transfer Agent will deliver to such shareholder the B Consideration. Holders of class B common stock at the Effective Date who hold their shares electronically in book-entry form with the Transfer Agent do not need to take any action to receive the B Consideration. The Transfer Agent will deliver to such shareholders one share of class A common stock electronically in book entry form and $19.59 in cash, without interest, for each share of class B common stock owned by such holder immediately prior to the Proposed Recapitalization.

For purposes of determining ownership of shares of class B common stock on the Effective Date, such shares will be considered held by the person in whose name such shares are registered on the records of the Company or, in the case of shares held by a broker, bank or other third party (“Participants”) in “street name” on behalf of its client, in the name of the person whose account such shares are held in by such Participants on the Effective Date, regardless of the beneficial ownership of those shares. Upon effecting the Proposed Recapitalization, the Company intends to treat shareholders holding class B common stock in “street name” in the same manner as registered shareholders whose shares are registered in their names. Prior to the Effective Date, the Company will conduct an inquiry of all the Participants that hold shares of class B common stock in “street name.” These Participants will be instructed to effect the Proposed Recapitalization for their beneficial holders holding class B common stock in “street name.”

Unavailability of Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under Wisconsin law to holders of class A common stock or class B common stock in connection with the Proposed Recapitalization or the New Amended and Restated Articles.

Source and Amount of Funds and Expenses

Based on estimates of the record ownership of our class B common stock, the expected number of shares of our class B common stock outstanding, the expected number of outstanding stock options and restricted shares tied to our class B common stock, and other information as of the Record Date, and assuming that approximately 3.65 million shares of our class B common stock are exchanged in connection with the Proposed Recapitalization, we estimate that the total funds required to consummate the Proposed Recapitalization, including expenses, will be approximately $73.6 million. Approximately $71.6 million of this amount will be used to pay the cash portion of the B Consideration to holders of class B common stock and the holders of outstanding options to purchase class B common stock and restricted shares of class B common stock in connection with the Proposed Recapitalization, and approximately $2.0 million will be used to pay the costs of the Proposed Recapitalization, including costs incurred in connection with the Original Transaction:

Cash Consideration to Holders of class B common stock (including holders of outstanding options to purchase class B common stock and restricted shares of class B common stock)	$71,572,000
Legal fees	$1,390,000
Accounting fees	$220,000
Advisor fees	$50,000
Printing, solicitation, mailing, transfer agent, exchange agent, and related costs	$30,000
SEC and Nasdaq fees	$30,000
Miscellaneous fees and expenses	$190,000
Bank fees and expenses	$100,000
Total Estimated Costs and Expenses	$73,582,000

The expected costs described above include approximately $538,000 of fees and expenses incurred by Mr. Hays personally in connection with exploring strategic alternatives, including the Proposed Recapitalization and the Original Transaction. These fees and expenses were attributable to the evaluation of alternatives and the sourcing and negotiating of financing for the alternatives, all of which would have been borne directly by the Company if they had not been advanced by Mr. Hays, and included certain legal, advisory and financial modeling fees (including the fee of Emory & Co.). Mr. Hays advanced these funds personally in order to maintain the confidentiality of the evaluation of such alternatives and allow our management team to maintain its focus on our business and operations. The Company reimbursed Mr. Hays following the review of these fees and expenses, and the unanimous approval of such reimbursement, by the Audit Committee.

In addition to the foregoing, we will issue approximately 3.65 million shares of our class A common stock in the Proposed Recapitalization and the accompanying exchange of outstanding equity awards tied to the class B common stock for the B Consideration (less the exercise price per share under the options to acquire class B common stock and any applicable tax withholding).

Final costs of the Proposed Recapitalization may be more or less than the estimates shown above. We expect to pay the costs of the Proposed Recapitalization, including the cash portion of the B Consideration, from cash on hand and through borrowings under the Term Loan. However, we do not currently have any definitive agreements with FNB to loan funds to us to fund the costs of the Proposed Recapitalization. Accordingly, any loans by FNB to fund the costs of the Proposed Recapitalization will be subject to the negotiation and execution by us and FNB of appropriate definitive agreements. We do not currently have any alternative financing arrangement or alternative financing plans in the event borrowings from FNB are not available. Should we enter into definitive documentation with FNB to borrow funds to fund the costs of the Proposed Recapitalization, we intend to make repayments under each of the proposed Credit Facilities in the normal course of business from ordinary cash flow generated from operations.

On December 12, 2017, we entered into the Commitment Letter with FNB, which expires on April 30, 2018, to provide (i) a Term Loan of $40 million, (ii) a Delayed Draw Term Loan facility of $15 million, and (iii) a Line of Credit in an amount equal to $15 million, in each case subject to the terms and conditions set forth in the Commitment Letter. The Commitment Letter replaced in its entirety the Prior Commitment Letter and, as such, the Prior Commitment Letter is null and void and of no further force or effect. Should we enter into definitive documentation relating to the Credit Facilities with FNB, we will use (A) the Term Loan to fund, in part, the cash portion of the B Consideration in connection with the Proposed Recapitalization and the accompanying exchange of outstanding equity awards tied to the class B common stock for the B Consideration (less the exercise price per share under the options to acquire class B common stock and any applicable tax withholding), the costs of the Proposed Recapitalization, other working capital needs and for other general corporate purposes, (B) the Delayed Draw Term Loan, if used, is designated to fund any future business acquisitions or repurchasing of New Common Stock (we do not presently have plans for any acquisitions or New Common Stock repurchases) and (C) the Line of Credit to fund ongoing working capital needs and for other general corporate purposes. Under the proposed terms of the Credit Facilities, we will be the borrower under the Term Loan, the Delayed Draw Term Loan (if any), and the Line of Credit. The following is a description of the anticipated terms of the Credit Facilities, although the final terms of definitive documentation may be different from those set forth below.

Principal, interest rate, and fees

Principal and accrued interest amounts outstanding under the Term Loan are due and payable monthly during the term of the Term Loan, which shall expire on the fifth anniversary of the closing date of the Term Loan. The Term Loan will bear interest at a fixed rate of the five (5) year London Interbank Offered Rate (“LIBOR”) swap index rate plus a spread (i.e., as of March 5, 2018, this fixed rate would have been 5.09%).

In the event that the Delayed Draw Term Loan is used, interest only payments will be due through the calendar year in which the Delayed Draw Term Loan is drawn upon. After that, amortization will occur at the then current Term Loan rate and schedule with principal and accrued interest amounts outstanding under the Delayed Draw Term Loan due and payable monthly during the term of the Delayed Draw Term Loan, which shall expire on the fifth anniversary of the closing date of the Term Loan. The Delayed Draw Term Loan (if drawn upon) will bear interest at a floating rate equal to the thirty (30) day LIBOR index, plus 225 basis points.

Principal amounts outstanding under the Line of Credit are due and payable in full at maturity, which shall be the third anniversary of the closing date of the Line of Credit. The Line of Credit will bear interest (which shall accrue and be due on a monthly basis during the term of the Line of Credit) at a floating rate equal to the thirty (30) day LIBOR index, plus 225 basis points.

In addition to paying interest on outstanding principal under the Credit Facilities, we will be required to pay at the closing of the Credit Facilities a one-time fee equal to 0.25% of the amount borrowed under the Term Loan. We will also be obligated to pay ongoing unused commitment fees quarterly in arrears pursuant to the Line of Credit and the Delayed Draw Term Loan facility at a rate of 0.20% per annum based on the actual daily unused portions of the Line of Credit and the Delayed Draw Term Loan facility, respectively.

Guarantee and security

All obligations under the Credit Facilities will be guaranteed by each of our direct and indirect active, wholly owned, material domestic subsidiaries, as determined by FNB in its reasonable discretion (each, a “guarantor”).

The Credit Facilities will each be secured, subject to permitted liens and other agreed upon exceptions, by a first-priority lien on and perfected security interest in substantially all of our and the guarantors’ present and future assets (including, without limitation, fee-owned real property, and limited, in the case of the equity interests of foreign subsidiaries, to 65% of the outstanding equity interests of such subsidiaries).

Certain covenants and other terms

The Credit Facilities will contain customary representations and warranties and customary events of default. The Credit Facilities will also contain certain affirmative and negative covenants, including, but not limited to, restrictions, subject to certain exceptions, on our ability to:

●	create, incur, assume, or permit to exist any additional indebtedness;

●	effect repurchases of New Common Stock in excess of certain maximum allowances;

●	enter into certain acquisition transactions;

●	create, incur, assume, or permit to exist any liens upon any assets;

●	enter into any transactions the effect of which would be a change of control;

●	purchase, make, incur, assume, or permit to exist any investment, loan, or advance to or in any other person; and

●	enter into any transactions with affiliates.

The Credit Facilities will also contain certain financial covenants with respect to minimum fixed charge coverage ratio and maximum cash flow leverage ratio. Pursuant to the Credit Facilities, we will be required to maintain a minimum fixed charge coverage ratio of 1.10x for all testing periods throughout the term(s) of the Credit Facilities. The Commitment Letter defines “fixed charge coverage ratio” as follows: free cash flow (pre-tax net income plus interest plus depreciation plus amortization plus non-cash compensation expense minus distributions/dividends (subject to certain permitted stock repurchase exclusions) minus cash tax expense minus unfinanced capital expenditures (subject to certain permitted acquisition exclusions)) divided by contractual minimum debt service (contractual principal and interest loan payments plus contractual capital lease payments). Pursuant to the Credit Facilities, we will also be required to maintain a cash flow leverage ratio of 3.00x or less for all testing periods throughout the term(s) of the Credit Facilities. The Commitment Letter defines “cash flow leverage” as follows: funded senior debt (total outstanding principal balances on all loans less contractually subordinated debt plus outstanding capital lease obligations) divided by earnings before interest, taxes, depreciation, and amortization (pre-tax net income plus interest plus depreciation plus amortization plus non-cash compensation expense).

Conditions to closing and FNB’s funding of the proposed Credit Facilities include, without limitation: (i) definitive documentation in respect of the Proposed Recapitalization in a form acceptable to FNB and consummation of the Proposed Recapitalization substantially concurrently with initial borrowings under the Term Loan, (ii) the execution and delivery by the applicable parties (including FNB, the Company, and the guarantors) of definitive agreements with respect to the Credit Facilities and other credit documentation, in each case consistent with the terms provided in the Commitment Letter, (iii) receipt by FNB of satisfactory documentation and information about us and our subsidiaries, sufficient for FNB to complete its diligence process, (iv) the payment of fees and expenses due to FNB under the terms of the Commitment Letter required to be paid on the closing date of the Credit Facilities, (v) the absence of any “Material Adverse Effect,” as such term is defined in the Commitment Letter, and (vi) the Company migrating and maintaining its primary banking relationship with FNB post-closing.

Material U.S. Federal Income Tax Consequences

For purposes of this discussion, a “U.S. Holder” means, for United States federal income tax purposes, an individual who is a citizen or resident alien of the U.S., a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, or an estate or trust treated as a U.S. person under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is limited to U.S. Holders that hold our class B common stock as capital assets within the meaning of Section 1221 of the Code for federal income tax purposes (generally, assets held for investment).

The discussion is based upon the Code and regulations, rulings, judicial decisions, and administrative pronouncements and interpretations thereunder as of the date of this proxy statement. These authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to produce U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the Internal Revenue Service regarding the income or other tax consequences of the Proposed Recapitalization, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions stated below or will not assert, or that a court will not sustain, a position contrary to any of the income tax consequences described below.

This summary does not purport to be a complete analysis of all of the potential U.S. federal income tax effects and does not address all of the tax consequences that may be relevant to a particular shareholder in light of his, her or its individual circumstances. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of holders, including, without limitation, financial institutions, regulated investment companies, mutual funds, retirement plans, tax-exempt organizations, insurance companies, dealers or traders in securities, holders that received their stock pursuant to the exercise or cancellation of employee stock options or otherwise as compensation, holders who hold their stock as part of a hedge, straddle, conversion, constructive sale, or other arrangement involving more than one position or other risk reduction, or other integrated transaction, non-U.S. holders, holders who functional currency is not the U.S. dollar, or investors in pass-through entities and the applicable pass-through entity, including a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes and Subchapter S corporations.

This summary is of a general nature and is included herein solely for information purposes. This summary is not intended to be, and should not be construed to be, legal or tax advice. Because U.S. tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the U.S. federal, state, local and other tax consequences of the Proposed Recapitalization. The statements of U.S. tax law set out below are based on the laws and interpretations in force as of the date of this proxy statement, and are subject to any changes occurring after that date. Any statement herein regarding any U.S. federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties that may be imposed under the Code. You should seek advice based on your particular circumstances from an independent tax advisor.

Tax Consequences of Proposed Recapitalization to a U.S. Holder

The following is a summary of material U.S. federal income tax consequences of the Proposed Recapitalization to the Company’s holders of our class B common stock who are U.S. Holders. The Company believes the Proposed Recapitalization is an isolated transaction and intends to treat it as a recapitalization as defined in Section 368(a)(1)(E) of the Code. Generally, under Section 354 of the Code, no gain or loss will be recognized if stock in a corporation that is a party to a reorganization is exchanged solely for stock in such corporation pursuant to a plan of reorganization. Under Section 356 of the Code, if Section 354 would apply to an exchange but for the fact that the property received consists of not only stock of the corporation but other property or money, then the recipient must recognize gain in an amount not in excess of the sum of money and the fair market value of any non-stock property received. A U.S. Holder cannot recognize a loss in connection therewith.

U.S. Holders will generally realize gain or loss equal to the difference between the sum of the value of the class A common stock and amount of cash received less such holder’s adjusted tax basis in the class B common stock exchanged in the Proposed Recapitalization, with the gain recognized limited to the amount of the cash received. If the distribution of the cash has the effect of a distribution of a dividend, then the gain is treated as a dividend.

Case law requires that in order to determine whether gain is to be treated as a dividend, the shareholder must first assume the shareholder received stock equal to the amount of the cash received, followed by a hypothetical deemed redemption of the stock received. The redemption is then tested under Section 302 to determine whether the receipt of cash qualifies as a sale or exchange for federal income tax purposes.

Under Section 302, the receipt of cash will generally be considered a sale or exchange if it (1) results in the complete redemption of the holder’s interest in the Company, (2) is “substantially disproportionate” with respect to such holder, or (3) is “not essentially equivalent to a dividend” under the specific facts and circumstances. The tests are not only applied to the stock owned directly by a holder, but also to the stock that the holder owns indirectly based on certain attribution rules under Section 318 of the Code. Under Section 318, a U.S. Holder can be considered to constructively own stock that is directly (and, in some cases, constructively) owned by (i) certain members of such holder’s family, (ii) trusts for the benefit of certain members of such holder’s family, and (iii) entities a portion of which are owned by such holder, certain members of such holder’s family, or trusts for the benefit of certain members of such holder’s family. Each U.S. Holder is urged to consult their own tax advisor as to the application of the Section 318 attribution rules to such holder under its applicable circumstances.

●

Complete Termination. A U.S. Holder’s receipt of cash in the Proposed Recapitalization generally will result in a complete termination of such holder’s interest in the Company if, following the Proposed Recapitalization, (i) the holder no longer owns (directly or indirectly) any stock (including class A common stock) of the Company or (ii) the holder no longer directly owns any stock of the Company and is eligible to waive (and does in fact waive) constructive ownership of stock such holder is considered to own under Section 318 of the Code.

●

Substantial Disproportionate Redemption. A U.S. Holder’s receipt of cash in the Proposed Recapitalization generally will meet the “substantially disproportionate test” if, after the Proposed Recapitalization, (i) the holder owns (directly or indirectly) less than 50% of the voting power of the Company, and (ii) the ratio of voting stock owned (directly or indirectly) by the holder to all outstanding voting stock of the Company after the transaction is less than 80% of the ratio of voting stock owned (directly or indirectly) by the holder to all outstanding voting stock of the Company before the transaction.

●

Not Essentially Equivalent to a Dividend. For the Proposed Recapitalization to meet the “not essentially equivalent to a dividend test,” a U.S. Holder must experience a “meaningful reduction” in its proportionate interest in the Company as a result of the exchange, taking into account the constructive ownership rules described above. Whether a “meaningful reduction” takes place with respect to a particular holder depends on each holder’s individual facts and circumstances. In some instances, the Internal Revenue Service has ruled that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over the corporate affairs of the company may constitute a “meaningful reduction.” See, e.g., Rev. Rul. 76-385, 1976-2 C.B. 92.

Because each U.S. Holder is receiving a share of class A common stock for each share of class B common stock, the complete termination test will not apply. Each U.S. Holder is urged to consult its own tax advisor as to the application of the remaining Section 302 tests to such holder under its particular circumstances.

The basis in the class A common stock received is the same as the adjusted tax basis the U.S. Holder had in the class B common stock immediately prior to the Proposed Recapitalization, decreased by the amount of money received and increased by the amount treated as either gain or dividend. The holding period for the class A common stock will be the same as the holding period the holder had in their class B common stock immediately prior to the Proposed Recapitalization.

In 2013, the Company undertook the 2013 Recapitalization, which was a reclassification of its common stock into class A common stock and class B common stock. At the time, the Company stated it did not believe that either the class A common stock or class B common stock would constitute “Section 306 stock” within the meaning of Section 306(c) of the Code. The Company continues to believe that the class B common stock does not constitute “Section 306 stock.” However, if the class B common stock is determined to constitute Section 306 stock, a U.S. Holder may be deemed to realize ordinary income as opposed to capital gain as a result of the Proposed Recapitalization. The rules of Section 306 of the Code are complex, and each U.S. Holder is urged to consult its own tax advisor as to the application of Section 306 to such holder under its particular circumstances.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to cash received in the Proposed Recapitalization by a U.S. Holder. Additionally, backup withholding, currently at a rate of 28%, will apply to such payments if a U.S. Holder fails to furnish a taxpayer identification number, furnishes an incorrect taxpayer identification number, fails to report interest or dividends properly or otherwise fails to comply with applicable requirements of the backup withholding rules. Exempt recipients that are not subject to backup withholding and do not provide an IRS Form W-9 may nonetheless be treated as foreign payees subject to withholding under the Foreign Account Tax Compliance Act, and may be withheld upon at the 30% rate. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service. The Company cannot refund amounts once they are withheld.

Escheat Laws

The unclaimed property and escheat laws of each state provide that, under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Holders of shares of class B common stock whose addresses are unknown to us generally will have a period of years from the Effective Date in which to claim the B Consideration payable to them. For example, with respect to class B common stock holders whose last known addresses are in Wisconsin, as shown by our records, the period is five years. Following the expiration of that five-year period, Wisconsin escheat laws would likely cause the B Consideration to escheat to the State of Wisconsin. For class B common stock holders who reside in other states or whose last known addresses, as shown by our records, are in states other than Wisconsin, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If we do not have an address for the holder of record of the shares of class B common stock, then unclaimed B Consideration would be turned over to our state of incorporation, the State of Wisconsin, in accordance with its escheat laws.

Accounting Treatment

We anticipate that we will account for the Proposed Recapitalization by treating the shares of class B common stock exchanged as cancelled shares. The effective vesting of outstanding equity awards tied to the class B common stock will result in a nonrecurring charge to the income statement, with an increase to additional paid in capital. The exchange of shares of class B common stock in the Proposed Recapitalization, the settlement of the outstanding equity awards tied to class B common stock and the retirement of treasury shares will result in a reduction to total shareholders’ equity. Additional borrowings to fund the Proposed Recapitalization will result in increased liabilities and decreased net income for increased interest expense, net of tax. Tax expense will decrease in the period of the Proposed Recapitalization due to the charges for share based compensation as well as the additional tax benefit for the excess of the consideration to settle the class B common stock equity awards over the original value of the awards. Class A common stock earnings per share will increase as a result of all income being allocated to holders of our class A common stock due to the elimination of the class B common stock.

Regulatory Approvals

The Company is not aware of any material governmental or regulatory approval required for the consummation of the Proposed Recapitalization, other than compliance with the applicable federal and state securities laws, Nasdaq rules and Wisconsin corporate laws.

U.S. Federal Securities Law Compliance

The Proposed Recapitalization is being made pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). Under Section 3(a)(9) of the Securities Act, the class A common stock issued as part of the B Consideration will take the characteristics regarding transferability and registration of the class B common stock immediately before the Effective Date. As such, the class A common stock (as the New Common Stock) issued as part of the Proposed Recapitalization can be freely transferred, will be deemed registered under the Securities Act and listed on Nasdaq (under the symbol “NRC”).

MEETING AND VOTING INFORMATION

Time and Place

The Special Meeting will be held on Monday, April 16, 2018 at 3:00 P.M., local time, at our corporate offices located at 1245 Q Street, Lincoln Nebraska 68508.

Who May Vote

Only holders of record of the Company’s class A common stock and class B common stock at the close of business on the Record Date (i.e., March 9, 2018) are entitled to vote at the Special Meeting. On that date, the Company had outstanding and entitled to vote: (a) 20,970,575 shares of class A common stock, each of which is entitled to one-one-hundredth (1/100th) of one vote per share, with an aggregate of 209,705.75 votes; and (b) 3,540,857 shares of class B common stock, each of which is entitled to one vote per share, with an aggregate of 3,540,857 votes.

Voting

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the Special Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your shares of Common Stock by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card to us before the Special Meeting. This proxy statement, including Appendix A and Appendix B hereto, the proxy card and any other proxy solicitations materials will be available on the Internet at https://www.rdgir.com/national-research-corporation. The proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted ‘FOR” the Proposed Recapitalization and “FOR” the New Amended and Restated Articles. Of course, you may also choose to attend the meeting and vote your shares in person.

Revoking Your Voting Instructions to Your Proxy Holders

If you are a holder of record and you vote by proxy, you may later revoke your proxy instructions by:

●	sending a written statement to that effect to Kevin R. Karas, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508;

●	submitting a proxy card with a later date and signed as your name appears on the shareholder account; or

●	voting in person at the Special Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

If a broker, bank or other nominee holds your shares and you vote by proxy, you may later revoke your proxy instructions by informing your broker, bank or other nominee in accordance with that entity’s procedures.

Voting Groups; Required Votes; Quorum; Abstentions; Broker Non-Votes

Under Wisconsin law and the Company’s Articles, the following three “voting groups” must approve both the Proposed Recapitalization and the New Amended and Restated Articles: (1) the holders of the class A common stock and the class B common stock, voting together as a single class; (2) the holders of the class A common stock, voting separately as an independent voting group; and (3) the holders of the class B common stock, voting separately as an independent voting group.

Assuming a quorum of each voting group is present at the Special Meeting, the number of votes cast within the voting group for approval of each of the Proposed Recapitalization and the New Amended and Restated Articles must exceed the number of votes cast against it. The Proposed Recapitalization is conditioned upon the approval by the Company’s shareholders of the New Amended and Restated Articles, and vice versa. If the shareholders do not approve either the Proposed Recapitalization or the New Amended and Restated Articles, then the Proposed Recapitalization will fail and will not be consummated, even if one of the two proposals received enough votes to pass independently.

The presence of a majority of the votes entitled to be cast by each voting group constitutes a quorum for the purpose of transacting business at the Special Meeting.

Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” each of the Proposed Recapitalization and the New Amended and Restated Articles and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

INFORMATION ABOUT THE COMPANY

The Company is a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth. The Company’s heritage, proprietary methods, and holistic approach enable its partners to better understand the people they care for and design experiences that inspire loyalty and trust, while also facilitating regulatory compliance and the shift to population-based health management. The Company’s ability to measure what matters most and systematically capture, analyze and deliver insights based on self-reported information from patients, families and consumers is critical in today’s healthcare market. The Company believes that access to and analysis of its extensive consumer-driven information is becoming more valuable as healthcare providers increasingly need to more deeply understand and engage patients and consumers in an effort towards effective population-based health management.

The Company’s expertise includes the efficient capture, interpretation, transmittal and benchmarking of critical data elements from millions of healthcare consumers. Using its portfolio of solutions through internet-based business intelligence tools, the Company’s clients gain insights into what people think and feel about their organizations in real-time, allowing them to build on their strengths and resolve service issues with greater speed and personalization. The Company’s clients are also able to access networking groups, on-line education and an extensive library of performance improvement material that can be tailored to each of their unique needs.

The Company’s portfolio of subscription-based solutions provide actionable information and analysis to healthcare organizations and payers across a range of mission-critical, constituent-related elements, including patient experience and satisfaction, community population health risks, workforce engagement, community perceptions, and physician engagement. The Company partners with clients across the continuum of healthcare services. The Company’s clients range from integrated health systems and post-acute providers, such as home health, long term care and hospice, to numerous payer organizations. The Company believes this cross-continuum positioning is a unique and an increasingly important capability as evolving payment models drive healthcare providers and payers towards a more collaborative and integrated service model.

The Company has achieved a market leadership position through its more than 36 years of industry innovation and experience, as well as its long-term, recurring revenue relationships (solutions that are used or required by a client each year) with many of the healthcare industry’s largest organizations. Since its founding in 1981, the Company has focused on meeting the evolving information needs of the healthcare industry through internal product development, as well as select acquisitions.

The principal executive offices of the Company are located at 1245 Q Street, Lincoln, Nebraska 68508 and its telephone number is (402) 475-2525.

MARKET PRICE OF COMMON STOCK

Market Information

The Company’s class A common stock and class B common stock are currently traded on Nasdaq under the symbols “NRCIA” and “NRCIB,” respectively. The closing price of our class A common stock and class B common stock as of (a) September 15, 2017 (the trading day prior to the announcement of the Original Transaction) was $34.25 and $53.42, respectively, (b) December 12, 2017 (the trading day prior to the announcement of the Proposed Recapitalization) was $33.60 and $52.44, respectively, and (c) March 1, 2018 was 29.35 and $48.50, respectively.

In connection with the Proposed Recapitalization, we intend to reclassify our class A common stock as the New Common Stock and have the New Common Stock trade on Nasdaq under the symbol “NRC.”

The following table sets forth the range of high and low sales prices for, and dividends declared on the class A common stock and class B common stock for the period from January 1, 2016, through December 31, 2017:

	Class A			Class B
	High	Low	Dividends Declared Per Common Share	High	Low	Dividends Declared Per Common Share

2016 Quarter Ended:
March 31	$16.10	$13.70	$0.08	$36.87	$32.99	$0.48
June 30	$16.67	$12.53	$0.08	$44.60	$33.19	$0.48
September 30	$17.14	$13.26	$0.08	$38.50	$32.18	$0.48
December 31	$20.00	$14.35	$0.10	$46.37	$32.57	$0.60

2017 Quarter Ended:
March 31	$20.92	$16.50	$0.10	$41.73	$38.76	$0.60
June 30	$28.75	$19.15	$0.10	$49.29	$39.00	$0.60
September 30	$41.99	$26.70	$0.10	$57.21	$47.07	$0.60
December 31	$39.00	$31.40	$0.10	$58.16	$50.46	$0.60

The payment and amount of future dividends, if any, is at the discretion of the Board and will depend on the Company’s future earnings, financial condition, general business conditions, alternative uses of the Company’s earnings and other factors.

Shareholders

As of the Record Date, there were approximately 15 shareholders of record and approximately 3,863 beneficial owners of the class A common stock and approximately 11 shareholders of record and approximately 1,447 beneficial owners of the class B common stock.

Common Stock Repurchase Information

In February 2006, and as amended in connection with the 2013 Recapitalization (which created the two classes of Common Stock), the Board authorized the repurchase of 2,250,000 shares of class A common stock and 375,000 shares of class B common stock in the open market or in privately negotiated transactions. Unless terminated earlier by resolution of the Board, the repurchase program will expire when the Company has repurchased all shares authorized for repurchase thereunder. The remaining shares that may be purchased under this authorization are 280,491 shares of class A common stock and 69,491 shares of class B common stock. The Company has not purchased any shares of either class A common stock or class B common stock during the last two years.

In connection with approving the Proposed Recapitalization, the Board further amended the foregoing stock repurchase authorization to provide that, immediately after the consummation of the Proposed Recapitalization, no shares of class B common stock shall be eligible to be repurchased and only shares of the Company’s class A common stock (as the New Common Stock) shall be eligible to be repurchased.

Purchases/Sales of Class A Common Stock and Class B Common Stock by Directors and Executive Officers

None of the directors or executive officers of the Company have engaged in any transaction in our class A common stock or class B common stock during the past 60 days, except for Mr. Hays. Regarding Mr. Hays, on January 25, 2018 and February 15, 2018, he gifted and/or transferred, for estate planning purposes, 5,261,410 shares of class A common stock and 1,884,205 shares of class B common stock indirectly to the New Trust at a price of $19.31 and $39.03 per share, after certain applied discounts, respectively. On January 2, 2018, Mr. Hays exercised options and acquired 21,633 shares of class A common stock for a purchase price of $7.59 per share (and turned into the Company 10,177 shares to pay the exercise price and tax liability on the option exercise). On December 27 and 28, 2017, Mr. Hays gifted 15,000 and 74,000 shares of class B common stock, respectively. In the quarters ended March 31, 2017 and 2016, Mr. Hays exercised options and acquired 25,068 and 33,234 shares of class A common stock, respectively, for a purchase price of $6.62 per share and $5.12 per share, respectively (and turned into the Company 14,392 shares to pay the exercise price and tax liability on the option exercise). In the quarter ended March 31, 2016, Mr. Hays exercised options and acquired 24,043 shares of class B common stock for an average price of $15.70 per share and between a range of $13.06 to $19.08 per share. Other than the foregoing, Mr. Hays has not purchased any shares of class A common stock or class B common stock during the past two years.

FINANCIAL INFORMATION

Summary Historical Consolidated Financial Information

The following summary consolidated financial information was derived from and should be read in conjunction with the Company’s unaudited consolidated financial statements presented in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, and from the Company’s audited consolidated financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 3, 2017, all of which are incorporated herein by reference.

	Summary of Consolidated Financial Information ($ in thousands, except per share amounts)
	September 30, 2017	December 31, 2016	December 31, 2015
	(unaudited)
Balance Sheet Data:
Current assets	$53,822	$47,065	$55,061
Noncurrent assets	74,918	73,559	72,988
Current liabilities	34,167	31,514	44,171
Noncurrent liabilities	5,729	6,304	9,656
Total shareholders’ equity	88,844	82,806	74,222
Book value per share	3.63	3.39	3.05

	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016	For the year ended December 31, 2016	For the year ended December 31, 2015
	(unaudited)	(unaudited)
Statement of Income Data:
Revenue	$87,661	$81,016	$109,384	$102,343
Operating income	25,558	22,363	31,197	26,447
Income before income taxes	25,624	22,351	31,356	27,360
Net income	16,426	14,793	20,518	17,610
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.39	$0.35	$0.49	$0.42
Class B	$2.34	$2.11	$2.93	$2.52
Diluted Earnings Per Share
Class A	$0.38	$0.35	$0.48	$0.41
Class B	$2.28	$2.08	$2.88	$2.49
Ratio of earnings to fixed charges	91.89x	57.32x	64.12x	48.42x

If you are a beneficial owner of the Company’s Common Stock and would like a more complete copy of the financial information contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company will provide it to you without charge. If you would like to receive any of this information, please call (402) 475-2525 or write the Company at Kevin R. Karas, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508. Alternatively, you can view and/or obtain copies of the financial information and other information contained in these reports at the SEC’s public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 or at the SEC’s website at http://www.sec.gov.

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of September 30, 2017 and the unaudited pro forma consolidated statements of income for the fiscal year ended December 31, 2016 and for the nine months ended September 30, 2017 are condensed and unaudited and should be read in conjunction with our historical consolidated financial statements and accompanying notes, which are incorporated by reference into this proxy statement.

The pro forma financial information is intended to illustrate what the approximate effects of the estimated cash payments and exchange of class A shares for shares of class B common stock pursuant to the Proposed Recapitalization, the settlement of all outstanding options to purchase class B common stock and restricted shares of class B common stock, the new term loan to fund the Proposed Recapitalization and the related expense of the Proposed Recapitalization would have had on the Company’s financial condition and results of operations if completed at an earlier date. Adjustments to the pro forma consolidated balance sheet are computed as if the Proposed Recapitalization occurred on September 30, 2017, while the pro forma adjustments related to the consolidated statements of income are computed as if the Proposed Recapitalization had occurred on January 1, 2016. The pro forma financial information is based on the assumptions stated in the notes to the pro forma financial statements, which should be carefully considered. The pro forma financial information is not necessarily indicative of the results that would have occurred had the Proposed Recapitalization actually taken place in the respective periods nor do they purport to project the results of operations for any future period. The historical amounts as of and for the nine months ending September 30, 2017 were derived from the Company’s unaudited consolidated financial statements that were included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. The historical amounts for the fiscal year ended December 31, 2016 were derived from the Company’s audited consolidated financial statements that were included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY CONDENSED CONSOLIDATED BALANCE SHEET-PRO FORMA

(In thousands, except share amounts and par value)

	Actual September 30, 2017	Pro Forma Adjustments		Pro Forma September 30, 2017
Assets
Current assets:
Cash and cash equivalents	$35,750	$(20,738)	(A)	$12,793
		(2,219)	(B)	-
Trade accounts receivable, net of allowance for doubtful accounts	13,588			13,588
Unbilled revenue	1,283			1,283
Prepaid expenses	3,075			3,075
Income tax receivable	61	2,713	(C)	2,774
Other current assets	65			65
Total current assets	53,822	(20,244)		33,578

Property and equipment, net	12,089			12,089
Intangible assets, net	2,932			2,932
Goodwill	58,036			58,036
Other	1,861			1,861
Total noncurrent assets	74,918			74,918
Total assets	$128,740	$(20,244)		$108,496

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings on line of credit	$-	$11,268	(A)	$11,268
Current portion of notes payable	1,693	1,935	(A)	3,628
Accounts payable and accrued expenses	7,908			7,908
Income taxes payable	1,862			1,862
Dividends payable	4,218			4,218
Deferred revenue	18,486			18,486
Total current liabilities	34,167	13,203		47,370

Notes payable, net of current portion	-	36,272	(A)	36,272
Deferred income taxes	4,855	708	(C)	5,563
Other long term liabilities	874			874
Total noncurrent liabilities	5,729	36,980		42,709
Total liabilities	39,896	50,183		90,079

Shareholders’ equity:
Preferred stock	-			-
Class A Common stock	26			26
Class B Common stock	4	(4)	(A)	-

Additional paid-in capital	50,121	89,004	(A)
		(2,173)	(B)	136,952

Retained earnings/accumulated deficit	75,278	(188,922)	(A)
		(506)	(B)
		2,005	(C)	(112,145)
Accumulated other comprehensive loss	(1,528)			(1,528)
Treasury stock, at cost	(35,057)	29,709	(A)
		460	(B)	(4,888)
Total shareholders’ equity	88,844	(70,427)		18,417
Total liabilities and shareholders’ equity	$128,740	(20,244)		$108,496

Book value per share (See Note H)	$3.63			$0.75

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENT OF INCOME-PRO FORMA

(In thousands, except share amounts and par value)

	For the nine months ending September 30, 2017
	Actual September 30, 2017	Pro Forma Adjustments		Pro Forma September 30, 2017
Revenues:
Revenue	$87,661	$-		$87,661

Operating expense:
Direct	36,706			36,706
Selling, general and administrative	22,021	(1,050)	(D)	20,971
Depreciation and amortization	3,376			3,376
Total operating expenses	62,103	(1,050)		61,053

Operating Income	25,558	1,050		26,608

Other income (expense)
Interest income and other, net	134			134
Interest expense	(68)	(1,530)	(E)	(1,598)
Total other income (expense)	66	(1,530)		(1,464)

Income before income taxes	25,624	(480)		25,144

Provision for income taxes	9,198	(558)	(F)	8,640

Net Income	$16,426	$78		$16,504

Earnings Per Share of Common Stock:
Basic Earnings Per Share
Class A	$0.39	$0.28	(G)	$0.67
Class B	$2.34	$(2.34)	(G)	$-

Diluted Earnings Per Share
Class A	$0.38	$0.27	(G)	$0.65
Class B	$2.28	$(2.28)	(G)	$-

Weighted average shares and shares equivalents outstanding:
Class A - basic	20,759	3,654	(G)	24,413
Class B - basic	3,514	(3,514)	(G)	-
Class A - diluted	21,537	3,654	(G)	25,191
Class B - diluted	3,595	(3,595)	(G)	-

Ratio of earnings to fixed charges (See Note I)	91.89x			14.88x

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENT OF INCOME-PRO FORMA

(In thousands, except share amounts and par value)

	For the twelve months ending December 31, 2016
	Actual December 31, 2016	Pro Forma Adjustments		Pro Forma December 31, 2016
Revenues:
Revenue	$109,384	$-		$109,384

Operating expense:
Direct	45,577			45,577
Selling, general and administrative	28,385			28,385
Depreciation and amortization	4,225			4,225
Total operating expenses	78,187	-		78,187

Operating Income	31,197	-		31,197

Other income (expense)
Interest income and other, net	349			349
Interest expense	(190)	(2,137)	(E)	(2,327)
Total other income (expense)	159	(2,137)		(1,978)

Income before income taxes	31,356	(2,137)		29,219

Provision for income taxes	10,838	(780)	(F)	10,058

Net Income	$20,518	$(1,357)		$19,161

Earnings Per Share of Common Stock:
Basic Earnings Per Share
Class A	$0.49	$0.29	(G)	$0.78
Class B	$2.93	$(2.93)	(G)	$-

Diluted Earnings Per Share
Class A	$0.48	$0.29	(G)	$0.77
Class B	$2.88	$(2.88)	(G)	$-

Weighted average shares and shares equivalents outstanding:
Class A - basic	20,713	3,654		24,367
Class B - basic	3,505	(3,505)	(G)	-
Class A - diluted	21,037	3,654		24,691
Class B - diluted	3,560	(3,560)	(G)	-

Ratio of earnings to fixed charges (See Note I)	64.12x			12.10x

Notes to Pro Forma Financial Statements (Unaudited)

Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates and assumptions, which may change as additional information is obtained, and as a result, actual results may differ materially:

(A)

Adjustment to give effect to the Proposed Recapitalization including the exchange and retirement of all shares of class B common stock, representing 3,540,244 shares of class B common stock (based on the number of shares outstanding as of September 30, 2017) in exchange for $19.59 in cash and one share of class A common stock per share (an aggregate of 3,540,244 class A shares and $69,353,000 of cash) and nonrecurring expected transaction costs of $860,000 (in addition to $1,050,000 previously incurred as of September 30, 2017). The Proposed Recapitalization is to be funded through the use of existing cash on hand and a new debt facility (new term debt of $40,000,000 with debt origination fees of $100,000 less existing $1,693,000 debt required to be repaid) and borrowings on the line of credit. The Company expects that the total amounts of cash to be used and debt to be incurred in connection with the Proposed Recapitalization will actually be $33,582,000 and $40,000,000, respectively, as opposed to the amounts as of September 30, 2017 set forth in the pro forma financial statements above.

(B)

Adjustment to give effect to the settlement of class B common share options in exchange for class A common shares and cash (an aggregate of 113,254 class A shares and $2,219,000 of cash) and nonrecurring charges of $506,000 associated with the accelerated vesting of class B common share options and restricted stock awards, which will be subject to the Proposed Recapitalization upon vesting and included in the exchange of the shares of class B common stock. We have not reflected an adjustment to the historical stock compensation expense recorded in our statements of income related to our class B common share awards which total $472,000 and $236,000 for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively.

(C)

Adjustment to give effect to the $2,713,000 tax benefit related to the accelerated vesting and settlement of class B share awards, based on a 36.5% income tax rate and the reversal of deferred tax assets of $708,000 related to the awards.

(D)

Adjustment to give effect to eliminate the $1,050,000 of nonrecurring transaction costs related to the Proposed Recapitalization included in the historical selling, general and administrative expenses for the nine-months ended September 30, 2017.

(E)

Adjustment to reflect the incremental interest expense related to our new credit facility at assumed interest rates (based on rates as of January 12, 2018) of 4.76% for the term debt and 3.81% on the line of credit and amortization of loan origination fee, partially offset by interest expense on the $1,693,000 of existing debt required to be repaid.

(F)	Adjustment to give effect to the income taxes related to the pro forma income statement adjustments, other than non-deductible transaction costs, at an assumed income tax rate of 36.5%.

(G)

Adjustment to give effect to the exchange of the class B shares. Net income per share is computed using the two-class method. All class B common stock will be retired in the Proposed Recapitalization, and, accordingly, for purposes of computing pro forma earnings per share all income has been allocated to the class A common stock shareholders.

(H)	Book Value per share, calculated as total shareholders’ equity divided by total shares outstanding which include both class A common stock and class B common stock.

(I)

The ratio of earnings to fixed charges are calculated by dividing earnings available for fixed charges by fixed charges, as presented in the table below. Earnings available for fixed charges are calculated as the sum of (a) income before income taxes, (b) fixed charges, as defined below, and amortization of capitalized interest. Fixed charges are calculated as the sum of (a) interest costs (expensed and capitalized and amortization of debt issuance costs) and (b) the portion of rental expense that is representative of the interest factor.

	Actual September 30, 2017	Pro Forma September 30, 2017	Actual December 31, 2016	Pro Forma December 31, 2016

Earnings:
Income before income taxes	$25,624	$25,144	$31,356	$29,219
Fixed charges	282	1,812	497	2,634
Amortization of capitalized interest	6	6	13	13
Earnings available for fixed charges	$25,912	$26,962	$31,866	$31,866

Fixed Charges:
Interest expense	$68	$1,598	$190	$2,327
Portion of rents representative of interest factor*	214	214	307	307
Total fixed charges	$282	$1,812	$497	$2,634
Ratio of earnings to fixed charges	91.89x	14.88x	64.12x	12.10x

* For purposes of this calculation, one-third of rental expense has been used as an estimate of the interest within rental expense because the Company believes that is a reasonable approximation of the interest factor.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the ages as of the Record Date and present positions for each of our executive officers and directors:

Name	Age	Position
Michael D. Hays	63	Chief Executive Officer and Director
Steven D. Jackson	42	President
Kevin R. Karas	60	Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary
Donald M. Berwick (3) (4) (5)	71	Director
JoAnn M. Martin (1) (2) (4) (5)	63	Director
Barbara J. Mowry (1) (2) (3) (4)	70	Director
John N. Nunnelly (1) (2) (3) (4) (5)	65	Director

______________________
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Nominating Committee

(4) Member of the Strategic Planning Committee

(5) Member of the Leadership Development Committee

The following is a brief description of the professional experience and background of our directors and executive officers:

Michael D. Hays has served as Chief Executive Officer and a director since he founded the Company in 1981. He also served as President of the Company from 1981 to 2004 and from July 2008 to July 2011. Prior to founding the Company, Mr. Hays served for seven years as a Vice President and a director of SRI Research Center, Inc. (n/k/a the Gallup Organization).

Steven D. Jackson has served as President of the Company since October 2015. He served as Group President from October 2014 until September 2015, during which time he oversaw the Company’s Market Insights, Transparency, and Predictive Analytics business units. Prior to joining the Company, Mr. Jackson served as Chief Strategy Officer for Vocera Communications where he was employed from 2007 to 2014. He also served as Chief Operating Officer for ExperiaHealth, a subsidiary of Vocera. Earlier in his career, Mr. Jackson held positions of increasing responsibility at The Advisory Board Company, Neoforma, and Stockamp & Associates.

Kevin R. Karas has served as Chief Financial Officer, Treasurer and Secretary of the Company since September 2011, and as Senior Vice President Finance since he joined the Company in December 2010. From 2005 to 2010, he served as Vice President of Finance for Lifetouch Portrait Studios, Inc., a national retail photography company.  Mr. Karas also previously served as Chief Financial Officer at CARSTAR, Inc., an automobile collision repair franchise business, from 2000 to 2005, Chief Financial Officer at Rehab Designs of America, Inc., a provider of orthotic and prosthetic services, from 1993 to 2000, and as a regional Vice President of Finance and Vice President of Operations at Novacare, Inc., a provider of physical rehabilitation services, from 1988 to 1993.  He began his career as a Certified Public Accountant at Ernst & Young.

Donald M. Berwick has served as a director of the Company since October 2015. Dr. Berwick is the former President and Chief Executive Officer of the Institute for Healthcare Improvement, which he co-founded and led for almost 20 years, and where he now serves as President Emeritus and Senior Fellow. He is also currently a Lecturer in the Department of Health Care Policy at Harvard Medical School. From July 2010 to December 2011, Dr. Berwick served as the Administrator of the Centers for Medicare and Medicaid Services as an appointee of President Barack Obama. Dr. Berwick previously served on the faculty of the Harvard Medical School and the Harvard School of Public Health (from 1974 to 2010). He was also vice chair of the U.S. Preventive Services Task Force (from 1990 to 1995), the first “Independent Member” of the Board of Trustees of the American Hospital Association (from 1996 to 1999) and the chair of the National Advisory Council of the Agency for Healthcare Research and Quality (from 1995 to 1999).

JoAnn M. Martin has served as a director of the Company since June 2001. Ms. Martin was elected President and Chief Executive Officer of Ameritas Life Insurance Corp., an insurance and financial services company, in July 2005 and currently serves as Chair and Chief Executive Officer. From April 2003 to July 2005, she served Ameritas Life Insurance Corp. as President and Chief Operating Officer. Prior thereto, Ms. Martin served as Senior Vice President and Chief Financial Officer of Ameritas for more than the last five years. In April 2009, Ms. Martin was elected President and Chief Executive Officer of Ameritas Holding Company and Ameritas Mutual Holding Company (previously named UNIFI Mutual Holding Company), where she had served as Executive Vice President and Chief Financial Officer for more than the last five years, and currently serves as Chief Executive Officer of Ameritas Mutual Holding Company. Ms. Martin has served as an officer of Ameritas and/or its affiliates since 1988. Ms. Martin also serves as a director of Ameritas Mutual Holding Company and/or its affiliates.

Barbara J. Mowry has served as a director of the Company since May 2014. Ms. Mowry founded, and is currently the Chief Executive Officer of, GoreCreek Advisors, a management consulting firm. Prior to founding GoreCreek Advisors, Ms. Mowry served as Senior Vice President - Data Integration of Oracle Corporation, an industry leading software, hardware and services company, from January 2010 through March 2011, and as President and Chief Executive Officer of Silver Creek Systems, Inc., a data quality solutions software company, from January 2003 to December 2009. Ms. Mowry served as a director of Axion Health (from 2012 to 2014) and the Federal Reserve Bank of Kansas City (from 2012 to 2014) where she was Chair of the Board from 2013 to 2014. Ms. Mowry also serves as a director of IMA Financial Group (since May 2017), a privately held diversified financial services company, and as a director of several not-for-profit organizations, including the Kauffman Foundation (since 2013), the University of Minnesota Executive Committee, Carlson School of Management and the Board of Overseers (since 2004), and the National Association of Corporate Directors Colorado Chapter where she is a Leadership Fellow. Ms. Mowry previously served as a director of Gaiam, Inc. (from 1999 to 2013), Real Goods Solar, Inc. (from 2008 to 2013) and the Denver Branch of the Federal Reserve Bank of Kansas City (from 2008 to 2011).

John N. Nunnelly has served as a director of the Company since December 1997. Mr. Nunnelly is a retired Group President from McKesson Corporation, a leader in pharmaceutical distribution and healthcare information technology. During his 28-year career at McKesson, Mr. Nunnelly served in a variety of other positions including, Vice President of Strategic Planning and Business Development, Vice President and General Manager of the Amherst Product Group and Vice President of Sales-Decision Support. These responsibilities included leading several business units, including one with over $360 million in annual revenue. In addition, he was involved in managing a number of mergers and acquisitions. Mr. Nunnelly also serves as an adjunct professor at the University of Massachusetts, School of Nursing, advising students and faculty on matters pertaining to healthcare information technology.

There are no family relationships between any of the directors or executive officers of the Company.

Each director and executive officer is a United States citizen. Neither the Company, nor, to our knowledge, any of the directors or executive officers, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Our executive officers, directors and the Hays Trusts, collectively, intend to vote for the Proposed Recapitalization and the New Amended and Restated Articles and recommend to the other shareholders of the Company that they support the Proposed Recapitalization and the New Amended and Restated Articles for the reasons set forth in this proxy statement, including under the section entitled “Special Factors—Reasons for the Proposed Recapitalization.” Accordingly, we expect the Proposed Recapitalization and the New Amended and Restated Articles to be approved.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s class A common stock and class B common stock as of the Record Date (i.e., March 9, 2018) by: (a) each of our directors and named executive officers; (b) all of the directors and executive officers as a group; and (c) each person or entity known to the Company to be the beneficial owner of more than 5% of either class of the Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. As of the Record Date, there were 20,970,575 shares of class A common stock and 3,540,857 shares of class B common stock outstanding.

	Shares Beneficially Owned
	Class A Common Stock			Class B Common Stock
Name of Beneficial Owner	Shares		%	Shares		%
Directors and Executive Officers(1)
Michael D. Hays (6)	229,267	(2)(4)	1.1%	4,451	(3)(5)	*
Steven D. Jackson	93,233	(4)	*	15,245	(5)	*
Kevin R. Karas	60,296	(4)	*	10,103	(5)	*
Donald M. Berwick	72,000	(4)	*	12,000	(5)	*
JoAnn M. Martin	391,276	(4)	1.8%	61,733	(5)	1.7%
Barbara J. Mowry	144,000	(4)	*	24,000	(5)	*
John N. Nunnelly	265,784	(4)	1.3%	45,900	(5)	1.3%
All directors, nominees and executive officers as a group (seven persons)	1,225,856	(4)	5.8%	173,432	(5)	4.7%

Other Holders
K/I/E/Trust Under Agreement 3/9/09 and Kent E. Endacott, as the Special Holdings Direction Advisor under this Trust (7)	5,626,167		26.8%	125,355		3.5%

Amandla MK Trust (i.e., the New Trust) and Patrick E. Beans, as the Special Holdings Direction Advisor under this Trust (8)	5,494,440		26.2%	1,884,205		53.2%

Conestoga Capital Advisors LLC (9)	421,931		2.0%	213,285		6.0%

Kayne Anderson Rudnick Investment Management LLC (10)	1,350,222		6.4%	0		*

_______________________

* Denotes less than 1%.

(1)	The address of all directors and officers is 1245 Q Street, Lincoln, Nebraska 68508.
(2)	Includes 139,045 shares of class A common stock held by Mr. Hays’ wife. Mr. Hays disclaims beneficial ownership of the shares held by his wife.
(3)	Includes 137 shares of class B common stock held by Mr. Hays’ wife. Mr. Hays disclaims beneficial ownership of the shares held by his wife.
(4)

Includes shares of class A common stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of the Record Date, as follows:  Dr. Berwick, 72,000 shares; Mr. Hays, 90,222 shares; Mr. Jackson, 0 shares; Mr. Karas, 46,491 shares; Ms. Martin, 216,000 shares; Mr. Nunnelly, 237,084 shares; Ms. Mowry, 144,000 shares; and all directors and executive officers as a group, 805,797 shares.

(5)

Includes shares of class B common stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of the Record Date, as follows:  Dr. Berwick, 12,000 shares; Mr. Hays, 4,314 shares; Mr. Jackson, 0 shares; Mr. Karas, 7,748 shares; Ms. Martin, 30,000 shares; Mr. Nunnelly, 42,000 shares; Ms. Mowry, 24,000 shares; and all directors and executive officers as a group, 120,062 shares.

(6)

In January and February 2018, Michael D. Hays gifted and/or transferred, for estate planning purposes, 5,261,410 shares of class A common stock and 1,884,205 shares of class B common stock indirectly to the New Trust.

(7)

The trustee of this Trust is Bessemer Trust Company of Delaware, N.A. and its address is 1007 N. Orange Street, Suite 1450, Wilmington, Delaware 19801. The address of the Special Holdings Direction Advisor for this Trust is c/o Woods & Aitken LLP, 301 South 13th Street, Suite 500, Lincoln, Nebraska 68508.

(8)

The trustee of this Trust is The Bryn Mawr Trust Company of Delaware and its address is 20 Montchanin Road, Suite 100, Greenvile, Delaware 19807. The address of the Special Holdings Direction Advisor for this Trust is 709 Pier 2, Lincoln, Nebraska 68528.

(9)

The number of shares owned set forth above in the table is as of or about September 30, 2017 as reported by Conestoga Capital Advisors LLC in its Form 13F filed with the Securities and Exchange Commission. The address for this shareholder is 550 E. Swedesford Rd. Suite 120 Wayne, Pennsylvania 19087. This shareholder reports sole dispositive power with respect to all of these shares, sole voting power over 420,206 of these class A common shares and 212,398 of these class B common shares and no voting power over the remaining shares.

(10)

The number of shares owned set forth above in the table is as of or about December 31, 2016 as reported by Kayne Anderson Rudnick Investment Management LLC in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067. This shareholder reports sole voting and dispositive power with respect to 303,508 of these shares and shared voting and dispositive power with respect to 1,046,714 of these shares.

LITIGATION REGARDING THE ORIGINAL TRANSACTION

Since the September 18, 2017 announcement of the Original Transaction, three purported class action and/or derivative complaints have been filed in state or federal courts by three individuals claiming to be shareholders of the Company. All of the complaints name as defendants the Company and the individual directors of the Company, and one of the complaints names the Michael and Karen Hays Grandchildren’s Trust as an additional defendant. Two of these lawsuits were filed in the United States District Court for the District of Nebraska— a putative class action lawsuit captioned Gennaro v. National Research Corporation, et al., C.A. No. 4:17-CV-00441 (November 15, 2017) and a putative class and derivative action lawsuit captioned Gerson v. Hays, et al., C.A. No. 4:17-CV-03152 (November 16, 2017). These lawsuits were consolidated by order of the federal court. A third lawsuit was filed the Circuit Court for Milwaukee County, Wisconsin—a putative class action lawsuit captioned Apfel v. Hays, et al., Case No. 30106 (December 1, 2017). The allegations in the Wisconsin lawsuit are very similar to those filed in Nebraska. Plaintiffs allege, among other things, that the defendants breached their fiduciary duties in connection with the allegedly unfair proposed transaction, at an allegedly unfair price, conducted in an allegedly unfair and conflicted process and in alleged violation of Wisconsin law and the Company’s Articles. One of the lawsuits also alleges the proposed transactions is a voidable “conflict of interest transaction” under Section 180.0831 of the Wisconsin statutes. The plaintiffs in these lawsuits seek, among other things, an injunction enjoining the defendants from consummating the Original Transaction, damages, equitable relief and an award of attorneys’ fees and costs of litigation. The Company believes that the allegations of the complaints are without merit and intends to defend these lawsuits vigorously. Despite the changes to the Original Transaction that culminated in the Proposed Recapitalization, the Company expects that these shareholders or other shareholders might assert similar claims regarding the Proposed Reorganization. The Company will defend any such lawsuits vigorously.

TRANSACTIONS WITH RELATED PERSONS

Except as otherwise disclosed in this section, there were no transactions during the past two years (1) between the Company, or any of the Company’s affiliates that are not natural persons, and Mr. Hays where the aggregate value of the transaction was more than one percent of the Company’s consolidated revenues, (2) between the Company and any of its executive officers, directors and/or affiliates where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000 or (3) between Mr. Hays and any of the Company’s other executive officers, directors and/or affiliates where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

Ms. Martin, a director of the Company, serves as President and Chief Executive Officer of Ameritas Life Insurance Corp. In connection with the Company’s regular assessment of its insurance-based associate benefits and the costs associated therewith, which is conducted by an independent insurance broker, in 2007 the Company began purchasing dental insurance for certain of its associates from Ameritas Life Insurance Corp. and, in 2009, the Company also began purchasing vision insurance for certain of its associates from Ameritas Life Insurance Corp. The total value of these purchases, which were conducted in arms’ length transactions and approved by the Audit Committee pursuant to our related person transaction policies and procedures, were $183,000 for the nine month period ended September 30, 2017, $232,000 in 2016 and $227,000 in 2015.

Mr. Hays, the founder, chief executive officer and director of the Company, is an owner of 14% of the equity interest of Nebraska Global Investment Company LLC (“Nebraska Global”). The Company, directly or indirectly through its former subsidiary Customer-Connect LLC, purchased certain services from Nebraska Global, primarily consisting of software development services. The total value of these purchases, which were conducted in arms’ length transactions and approved by the Audit Committee pursuant to our related person transaction policies and procedures, were $12,500 for the nine months ended September 30, 2017, $488,000 in 2016 and $440,000 in 2015.  In addition, in 2015 the Company purchased 25% of the equity units of Customer-Connect LLC, from Nebraska Global for approximately $1.7 million.

As described above, Mr. Hays personally incurred approximately $538,000 of fees and expenses in connection with exploring strategic alternatives for the Company, including the Original Transaction and the Proposed Recapitalization. These fees and expenses were attributable to the evaluation of alternatives and the sourcing and negotiating of financing for the alternatives, all of which would have been borne directly by the Company if they had not been advanced by Mr. Hays, and included approximately $182,000 for legal services, approximately $224,000 for advisory services (including the fee of Emory & Co. noted above) and approximately $132,000 for financial modeling services. Mr. Hays advanced these funds personally in order to maintain the confidentiality of the evaluation of such alternatives and allow our management team to maintain its focus on our business and operations. The Company reimbursed Mr. Hays following the review of these fees and expenses, and the unanimous approval of such reimbursement, by the Audit Committee.

During the nine months ended September 30, 2017, the Company acquired a cost method investment in convertible preferred stock of PracticingExcellence.com, Inc., a privately-held Delaware corporation (“PX”). Prior to the investment, the Company entered into an agreement with PX, under which the Company acts as a reseller of PX services (the “PX reseller agreement”). Additionally, the Company acquired content licenses from PX for content that the Company includes in certain of its subscription services. The total revenue earned from the PX reseller agreement was $454,000 in the nine-month period ended September 30, 2017 and $28,000 in 2016. There was no revenue earned during 2015. The total amount paid for licensed content from PX in the nine-month period ended September 30, 2017 was $250,000. There were no such purchases in 2016 and 2015.

AVAILABLE INFORMATION

The Company and Mr. Hays have filed the Schedule 13E-3 with the SEC in connection with the Proposed Recapitalization. As permitted by the rules and regulations of the SEC, this proxy statement does not contain all of the information set forth in the Schedule 13E-3. The Company is currently required to file reports and other information with the SEC under the Exchange Act. Copies of these reports and other information, including the Schedule 13E-3, are available at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. These filings can also be viewed at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it files with the SEC into this proxy statement. This permits the Company to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement. The following documents that the Company has filed with the SEC are incorporated by reference in this proxy statement:

●	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 3, 2017; and

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Please note that any forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 incorporated by reference herein are specifically excluded from the safe harbor for forward-looking statements provided by Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, for purposes of the Proposed Recapitalization.

If you are a beneficial owner of the Company’s Common Stock and would like a copy of any of the information incorporated by reference in this proxy statement (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into such information), the Company will provide it to you without charge. If you would like to receive any of this information, please call (402) 475-2525 or write the Company at Kevin R. Karas, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508.

FORWARD-LOOKING STATEMENTS

This proxy statement and other reports that the Company files with the SEC contain forward-looking statements about the Proposed Recapitalization and the Company’s business. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are based on management’s current expectations, and generally can be identified by the use of words such as “believes,” “contemplates,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “can,” “will,” “may,” and other similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

●	the completion of the Proposed Recapitalization;

●	the effects, including expected benefits and tax consequences, of the Proposed Recapitalization;

●	the estimated number of shares of class B common stock to receive the B Consideration;

●

the expected cost of the Proposed Recapitalization, including the estimated amount of the B Consideration and the estimated amount of the B Consideration to be paid to cash out the holders of options to purchase class B common stock and restricted shares of class B common stock;

●	any strategic transactions that the Company may explore in the future; and

●	the amount and terms of any indebtedness incurred in connection with the Proposed Recapitalization.

These forward-looking statements are subject to a number of risks and uncertainties, and future events and actual results could differ materially from those described in, contemplated by or underlying these forward-looking statements. These risks and uncertainties include, but are not limited to:

●	the occurrence of any event, change or other circumstance that could give rise to the delay or abandonment of the Proposed Recapitalization;

●	the outcome of any current or future legal proceedings relating to the Proposed Recapitalization; and

●	the amount of the costs, fees, expenses and charges that the Company incurs in connection with the Proposed Recapitalization.

For these reasons, you should not place undue reliance on any forward-looking statements included in this proxy statement. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events of circumstances, except as required by law.

Because the Proposed Recapitalization is technically a “going private” transaction within the meaning of Rule 13E-3 under the Exchange Act by reason of delisting and deregistering our class B common stock, the forward-looking statements contained in this proxy statement made in connection with the Proposed Recapitalization are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995, as amended, and Section 27A of the Securities Act. In addition, the forward-looking statements made in periodic reports incorporated by reference to this proxy statement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995, as amended, and Section 27A of the Securities Act.

MISCELLANEOUS

The Company does not currently intend to bring before the Special Meeting any matters other than those set forth herein. Pursuant to our By-Laws, no matters may be brought before the Special Meeting other than as set forth in the attached Notice of Special Meeting of Shareholders.

Expenses

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company. Such individuals will not be paid any additional compensation for such solicitation. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Please see the section entitled “Additional Information Regarding the Proposed Recapitalization—Source and Amount of Funds and Expenses” for a more detailed discussion of the estimated expenses of the Proposed Recapitalization.

Shareholder Proposals

Proposals that shareholders of the Company intend to present at and have included in the Company’s proxy statement for the 2018 annual meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), must have been received by the Company by the close of business on December 4, 2017. In addition, a shareholder who otherwise intends to present business at the 2018 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the second Wednesday in the month of April (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2018 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) prior to February 10, 2018, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2018 annual meeting. If the Board chooses to present such proposal at the 2018 annual meeting, then the persons named in proxies solicited by the Board for the 2018 annual meeting may exercise discretionary voting power with respect to such proposal.

Multiple Shareholders Sharing the Same Address

Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of this proxy statement, unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will promptly deliver a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of this proxy statement was delivered. For future deliveries of annual reports to shareholders and/or proxy statements, shareholders may also request that we deliver multiple copies at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the annual report to shareholders and/or proxy statement may also request delivery of a single copy. Shareholders may notify the Company of their requests by calling or writing Kevin R. Karas, Secretary, National Research Corporation, at (402) 475-2525 or 1245 Q Street, Lincoln, Nebraska 68508.

By Order of the Board of Directors
NATIONAL RESEARCH CORPORATION

Kevin R. Karas
Secretary

March 13, 2018

Appendix A

PROPOSED FORM OF
RECAPITALIZATION AMENDMENT

The second paragraph of Article 2 of the Amended and Restated Articles of Incorporation of National Research Corporation is hereby amended and replaced in its entirety as follows:

Upon this amendment to the Amended and Restated Articles of Incorporation becoming effective pursuant to the Wisconsin Business Corporation Law (the “Effective Time”), and without any further action on the part of the corporation or its shareholders, each share of the Class B Common Stock then issued and outstanding shall be automatically exchanged for one (1) fully-paid and nonassessable share of Class A Common Stock and $19.59 in cash, without interest. Notwithstanding anything in these Amended and Restated Articles of Incorporation to the contrary, including, without limitation, Sections B(1) and B(4) of this Article 2, the foregoing exchange may occur without a simultaneous exchange of the Class A Common Stock.

A-1

Appendix B

PROPOSED FORM OF
NEW AMENDED AND RESTATED
ARTICLES OF INCORPORATION

NOTE – Proposed deletions are shown as stricken through text and proposed additions are shown as double underscored text.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NATIONAL RESEARCH CORPORATION

(Effective ~~May 22~~         , ~~2013~~2018)

Pursuant to Section 180.1007 of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, these amended and restated articles of incorporation of the corporation (the “corporation”), which corporation is organized under Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing articles of incorporation of the corporation and any and all amendments thereto:

Article 1

The name of the corporation is National Research Corporation.

Article 2

The aggregate number of shares which the corporation shall have the authority to issue shall be ~~One Hundred Forty-Two~~Sixty-Two Million (~~142,000,000~~62,000,000) shares, consisting of: (i) Sixty Million (60,000,000) shares of a class designated as “~~Class A Common Stock,” with a par value of $.001 per share; (ii) Eighty Million (80,000,000) shares of a class designated as “Class B~~ Common Stock,” with a par value of $.001 per share; and (~~iii~~ii) Two Million (2,000,000) shares of a class designated as “Preferred Stock,” with a par value of $.01 per share. ~~The Class A Common Stock and the Class B Common Stock are hereinafter sometimes referred to collectively as the “Common Stock.”~~

~~Upon these Amended and Restated Articles of Incorporation becoming effective pursuant to the Wisconsin Business Corporation Law (the “Effective Time”), and without any further action on the part of the corporation or its shareholders, each share of the corporation’s common stock, par value of $.001 per share, issued and outstanding or held by the corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be reclassified, changed and converted into one-half (1/2) of one fully paid and nonassessable shares of Class B Common Stock, and certificates or “book-entry” entries previously representing shares of Old Common Stock shall be deemed to represent a like number of shares of Class B Common Stock into which such Old Common Stock shall have been reclassified, changed and converted pursuant to these Amended and Restated Articles of Incorporation. Notwithstanding the foregoing, no fractional shares of Class B Common Stock shall be issued, and any shareholder who would otherwise be entitled to receive a fraction of a share of Class B Common Stock shall, in lieu of receiving such fractional share, be entitled to receive a cash payment equal to such fraction multiplied by the fair value of a share of Class B Common Stock as of the Effective Time, as determined in good faith by the Board of Directors of the corporation (which determination shall be final and binding on the corporation and each holder of Common Stock).~~

The designation, relative rights, preferences and limitations of the shares of each class and the authority of the Board of Directors of the corporation to establish and to designate series of Preferred Stock and to fix variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.

A.     Preferred Stock.

(1)    Series and Variations Between Series. The Board of Directors of the corporation is authorized, to the full extent permitted under the Wisconsin Business Corporation Law and the provisions of this Section A, to provide for the issuance of the Preferred Stock in series, each of such series to be distinctively designated, and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the corporation consistent with the provisions of this Article 2.

(2)     Dividends. Before any dividends shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series. The holders of shares of Preferred Stock shall have no rights to participate with the holders of shares of Common Stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such Preferred Stock.

(3)     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the corporation in money or money’s worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of Common Stock. The holders of Preferred Stock shall have no rights to participate with the holders of Common Stock in the assets of the corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such Preferred Stock.

(4)     Voting Rights. The holders of Preferred Stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this Section A or are provided, to the extent applicable, by the Wisconsin Business Corporation Law.

B.      Common Stock.

~~(1) Equal Status. Except as expressly provided in this Article 2, the Class A Common Stock and the Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including the following: if there should be any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of the corporation, the holders of the Class A Common Stock and the holders of Class B Common Stock shall receive the property, shares of stock, other securities or rights or other assets as would be issuable or payable upon such distribution, merger, consolidation, purchase or acquisition of such property or stock, asset transfer, division, share exchange, recapitalization or reorganization in proportion to the number of shares held by them, respectively, without regard to class.~~

(1)      ~~(2)~~ Voting Rights. Except as otherwise provided by the Wisconsin Business Corporation Law, and except as may be determined by the Board of Directors with respect to Preferred Stock pursuant to Section A of this Article 2, only the holders of Common Stock shall be entitled to vote for the election of directors of the corporation and for all other corporate purposes. ~~Voting power shall be divided between the Class A~~Upon any such vote the holders of Common Stock ~~and the Class B Common Stock as follows:~~shall, except as otherwise provided by ~~the Wisconsin Business Corporation Law, the holders of Class A Common Stock and Class B Common Stock shall in all matters vote together as a single class, provided that the holders of Class A Common Stock shall have one-one-hundredth (1/100th) of one vote per share and the holders of Class B Common Stock shall have one vote per share.~~law, be entitled to one vote for each share of Common Stock held by them respectively.

~~(3) Dividends.~~

(2)      ~~(i)~~ Dividends. Subject to the provisions of this Article 2, the Board of Directors of the corporation may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends or other distributions on the Common Stock. ~~Other than share distributions (as defined in and which are governed by Section B(3)(ii) of this Article 2) and liquidation rights (which are governed by Section B(5) of this Article 2), no dividend or other distribution shall be declared or paid on the Class B Common Stock unless a dividend is simultaneously declared and paid on the Class A Common Stock in an amount per share equal to one-sixth (1/6th) of the amount per share declared and paid on the Class B Common Stock; and no dividend or other distribution shall be declared or paid on the Class A Common Stock unless a dividend is simultaneously declared and paid on the Class B Common Stock in an amount per share equal to six (6) times the amount per share declared and paid on the Class A Common Stock.~~

~~(ii) All shares of each class of Common Stock shall share equally on a per share basis in all dividends or other distributions payable in shares of Common Stock or any other securities of the corporation (including, without limitation, rights to purchase securities of the corporation) or of any other person (collectively, a “share distribution”). Share distributions may be declared and paid only as follows, and share distributions declared and paid as follows shall be deemed to be equal distributions for purposes of this Section B(3)(ii) of this Article 2:~~

~~(a) Shares of one class of Common Stock (the “first class”) may be distributed on shares of that class, provided that there is declared and paid a simultaneous distribution of shares of the other class of Common Stock (the “second class”) to the holders of the second class, where such simultaneous distribution shall consist of a number of shares of the second class equal on a per share basis to the number of shares of the first class which are distributed to holders of the first class.~~

~~(b) Notwithstanding Section B(3)(ii)(a) of this Article 2 and subject to any limitations of the Wisconsin Business Corporation Law or as set forth herein, shares of the first class may be distributed on shares of the second class, provided that there is declared and paid a simultaneous distribution of shares of the first class to holders of shares of the first class, which simultaneous distribution shall consist of a number of shares of the first class equal on a per share basis to the number of shares of the first class which are distributed to holders of the second class.~~

~~(c) A share distribution consisting of shares of any class or series of securities of the corporation or any other person other than Class A Common Stock or Class B Common Stock (and other than securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock or Class B Common Stock), on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and, on an equal per share basis, one class or series of securities to holders of shares of Class B Common Stock; provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible or for which they are exchangeable or which they evidence the right to purchase) do not differ in any respect other than their relative voting and dividend rights (which must be in proportion to the one to one-one-hundredth (1/100th) of one voting right and one to one-sixth (1/6th) dividend right provided for the Class B Common Stock and Class A Common Stock, respectively, in this Article 2) and any related differences in designation, conversion and share distribution provisions.~~

~~(4) Limits on Reclassification, Subdivision or Combination. No class of Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each outstanding class of Common Stock.~~

(3)      ~~(5)~~ Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of Preferred Stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding shares of ~~Class A Common Stock and Class B~~ Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the corporation available for distribution to the holders of Common Stock.

~~(6) Conversion. Except as provided in this Section B(6) of this Article 2, neither the Class A Common Stock nor the Class B Common Stock shall be convertible into the other class of Common Stock.~~

~~(i) All outstanding shares of Class A Common Stock may be converted into shares of Class B Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of any statute, law, regulation, court order, legal process or rule or rule interpretation of a national securities exchange, either the Class A Common Stock or Class B Common Stock is, or both are, excluded from, or the Board of Directors determines that either the Class A Common Stock or Class B Common Stock is, or both are, subject to exclusion from, listing on the Nasdaq Stock Market or, if such shares are listed on another national securities exchange, from trading on the principal national securities exchange on which such securities are traded. In making such determination, the Board of Directors may conclusively rely on any information or documentation available to it, including filings made with the Securities and Exchange Commission, any national securities exchange, stock market or any other governmental or regulatory agency or any written instrument purporting to be authentic.~~

~~(ii) In the event of any such conversion of the Class A Common Stock, certificates or “book entry” entries which formerly represented outstanding shares of Class A Common Stock will thereupon and thereafter be deemed to represent a like number of shares of Class B Common Stock and all shares of Common Stock authorized by these Amended and Restated Articles of Incorporation shall be deemed to be shares of Class B Common Stock.~~

~~(7) No Fractional Shares. No fractional shares of Common Stock shall be issued in connection with any share distribution, stock split, reclassification, subdivision, combination or conversion of the Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors (which determination shall be final and binding on the corporation and each holder of Common Stock).~~

~~(8) Reserved Shares. The corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion, such number of shares of Class B Common Stock as shall be issuable upon the conversion of all of such then outstanding shares of Class A Common Stock pursuant to Section B(6)(i) of this Article 2; provided, however, that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class A Common Stock by delivering purchased shares of Class B Common Stock that are then being held as treasury stock. If any shares of Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any Federal or state securities law before being issued upon conversion, the corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Common Stock is then listed at the time of such delivery.~~

C.     Preemptive Rights. No holder of shares of any class of capital stock of the corporation shall have any preferential or preemptive right to acquire unissued shares of capital stock of the corporation or securities convertible into such shares or conveying a right to subscribe for or acquire shares.

Article 3

A.     General Powers, Number, Classification and Tenure of Directors. The general powers, number, classification, tenure and qualifications of the directors of the corporation shall be as set forth in Sections 3.01 and 3.02 of Article III of the By-Laws of the corporation (and as such Sections shall exist from time to time). Such Sections 3.01 and 3.02 of the By-Laws, or any provision thereof, may only be amended, altered, changed or repealed by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal Sections 3.01 and 3.02 of the By-Laws, or any provision thereof, without a vote of the shareholders. As used herein, the term “Requisite Vote” shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director, but in no case more than all of the directors then in office.

B.     Removal of Directors. Any director may be removed from office, but only for Cause (as hereinafter defined) by the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of stock of the voting group of shareholders that elected the director to be removed; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by a majority vote of such outstanding shares. As used herein, “Cause” shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the corporation in a matter which has a material adverse effect on the business of the corporation and such adjudication is no longer subject to direct appeal.

C.     Vacancies. Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors; provided, however, that if the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group shall fill the vacancy. For purposes of this Article 3, a director elected by directors to fill a vacant office pursuant to this Section C shall be deemed to be a director elected by the same voting group of shareholders that elected the director(s) who voted to fill the vacancy. Any director elected pursuant to this Section C shall serve until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

D.     Amendments.

(1)    Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, the provisions of this Article 3 may be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.

(2)    Notwithstanding the foregoing and any provisions in the By-Laws of the corporation, whenever the holders of any one or more series of Preferred Stock issued by the corporation pursuant to Article 2 hereof shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.

Article 4

The name and address of the corporation’s initial director is:

Michael D. Hays                                             1033 “O” Street

Lincoln, Nebraska 68508

Article 5

The By-Laws of the corporation may limit the authority of the shareholders of the corporation to call a special meeting of shareholders to the fullest extent permitted by the Wisconsin Business Corporation Law.

Article 6

The address of the corporation’s initial registered office is 777 East Wisconsin Avenue, Suite 3800, Milwaukee, Wisconsin 53202-5367. The name of the corporation’s initial registered agent at such address is F&L Corp., a Wisconsin corporation.

Article 7

The name and address of the sole incorporator of the corporation is Russell E. Ryba, Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367.

Article 8

These Amended and Restated Articles of Incorporation may be amended solely as authorized herein and by law at the time of amendment.

Article 9

A.     Business Combinations Within Three Years of the Stock Acquisition Date.

In addition to any affirmative vote otherwise required by law, the By-Laws of the corporation, these Amended and Restated Articles of Incorporation or the terms of any series of Preferred Stock, and except as otherwise expressly provided in Section C of this Article 9, the corporation may not engage in a Business Combination (as hereinafter defined) with an Interested Shareholder (as hereinafter defined) for three (3) years after the Interested Shareholder’s Stock Acquisition Date (as hereinafter defined) unless the Board of Directors of the corporation has approved by resolution, before the Interested Shareholder’s Stock Acquisition Date, that Business Combination or the purchase of Stock (as hereinafter defined) made by the Interested Shareholder on that Stock Acquisition Date.

B.     Business Combinations More Than Three Years After the Stock Acquisition Date.

Except as otherwise expressly provided in Section C of this Article 9, at any time after the three-year period described in Section A of this Article 9, the corporation may engage in a Business Combination with an Interested Shareholder but only if, in addition to any affirmative vote otherwise required by law, the By-Laws of the corporation, these Amended and Restated Articles of Incorporation or the terms of any series of Preferred Stock, any of the following conditions is satisfied:

(1)   The Board of Directors of the corporation has approved, before the Interested Shareholder’s Stock Acquisition Date, the purchase of Stock made by the Interested Shareholder on that Stock Acquisition Date.

(2)     The Business Combination is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock (as hereinafter defined) not beneficially owned by the Interested Shareholder at a meeting called for that purpose.

(3)     The Business Combination meets all of the following conditions:

(i)      Holders of all outstanding shares of Stock of the corporation not beneficially owned by the Interested Shareholder are each entitled to receive per share an aggregate amount of cash and the market value, as of the Consummation Date (as hereinafter defined), of noncash consideration at least equal to the higher of the following:

(a)     The highest of: the market value per share on the Announcement Date (as hereinafter defined) with respect to the Business Combination, the market value per share on the Interested Shareholder’s Stock Acquisition Date, the highest price per share paid by the Interested Shareholder, including brokerage commissions, transfer taxes and soliciting dealers’ fees, for shares of the same class or series within the three (3) years immediately before and including the Announcement Date of the Business Combination or the highest price per share paid by the Interested Shareholder, including brokerage commissions, transfer taxes and soliciting dealers’ fees, for shares of the same class or series within the three (3) years immediately before and including the Interested Shareholder’s Stock Acquisition Date; plus, in each case, interest compounded annually from the earliest date on which that highest per share acquisition price was paid or the per share market value was determined, through the Consummation Date, at the rate for one-year U.S. Treasury obligations from time to time in effect; less the aggregate amount of any cash and the market value, as of the dividend payment date, of any noncash dividends paid per share since that date, up to the amount of that increase.

(b)     The highest preferential amount per share, if any, to which the holders of shares of that class or series of Stock are entitled upon the voluntary or involuntary liquidation of the corporation, plus the aggregate amount of dividends declared or due which those holders are entitled to before payment of dividends on another class or series of Stock, unless the aggregate amount of those dividends is included in the preferential amount.

(ii)     The form of consideration to be received by holders of each particular class or series of outstanding Stock in the Business Combination is in cash or, if the Interested Shareholder holds previously acquired shares of that class or series, the same form as the Interested Shareholder previously used to acquire the largest number of shares of that class or series.

C.      Excluded Transactions.

The provisions of this Article 9 shall not apply to any of the following:

(1)     A Business Combination of the corporation with an Interested Shareholder if the corporation did not have a class of Voting Stock registered or traded on a national securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on the Interested Shareholder’s Stock Acquisition Date.

(2)      A Business Combination of the corporation with an Interested Shareholder which became an Interested Shareholder inadvertently, if the Interested Shareholder satisfies both of the following:

(i)      As soon as practicable divests itself of a sufficient amount of the Voting Stock of the corporation so that the Interested Shareholder is no longer the beneficial owner of at least 10% of the voting power of the outstanding Voting Stock of the corporation, or a Subsidiary of the corporation (as hereinafter defined).

(ii)     Would not at any time within the three (3) years before the Announcement Date with respect to the Business Combination in question have been an Interested Shareholder except for the inadvertent acquisition.

D.      Definitions.

For the purposes of this Article 9:

(1)     “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified person.

(2)     “Announcement Date” shall mean the date of the first public announcement of a final, definitive proposal for a Business Combination.

(3)     “Associate” of a person shall mean any of the following:

(i)      A corporation or organization of which the person is an officer, director or partner or is the beneficial owner of at least 10% of any class of Voting Stock.

(ii)     A trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity.

(iii)    Individually, or with or through any of the person’s Affiliates or Associates, directly or indirectly has the right to vote the Stock pursuant to a written or unwritten agreement, arrangement or understanding, except that a person is not the Beneficial Owner of Stock under this subsection if the agreement, arrangement or understanding to vote that Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made in accordance with the applicable regulations under the Exchange Act and is not reportable under the report required under 17 CFR 240.13d-1(1)(a) or a comparable or successor report.

(iv)     Has a written or unwritten agreement, arrangement or understanding with another person that is directly or indirectly a Beneficial Owner, or whose Affiliates or Associates are direct or indirect Beneficial Owners, of the Stock, if the agreement, arrangement or understanding is for the purpose of acquiring, holding, disposing of or voting the Stock, unless the voting is pursuant to a revocable proxy or consent described in subsection (iii) above.

Notwithstanding the foregoing, a person is not the direct or indirect Beneficial Owner of Stock tendered pursuant to a tender or exchange offer which is made by that person or an Affiliate or Associate of that person until the tendered Stock is accepted for purchase or exchange.

(4)     “Business Combination” means any of the following:

(i)      A merger or share exchange of the corporation or any Subsidiary of the corporation with any of the following:

(a)     An Interested Shareholder.

(b)     A corporation, whether or not it is an Interested Shareholder, which is, or after a merger or share exchange would be, an Affiliate or Associate of an Interested Shareholder.

(ii)     A sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder of assets of the corporation or a Subsidiary of the corporation if those assets meet any of the following conditions:

(a)     Have an aggregate market value equal to at least 5% of the aggregate market value of all the assets, determined on a consolidated basis, of the corporation.

(b)     Have an aggregate market value equal to at least 5% of the aggregate market value of all the outstanding Stock of the corporation.

(c)     Represent at least 10% of the earning power or income, determined on a consolidated basis, of the corporation.

(iii)    The issuance or transfer by the corporation or a Subsidiary of the corporation, in one transaction or a series of transactions, of any Stock of the corporation or a Subsidiary of the corporation if all of the following conditions are satisfied:

(a)     The stock has an aggregate market value equal to at least 5% of the aggregate market value of all of the outstanding Stock of the corporation.

(b)     The Stock is issued or transferred to an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, except for Stock of the corporation or such Subsidiary issued or transferred pursuant to the exercise of warrants, rights or options to purchase such Stock offered, or a dividend paid, or distribution made, proportionately to all holders of Stock of the corporation.

(iv)     The adoption of a plan or proposal for the liquidation or dissolution of the corporation which is proposed by, on behalf of, or pursuant to a written or unwritten agreement, arrangement or understanding with, an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder.

(v)      Any of the following, if the direct or indirect effect is to increase the proportionate share of the outstanding Stock of a class or series of securities convertible into Voting Stock of the corporation or a Subsidiary of the corporation beneficially owned by the Interested Shareholder of an Affiliate or Associate of the Interested Shareholder, unless the increase is the result of immaterial changes due to fractional share adjustment:

(a)     A reclassification of securities, including, without limitation, a stock split, stock dividend or other distribution of Stock in respect of Stock, or reverse stock split.

(b)     A recapitalization of the corporation.

(c)     A merger or share exchange of the corporation with a Subsidiary of the corporation.

(d)     Any other transaction, whether or not with, into or involving the Interested Shareholder, which is proposed by, on behalf of, or pursuant to a written or unwritten agreement, arrangement or understanding with, the Interested Shareholder or an Affiliate or Associate or the Interested Shareholder.

(vi)     Receipt by an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder of the direct or indirect benefit of a loan, advance, guarantee, pledge or other financial assistance or a tax credit or other tax advantage provided by or through the corporation or any Subsidiary of the corporation, unless the Interested Shareholder receives the benefit proportionately as a holder of Stock of the corporation.

(5)      “Consummation Date” means the date of consummation of a Business Combination.

(6)      “Control”, “controlled by” or “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, except as provided in the next sentence, by contract, or otherwise. “Control” of a corporation is not established for purposes of this Article 9 if a person, in good faith and not for the purpose of circumventing this Article 9, holds voting power as an agent, bank, broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group have control of the corporation. For purposes of this Article 9, a person’s beneficial ownership of at least 10% of the voting power of a corporation’s outstanding Voting Stock creates a presumption that the person has control of the corporation.

(7)      (i) “Interested Shareholder,” with respect to the corporation, means a person other than the corporation or a Subsidiary of the corporation that meets any of the following conditions:

(a)      Is the beneficial owner of at least 10% of the voting power of the outstanding Voting Stock of the corporation.

(b)      Is an Affiliate or Associate of the corporation and at any time within three (3) years immediately before the date in question was the beneficial owner of at least 10% of the voting power of the then outstanding Voting Stock of the corporation.

(ii)     For the purpose of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock of the corporation considered outstanding includes shares beneficially owned by the person but does not include any other unissued shares of Voting Stock of the corporation which may be issuable pursuant to an agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(8)     “Stock” means any of the following:

(i)      Shares, stock or similar security, certificate of interest, participation in a profit sharing agreement, voting trust certificate, or certificate of deposit for any of the items described herein.

(ii)     Security which is convertible, with or without consideration, into stock, or any warrant, call or other option or privilege of buying stock, or any other security carrying a right to acquire, subscribe to or purchase stock.

(9)     “Stock Acquisition Date”, with respect to any person, means the date that that person first becomes an Interested Shareholder of the corporation.

(10)    “Subsidiary of the corporation” shall mean any other corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the corporation.

(11)     “Voting Stock” means capital stock of a corporation entitled to vote generally in the election of directors.

E.        Determination of Market Value.

For purposes of this Article 9, the market value of Stock or other property other than cash or Stock is determined as follows:

(1)     In the case of Stock generally, by:

(i)     The highest closing sale price during the thirty (30) days immediately before the date in question of a share of that class or series of Stock on the composite tape for stocks listed on the New York Stock Exchange, or, if that class or series of Stock is not quoted on the composite tape or if that class or series of Stock is not listed on the New York Stock Exchange, on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended, or the Nasdaq National Market of The Nasdaq Stock Market, or any similar system then in use, on which that class or series of Stock is listed.

(ii)     If that class or series of Stock is not listed on an exchange or system described above, the highest closing bid quotation for a share of that class or series of Stock during the thirty (30) days immediately before the date in question on The Nasdaq Stock Market, or any similar system then in use.

(2)     In the case of property other than cash or Stock (except for Stock not traded as provided above), the fair market value of the property or Stock on the date in question as determined in good faith by the Board of Directors of the corporation.

F.       Fiduciary Obligations.

Nothing contained in this Article 9 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

G.     Amendment.

Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or any provision of law that might permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by the Wisconsin Business Corporation Law, these Amended and Restated Articles of Incorporation or the terms of any series of Preferred Stock, the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding Voting Shares, voting as a single class, shall be required to amend, alter, change, repeal, or adopt any provision inconsistent with this Article 9.

Article 10

Sections 180.1130 to 180.1134 and 180.1150 of the Wisconsin Business Corporation Law as in effect on the date hereof, and as such Sections may be amended from time to time, shall apply to this corporation as if it were an “issuing public corporation” subject to such Sections. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, the provisions of this Article 10 may be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.

PROXY

▼PLEASE SIGN, DATE AND RETURN USING THE ENVELOPE PROVIDED▼

NATIONAL RESEARCH CORPORATION

D/B/A NRC HEALTH

SPECIAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael D. Hays and Kevin R. Karas, and each of them, as Proxies with the power of substitution (to act jointly or if only one acts then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of class A common stock and/or class B common stock of National Research Corporation held of record by the undersigned on March 9, 2018, at the Special Meeting of Shareholders to be held on April 16, 2018, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the Proposed Recapitalization and “FOR” the New Amended and Restated Articles. THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSED RECAPITALIZATION AND “FOR” the NEW AMENDED AND RESTATED ARTICLES. Although the Proposed Recapitalization and the New Amended and Restated Articles are being voted on separately, neither will be implemented unless both are approved.

1.	APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A RECAPITALIZATION OF THE COMPANY PURSUANT TO WHICH EACH SHARE OF THE COMPANY’S CLASS B COMMON STOCK WILL BE EXCHANGED FOR ONE SHARE OF THE COMPANY’S CLASS A COMMON STOCK PLUS $19.59 IN CASH, WITHOUT INTEREST, and waive the application to such EXCHANGE of any provision in THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION to the contrary, including, without limitation, Sections b(1) and B(4) of Article 2:

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, IMMEDIATELY FOLLOWING THE PROPOSED RECAPITALIZATION, TO (a) ELIMINATE ALL REFERENCES TO CLASS B COMMON STOCK, (b) RECLASSIFY EACH SHARE OF CLASS A COMMON STOCK AS A SHARE OF THE COMPANY’S COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE “NEW COMMON STOCK”), (c) PROVIDE THAT EACH SHARE OF NEW COMMON STOCK HAS ONE VOTE PER SHARE AND (d) CLEAN UP ALL OTHER PROVISIONS OF THE ARTICLES TO REFLECT A SINGLE CLASS OF NEW COMMON STOCK AFTER THE PROPOSED RECAPITALIZATION:

☐ FOR	☐ AGAINST	☐ ABSTAIN

Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Check appropriate box indicating changes below: Address Change? ☐ Name Change? ☐	Date __________________, 2018 NO. OF SHARES __________
☐ Please check this box if you plan to attend the Special Meeting. Number of persons attending: _____.	__________________________________________________ (Registered Owner) __________________________________________________ (Registered Owner if held jointly)

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.